UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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NU SKIN ENTERPRISES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS OF NU SKIN ENTERPRISES, INC.

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Annual Meeting”) of Nu Skin Enterprises, Inc., a Delaware corporation, will be held at 11:00 a.m., Mountain Daylight Time, on May 28, 2026, at our corporate offices, 75 West Center Street, Provo, Utah 84601.

At the Annual Meeting, you will be asked to consider and vote on the following matters, which are more fully described in the proxy statement:

1.	To elect the nine directors named in the attached proxy statement;

2.	To hold an advisory vote to approve our executive compensation;

3.	To approve our Amended and Restated 2024 Omnibus Incentive Plan;

4.	To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2026; and

5.	To transact such other business as may properly come before the Annual Meeting.

The Board of Directors has fixed the close of business on March 31, 2026 as the record date for determining the stockholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.

You are cordially invited to attend the Annual Meeting in person. However, to ensure your representation at the Annual Meeting, please mark, sign, date and return the accompanying proxy card as promptly as possible in the enclosed postage-paid envelope, or use the internet or telephone methods that are described on the proxy card. If you attend the Annual Meeting, you may, if you wish, withdraw your proxy and vote at the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on May 28, 2026: The proxy statement and annual report to stockholders are available at materials.proxyvote.com/67018T.

By Order of the Board of Directors,

STEVEN J. LUND
Chairman of the Board
Provo, Utah April 3, 2026

PROXY SUMMARY

The following summary provides quick information for purposes of Nu Skin’s 2026 Annual Meeting. It does not contain all of the information provided elsewhere in the proxy statement; therefore, you should read the entire proxy statement carefully before voting. This proxy statement and form of proxy are first being sent or given to our stockholders on or about April 15, 2026.

ANNUAL MEETING INFORMATION

Date:	May 28, 2026
Time:	11:00 a.m., Mountain Daylight Time
Location:	Nu Skin Corporate Offices, 75 West Center Street, Provo, Utah 84601
Record date:	March 31, 2026

PROPOSALS

Proposal		Board Recommendation	More Information
1.	Election of the nine directors named in this proxy statement	For each director nominee	Page 3
2.	Approval of our executive compensation*	For	Page 51
3.	Approval of our Amended and Restated 2024 Omnibus Incentive Plan	For	Page 53
4.	Ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2026*	For	Page 66

*	Advisory vote

CORPORATE GOVERNANCE AND COMPENSATION HIGHLIGHTS

See pages 8, 22 and 56.

BOARD COMPOSITION

Skills and Experience
Other public company board/exec. experience	•	•				•		•	•
Corporate finance/accounting/transactions		•				•	•	•	•
International experience/global operations		•	•	•		•	•	•	•
Industry experience—consumer goods and/or direct sales	•		•	•		•	•	•
Risk management		•				•		•
Sales/marketing	•		•	•	•	•
Online or digital sales	•			•	•		•
Strategic planning	•	•	•	•	•	•	•	•	•
Current Nu Skin Committee Service (C = Chair)
Audit Committee		•				•	•	C
Compensation and Human Capital Committee	C	•			•	•			•
Nominating and Corp. Governance Committee	•				C		•	•	•
Demographics
Diverse (Gender and/or Race/Ethnicity)— 33% diverse	•				•			•
Age	65	71	72	52	68	81	60	74	74
Other Characteristics
Independence	•	•			•	•	•	•	•
Tenure (years)	5	29	30	5	7	18	1	11	2

PROXY STATEMENT

SOLICITATION OF PROXIES

The accompanying proxy is solicited on behalf of the Board of Directors of Nu Skin Enterprises, Inc. (“Nu Skin,” “we,” “us,” or “the company”) for use at the Annual Meeting of Stockholders (the “Annual Meeting”) on May 28, 2026 at 11:00 a.m., Mountain Daylight Time, and at any adjournment or postponement thereof. The Annual Meeting will be held at our corporate offices, 75 West Center Street, Provo, Utah 84601.

At the Annual Meeting, you will be asked to consider and vote on the following matters, which are more fully described in this proxy statement:

1.	To elect the nine directors named in this proxy statement;

2.	To hold an advisory vote to approve our executive compensation;

3.	To approve our Amended and Restated 2024 Omnibus Incentive Plan;

4.	To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2026; and

5.	To transact such other business as may properly come before the Annual Meeting.

This proxy statement and form of proxy are first being sent or given to our stockholders on or about April 15, 2026.

We will bear the cost of solicitation of proxies. Expenses include reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation material regarding the Annual Meeting to registered and beneficial owners of our voting stock. Our regular employees may further solicit proxies by telephone, by mail, in person or by electronic communication and will not receive additional compensation for such solicitation. In addition, we have retained Alliance Advisors, LLC to assist in the solicitation of proxies for a fee of approximately $28,000.

VOTING PROVISIONS

Record Date; Shares Outstanding. Only stockholders of record at the close of business on March 31, 2026 are entitled to vote at the Annual Meeting. As of this record date, 49,176,734 shares of our Class A Common Stock were issued and outstanding. Each outstanding share of Class A Common Stock will be entitled to one vote on each matter submitted to a vote of the stockholders at the Annual Meeting.

How Proxies Will Be Voted. All shares represented by each properly executed, unrevoked proxy received in time for the Annual Meeting will be voted as directed by the stockholder. Each stockholder may appoint only one proxy holder or representative to attend the meeting on his or her behalf. In the absence of specific instructions, proxies will be voted in accordance with the Board of Directors’ recommendations “FOR” the election of each director nominee and “FOR” Proposals 2, 3 and 4. Although it is anticipated that each director nominee will be able to serve as a director, should any nominee become unavailable to serve, proxies will be voted for such other person or persons as may be designated by the Board of Directors. If any other matters properly come before the Annual Meeting, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place, the persons named in the accompanying proxy will vote on such matters in accordance with their best judgment.

Revocability of Proxy. Any proxy duly given pursuant to this solicitation may be revoked by the person or entity giving it at any time before it is voted by delivering a written notice of revocation to our Corporate Secretary, by executing a later-dated proxy and delivering it to our Corporate Secretary, or by voting at the Annual Meeting (be aware that attending the Annual Meeting, without voting, will not constitute a revocation of the proxy). If you hold shares through a broker, bank or other nominee, you must follow the instructions of your broker, bank or other nominee to change or revoke your voting instructions.

Attending and Voting at the Annual Meeting. If you are a stockholder of our company, you are invited to attend the Annual Meeting in person at our corporate offices on the date and time indicated above. Directions to our corporate offices may be obtained by calling (801) 345-1000. Please bring proof of your stock ownership. If you are a beneficial, or “street name,” holder of our common stock and you wish to vote in person at the Annual Meeting, you will additionally be required to present a legal proxy from your broker, bank or other nominee.

Quorum. In order to constitute a quorum for the conduct of business at the Annual Meeting, a majority of the issued and outstanding shares of the Class A Common Stock entitled to vote at the Annual Meeting must be represented, either in person or by proxy, at the Annual Meeting. Under Delaware law, shares represented by proxy that reflect abstentions or “broker non-votes” (which are shares held by a broker or nominee that are represented at the Annual Meeting, but with respect to which such broker or nominee is not permitted to vote on a particular proposal without instructions from the beneficial owner and instructions are not given) will be counted for purposes of determining the presence of a quorum. However, broker non-votes will not be voted on proposals on which your broker or other nominee does not have discretionary authority to vote under the rules of the New York Stock Exchange (the “NYSE”), including Proposals 1, 2 and 3.

Voting Standards and Effects. For a director nominee to be elected in Proposal 1, and for Proposals 2, 3 and 4 to be approved, such director nominee or proposal must receive more “for” votes than “against” votes. Shares not represented in person or by proxy at the Annual Meeting, abstentions and broker non-votes will have no effect on the determination of any of the proposals. Additional provisions applying to the matters to be acted upon at the Annual Meeting are as follows:

−
Proposal 1. Our Bylaws provide that an incumbent director shall be eligible for re-election only if she or he submits an irrevocable resignation that will be effective upon (i) such person failing to receive the required vote for re-election at the next annual meeting and (ii) Board acceptance of such resignation. Thus, an incumbent director’s previously submitted resignation may become effective if such director fails to receive the requisite vote at the meeting. Within 90 days after the date of the certification of the election results, the Board will determine whether to accept or reject the resignation or whether other action should be taken, and the Board will publicly disclose its decision.

−	Proposals 2 and 4. Proposals 2 and 4 are stockholder advisory votes and will not be binding on the Board of Directors.

PROPOSAL 1:
ELECTION OF DIRECTORS

Directors are elected at each annual meeting of stockholders and hold office until their successors are duly elected and qualified at the next annual meeting of stockholders or until their earlier death, resignation or removal. Our Bylaws provide that the Board of Directors will consist of a minimum of three and a maximum of fifteen directors, with the number being designated by the Board. The current number of authorized directors is nine.

Set forth below are the name, age as of April 1, 2026, business experience and other qualifications of each of our nine director nominees, listed in alphabetical order. Each nominee is a current director and was elected at our 2025 annual meeting of stockholders. We are not aware of any family relationships among any of our directors, director nominees or executive officers.

Emma S. Battle

Director since 2021	Compensation and Human Capital Committee (Chair) Nominating and Corporate Governance Committee

Emma S. Battle, 65, has served as the President and Chief Executive Officer of Market Vigor, LLC, a business services company focused on strategic consulting and digital and online marketing, since she founded the company in 2003. From 2015 to 2017, Ms. Battle was Vice President of Client Success at Windsor Circle, an e-commerce marketing company. Previously, she served in executive and senior marketing and sales roles at Three Ships Media, Red Hat, Art.com, 1 Sync and Sara Lee Branded Apparel (now known as Hanesbrands Inc.). Ms. Battle has served on the board of directors of Unifi, Inc., a global textile solutions provider listed on the NYSE, since 2021 and of Bassett Furniture Industries, Inc., a manufacturer and marketer of home furnishings listed on the Nasdaq Global Select Market, since 2020. From 2019 to 2020, she was on the board of directors of Primo Water Corporation, a provider of drinking water products that was listed on the Nasdaq Global Market until the company was acquired in 2020. Ms. Battle pursues continuing education through online classes and membership in professional organizations like Brentwood Advisory Group, and supports and collaborates with current and aspiring board directors through UNC’s Director Diversity Initiative, Onboard NC, Santa Clara University’s Black Corporate Board Readiness program and the Take Your Seat initiative. Ms. Battle also devotes time to charitable and civic causes; since 2017 she has served as an operations, strategy and marketing consultant to Higher Ed Works d/b/a Public Ed Works, a charitable organization that supports public education in North Carolina, and she also serves on the board of Elon University’s School of Business. She received a B.A. degree from Duke University and an M.B.A. degree from Harvard Business School.

Ms. Battle is a successful businessperson with an extensive background in digital and online marketing, marketing analytics, and business and marketing strategy, which is valuable to the Board as we continue to build our digital business. She also brings to the Board her perspective from working with other large corporations and on other public company boards. In addition, Ms. Battle’s experience managing and consulting with smaller, entrepreneurial businesses provides a valuable perspective in managing our business in a manner that is effective for our independent sales force. The Board also values Ms. Battle’s commitment to sustainability and social responsibility, which are two areas of focus for our company and many stockholders.

Daniel W. Campbell

Director since 1997	Lead Independent Director Audit Committee Compensation and Human Capital Committee

Daniel W. Campbell, 71, has been a Managing General Partner of EsNet, Ltd., a privately held investment company, since 1994. He served on the Utah State Board of Regents for Higher Education from 2010 to 2019, having served as its Vice Chair from 2012 to 2014 and as Chair from 2014 to 2018. From 1992 to 1994, Mr. Campbell was the Senior Vice President and Chief Financial Officer of WordPerfect Corporation, a software company, and prior to that was a partner of Price Waterhouse LLP. He received a B.S. degree from Brigham Young University.

Mr. Campbell is a recognized business leader with expertise in the areas of finance, accounting, transactions, corporate governance and management. He has served on the boards of several other private and public companies. In addition, through his experience as a partner of an international accounting firm, and later as Chief Financial Officer of a large technology company, Mr. Campbell has developed deep insight into the management, operations, finances and governance of public companies.

Steven J. Lund

Director since 1996 (includes three-year leave of absence)	Executive Chairman of the Board

Steven J. Lund, 72, has served as the Chairman of the Board since 2012. Mr. Lund previously served as Vice Chairman of the Board from 2006 to 2012. Mr. Lund served as President, Chief Executive Officer and a director of our company from 1996, when our company went public, until 2003, when he took a three-year leave of absence. Mr. Lund was one of our company’s founders. He is a trustee of the Force for Good Foundation, a charitable organization that our company established to help encourage and drive philanthropic efforts for our company, sales force and employees to enrich the lives of others. Mr. Lund worked as an attorney in private practice prior to joining our company as Vice President and General Counsel. He received a B.A. degree from Brigham Young University and a J.D. degree from Brigham Young University’s J. Reuben Clark Law School.

Mr. Lund brings to the Board over 35 years of company and industry knowledge and experience as a senior executive, including service as our General Counsel, Executive Vice President, and President and Chief Executive Officer. He played an integral role in managing our growth from start-up through his term as President and Chief Executive Officer. Mr. Lund also served on the Executive Board of the U.S. Direct Selling Association. A respected leader in his business, religious and civic communities, from 2020 to 2025 he served as a general officer of The Church of Jesus Christ of Latter-day Saints and on this Church’s Board of Education with oversight of its institutions of higher education, including Brigham Young University. He also previously served on the Utah State Board of Regents for Higher Education and as Chairman of the Board of Trustees of Utah Valley University.

Ryan S. Napierski

Director since 2021	President and Chief Executive Officer

Ryan S. Napierski, 52, has served as our company’s CEO since 2021 and as President since 2017. Previously, he served as President of Global Sales and Operations from 2015 to 2017. Prior to serving in that position, he served as both President of our North Asia region since 2014 and President of Nu Skin Japan since 2010. Mr. Napierski has fulfilled multiple leadership positions for Nu Skin since joining our company in 1995, including Vice President of Business Development for Nu Skin EMEA and General Manager of the United Kingdom. Mr. Napierski has a Bachelor’s degree in business, a Master of Business Administration degree from Duke University and a Master’s degree in international business from Goethe Universitat in Germany.

Mr. Napierski brings to the Board a strong expertise in direct sales, including through digital and social media platforms. Having served as our CEO, President, President of Global Sales and Operations, and in other management roles in our markets, Mr. Napierski also has a deep understanding of our business globally, including our sales force, products and product development, markets and compensation plans. Mr. Napierski’s leadership has been integral to the success of several of our key initiatives in recent years. Mr. Napierski is also recognized as a leader in the direct selling industry and has served in a variety of industry trade association leadership roles. For example, he is a past Chairman of the U.S. Direct Selling Association and the current Chairman of the Advocacy Committee for the World Federation of Direct Selling Associations.

Laura Nathanson

Director since 2019	Compensation and Human Capital Committee Nominating and Corporate Governance Committee (Chair)

Laura Nathanson, 68, retired from The Walt Disney Company in 2019 after 21 years of service in sales and advertising positions. From 2017 to 2019, she served as Executive Vice President of Revenue and Operations at Disney Advertising Sales, and from 2002 to 2017, she served as Executive Vice President of Sales and Marketing at ABC Family/Freeform. Prior to 2002, she served in various other sales and advertising positions with ABC Network Sales, Fox Broadcasting and various media agencies. She received a B.A. degree from Wesleyan University.

Ms. Nathanson is an experienced leader who brings to the Board her expertise in sales and advertising, as well as a strong customer focus that is built on a 40-year career in connecting with and communicating with customers. Business strategy is also one of Ms. Nathanson’s strengths; during her career, she has recognized and understood shifts in the business landscape, such as the rise of the millennial demographic and the trend toward digital advertising, and has quickly adapted to these shifts, enabling her companies to capitalize on them at an early stage. She also has experience in streamlining business processes and in promoting sales through digital and social media.

Thomas R. Pisano

Director since 2008	Audit Committee Compensation and Human Capital Committee

Thomas R. Pisano, 81, served as Chief Executive Officer and a director of Overseas Military Sales Corp. (“OMSC”), a marketer of motor vehicles, from 2005 until his retirement in 2010. From 1998 to 2004, he served as the Chief Operating Officer and a director of OMSC. From 1995 to 1997, he served as Vice President and Head of the International Division for The Topps Company, Inc., a sports publications and confectionery products company. Prior to that, he served in various positions, including Vice President of Global New Business Development, for Avon Products, Inc., a direct seller of personal care products, from 1969 to 1994. He received a B.S. from the Georgia Institute of Technology and an M.B.A. from Dartmouth College.

Mr. Pisano is an experienced senior executive who is an expert in the direct selling, personal care, beauty products and other consumer goods industries. During his 25-year career at Avon, he was responsible for global new business development, which included new geographic market openings and launching new product lines globally. He was also responsible for the operation of international businesses in Latin America, Europe and Asia. During his international business career at Avon, Topps and OMSC, he traveled to and conducted business in approximately 50 countries.

James M. Winett

Director since 2025	Compensation and Human Capital Committee Nominating and Corporate Governance Committee

James M. Winett, 60, is a managing member of SIZE Advisory Group LLC, a full-service business advisory firm that he co-founded in 2020, where he provides consulting services to companies in the growth and acceleration stage, venture-backed companies that need to extend their runway and chart their path to profitability, and large enterprises seeking to optimize their customers’ journey. From 2001 to 2023, Mr. Winett was a consultant at other firms that he founded, including DPAA Group, Inc., where he served as a managing member from 2014 to 2023. He began his career at Price Waterhouse LLP, where he served in both the Audit and Assurance Group and the Corporate Recovery and Business Turnaround Services Group. He received a B.S. degree in accountancy from the University of Illinois at Urbana-Champaign and an M.B.A. degree from Northwestern University’s Kellogg School of Management.

Mr. Winett’s many years of consulting experience and his expertise in strategic planning, operations and finance are an asset to our Board. Mr. Winett has guided numerous businesses and management teams through a variety of situations and challenges to help them to grow and to execute on business transformations. In addition, through his consulting services, he has assisted with many corporate transactions and financings, which, together with his experience in consulting small businesses and start-up companies, are a benefit to our Rhyz strategic investment arm.

Edwina D. Woodbury

Director since 2015	Audit Committee (Chair) Nominating and Corporate Governance Committee

Edwina D. Woodbury, 74, has over 20 years of experience in the direct selling and personal care products industries, having served at Avon Products, Inc. as Chief Financial and Administrative Officer and in other finance and operations positions from 1977 to 1998. From 1998 to 2015, Ms. Woodbury served as a member of the board of directors of RadioShack Corporation, a retail consumer electronics company. In addition, from 2005 to 2010, Ms. Woodbury served as a member of the board of directors of R.H. Donnelley Corporation, a publishing and marketing company, and from 2000 to 2005, she served as a director of Click Commerce, Inc., a research solutions company. Ms. Woodbury also served as President and Chief Executive Officer of The Chapel Hill Press, Inc., a publishing services company, from 1999 to 2023, and she served on the board of directors of the nonprofit Medical Foundation of North Carolina from 2009 to 2018. She received a B.S.B.A from the University of North Carolina.

Ms. Woodbury has extensive experience and understanding of our industry. While serving in various roles of increasing responsibility during her 21 years at Avon, she gained an in-depth understanding of the financial and internal control-related issues associated with global companies in our industry. She also brings to the Board valuable perspective from her service on other public company boards. While serving on the boards of Click Commerce, R.H. Donnelley and RadioShack, she (1) served on and chaired each board’s audit committee; (2) served on the compensation committee at R.H. Donnelley and chaired it at RadioShack; and (3) served on the nominating and governance committee at Click Commerce and RadioShack.

Mark A. Zorko

Director since 2024	Audit Committee Nominating and Corporate Governance Committee

Mark A. Zorko, 74, is a seasoned business professional who has served as a CFO, board member and audit committee chairman at several public and private companies during his career. He has worked as a consultant since 2013 and currently serves as an advisor to two early-stage entrepreneurial businesses. Since 2020, he has been the chairman of the board at Modern Mining Technology Corp., a privately held e-waste processing firm. His past board service includes Westell Technologies, Inc. (2017–2024), a provider of network infrastructure solutions that trades on the OTC markets (previously on Nasdaq), where he was the audit committee chairman and a member of the compensation committee, as well as other Nasdaq/OTC public companies where he served as a director prior to 2020. From 2017 to 2023, Mr. Zorko was president of Brentwood 401k, LLC, a firm that he founded to provide 401(k) plan advisory services to middle-market companies. Between 2006 and 2019, Mr. Zorko served as CFO or interim CFO at a variety of public companies listed on the New York Stock Exchange, OTC markets and London Stock Exchange AIM Market. From 2000 to 2010, he was a partner at Tatum CFO Partners, LLP, an executive services firm at which he served in financial leadership positions for several clients, and he previously worked in finance and accounting roles at Honeywell, Inc., Zenith Data Systems Corporation and Arthur Andersen & Co. Mr. Zorko served in the U.S. Marine Corps and currently is on the board of directors of Military Outreach USA. He holds a B.S.B.A. degree in accounting from The Ohio State University and an M.B.A. degree from the University of Minnesota. He is a certified public accountant, NACD Director Certified and Board Leadership Fellow, and in 2019 he earned NACD’s CERT Certificate in Cybersecurity Oversight. He currently serves on NACD’s Research Triangle Chapter Board.

Mr. Zorko brings many years of expertise in strategic planning, finance, accounting, international operations, mergers and acquisitions, information technology, audit oversight, and corporate governance. Our Board also believes his extensive executive experience and his service on other public company boards enable him to be an effective Board member. In addition, Mr. Zorko’s experience consulting with smaller, entrepreneurial businesses provides a valuable perspective in managing our business in a manner that is effective for our independent sales force. Finally, through his experience as a CFO and audit committee chairman at multiple public companies, Mr. Zorko has developed deep insight into the management, operations, finances and governance of public companies.

Each nominee was recommended by the Nominating and Corporate Governance Committee for election and has consented to being named in any proxy statement for the Annual Meeting and to serve if elected. Although we do not know of any reason for which any nominee might become unavailable to serve on the Board, if that should happen, the Board may designate a substitute nominee. Shares represented by proxies will be voted for any substitute nominee so designated.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” EACH OF THE NINE NOMINEES TO OUR BOARD OF DIRECTORS.

CORPORATE GOVERNANCE

Corporate Governance Highlights

Board of Directors Independence and Committee Structure

−	Separate Chairman of the Board and CEO. The positions of Chairman of the Board and CEO are filled by Mr. Lund and Mr. Napierski, respectively.

−	Lead Independent Director. Our independent directors have designated Mr. Campbell as Lead Independent Director.

−
Limitation on Management Directors. All of our current directors are independent of the company and management except for Mr. Lund, who is one of our company’s founders, and Mr. Napierski, our President and CEO.

−	Meetings of Independent Directors. All independent directors meet regularly in executive session. Mr. Campbell, the Lead Independent Director, chairs these sessions.

−	Independent Committees. Only independent directors serve on our Audit, Compensation and Human Capital, and Nominating and Corporate Governance Committees.

−	Annual Board and Committee Performance Evaluations. The performance of the Board and each Board committee is evaluated annually.

Election of Directors

−	Annual Election of Directors. All of our directors are elected annually; we do not have a staggered board.

−
Majority Voting in Uncontested Director Elections and Resignation Bylaw. Our Bylaws provide that director nominees must be elected by a majority of the votes cast in uncontested elections, and our Bylaws and Corporate Governance Guidelines include director resignation requirements to address the situation of a “holdover” director. For more information, see “Voting Provisions” and “Our Director Nomination Process.”

−	Mandatory Retirement Age. Our Board has adopted a mandatory retirement age of 77, which applies to any director who first joined our Board during or after 2023.

Stock-Related Matters

−
Equity Retention Requirements. We have equity retention requirements that apply to our directors and executive officers, designed to align directors’ and executive officers’ interests with those of stockholders. For a description of these requirements, see “Executive Compensation: Compensation Discussion and Analysis”—“Equity Retention Guidelines.”

−
Hedging Policy. Our directors and employees, including officers, are prohibited from engaging in any hedging transactions with respect to our securities, including through the use of short sales, put options and financial instruments such as prepaid variable forward contracts, equity swaps, collars and exchange funds. This prohibition applies regardless of whether the director’s or employee’s securities were granted as compensation and regardless of whether the director or employee holds the securities directly or indirectly.

−	Pledging Policy. Our directors and employees, including officers, are prohibited from pledging their securities in our company.

Director Independence

Our Corporate Governance Guidelines provide that at least 75% of our Board of Directors will consist of independent directors. The Board has determined that each of the current directors listed below is an “independent director” under the listing standards of the NYSE.

Emma S. Battle	Daniel W. Campbell	Laura Nathanson
Thomas R. Pisano	James M. Winett	Edwina D. Woodbury
Mark A. Zorko
In assessing the independence of our directors, in accordance with the NYSE listing standards, the Board determines whether or not any director has a material relationship with us, either directly or as a partner, stockholder or officer of an organization that has a relationship with us. The Board considers all relevant facts and circumstances in making independence determinations, including the existence and scope of any commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships. In addition, as described in our Corporate Governance Guidelines, the Board will not consider a director to be independent if either the director or any immediate family member of the director (1) has been employed by our company or any of our subsidiaries or affiliates within the last five calendar years; (2) has served as an interim officer of our company or any of our subsidiaries or affiliates within the last three years; (3) has a personal services contract with our company or any member of our senior management; or (4) is employed as an executive officer by a private or public company at which an executive officer of our company serves as a director.

Board Leadership Structure

We currently separate the roles of Chairman of the Board and CEO. However, the Board has not adopted a policy with regard to whether the same person should serve as both Chairman and CEO or, if the roles are separate, whether the Chairman should be selected from the non-employee directors or should be an employee. The Board believes it is most appropriate to retain the discretion and flexibility to make such determinations at any given point in time in the way that it believes best to provide appropriate leadership for the company at that time.

We have determined that our current separation of the roles of Chairman and CEO is appropriate given the differences in the roles and duties of the two positions and the individuals currently serving in these positions. The Board believes that separating these two positions (1) improves the ability of the Board to exercise its oversight role over management and provides multiple opportunities for discussion and evaluation of management decisions and the direction of the company; and (2) allows our CEO to focus on managing our day-to-day global business operations and on developing and implementing our business strategies and objectives. Both the current Chairman and the current CEO have long histories with our company, and the Board believes that its leadership structure makes the best use of their combined extensive knowledge of our company, industry and sales force.

The Board has created the Lead Independent Director position to provide independent leadership of the Board’s affairs on behalf of our stockholders. This position ensures that an established channel of communication for the independent directors is maintained; it serves to strengthen communications both among independent directors and between senior management and the Board. Our Corporate Governance Guidelines provide that the Lead Independent Director (i) is designated by the non-management directors; (ii) consults with the Chairman and the CEO regarding agenda items for Board meetings; (iii) chairs executive sessions of the Board’s independent directors; and (iv) performs such other duties as the Board deems appropriate.

From time to time, the Board may consider electing an independent Chair or combining the roles of Chair and CEO. Such a decision would consider the composition of the Board at that time, including Board members’ expertise, experience and qualifications, as well as any stockholder input or other factors deemed appropriate by the Board.

Risk Oversight

We face a broad array of risks as outlined in our Annual Report on Form 10-K, including operational, strategic, legal and regulatory, financial, and other risks. Our management is responsible for establishing and maintaining systems to manage these risks. The Board exercises oversight over our management’s enterprise risk management program. The Board administers this risk oversight function as a whole and through its committees.

Management-Level Risk Management. We have established a global enterprise risk management (“ERM”) program, which is led by our Vice President of Internal Audit and Risk Management (“VP of IA/RM”). Our Risk Council, which consists of our VP of IA/RM, CEO, CFO, General Counsel, President of Global Sales and other key members of our management, oversees and monitors the activities of our ERM program and reviews, on a regular basis, the top current and emerging enterprise risks we face, as well as relevant risk mitigation activities. The Risk Council considers the risks facing our company, including both short-term and long-term risks, and manages the risks according to their immediacy, potential impact, likelihood and other relevant factors. The VP of IA/RM and other members of our management, including owners of various risk areas, are consulted as part of our disclosure controls and procedures as we prepare our public disclosures about the material risks we face as a company.

Board and Committee Roles in Risk Oversight. The VP of IA/RM has a direct reporting relationship with our Audit Committee, which has responsibilities for risk oversight pursuant to its charter and NYSE listing standards. The VP of IA/RM meets with the Audit Committee annually to discuss our ERM program and processes and the Risk Council’s recommendations regarding which risks warrant Board-level oversight.

Our Board retains direct oversight responsibility for certain material risks that are fundamental to our business and strategy, such as regulatory risks associated with our sales compensation program and risks associated with our key strategic initiatives. For other risks, the Board administers its risk oversight function through the Audit Committee, Nominating and Corporate Governance Committee, and Compensation and Human Capital Committee. The committee charters include the following subject-matter parameters for risk oversight:

Audit Committee	Nominating and Corporate Governance Committee	Compensation and Human Capital Committee
− Major financial risk exposures − Operational risks related to information systems, information security and privacy − Public disclosure and investor-related risks	− Corporate governance risks − Operational risks not assigned to the Audit Committee − Reputational risks	− Compensation practices-related risks − Human resources risks

The committees, or the Board in the case of risks it determines to oversee directly, are responsible for overseeing and discussing with management our risk assessment and risk management programs and plans. In these discussions, applicable members of management report to the Board or applicable committee on our risks and the internal processes, practices and controls attendant to the risks. These reports are coordinated through the VP of IA/RM and generally occur annually or on a different cadence determined by the Board or committee. Following these reports by management, the Audit Committee periodically receives reports regarding the Nominating and Corporate Governance Committee’s and Compensation and Human Capital Committee’s risk-oversight efforts.

Cybersecurity and Privacy

Our Audit Committee oversees cyber and privacy-related risks and receives reports from our Chief Information Security Officer on these risks every quarter. Because the Board and management recognize the importance of maintaining the trust and confidence of our employees, sales force, customers, vendors and other business partners, we have established an Information Security and Privacy group that has responsibility for executing a program to protect our data. This group identifies, tracks and monitors risks in this area, and our cybersecurity program references the CIS Critical Security Controls and the NIST Cybersecurity Framework (CSF) to guide our organization’s risk identification and mitigation procedures. We also have implemented a training program: employees receive quarterly training, which is translated into multiple languages, and we also conduct unannounced phishing simulation exercises to help our employees remain vigilant against cybersecurity threats. For more information about our cybersecurity risk management, strategy and governance, see “Item 1C. Cybersecurity” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025.

Sustainability

Pursuant to its charter, our Nominating and Corporate Governance Committee oversees our sustainability initiatives, including social, climate and environmental matters. This committee reviews sustainability trends, discusses such trends with management and reviews our external sustainability reporting. Our senior management is also engaged in our sustainability initiatives, as we endeavor to integrate sustainability-related risks and opportunities into our business strategy and operations. Our sustainability team reports regularly to our senior management and at least annually to our Nominating and Corporate Governance Committee.

Focusing on three key areas—product, planet and people—some of our sustainability initiatives are as follows:

Product	−	We are committed to prioritizing responsible sourcing and transparency with the objective of developing products that harmonize the best of nature and science.

Product/Planet	−	We aim to continuously advance packaging circularity by optimizing designs and scaling material choices that reduce impact and increase reuse, renewability, recyclability and recycled content across our portfolio.

Planet	−	We aim to reduce our impact on the planet over time by improving data quality, strengthening accountability, and embedding lower-carbon choices into how we design, source and operate.

People	−	We are dedicated to empowering global communities by partnering with trusted organizations to deliver essential resources that create healthier and more resilient futures for children and families.

Our 2025 sustainability accomplishments include the following:

−	We avoided an estimated 19 metric tons of packaging waste by moving to sustainable packaging choices for our ageLOC Tru Face product line.

−	We continued to source all palm oil and palm oil-derived ingredients for personal care products from either the mass balance or book-and-claim models of the Roundtable on Sustainable Palm Oil.

−
Through the Nu Skin Force for Good Foundation’s partnership with Seacology, we helped build and/or improve four schools and contributed to the protection of approximately 23,900 acres of marine and terrestrial ecosystems.

−	Together with our affiliates, customers and employees, we purchased and donated more than 32 million meals for people in need through our Nourish the Children initiative.

Board of Directors Meetings

The Board of Directors held six meetings during 2025. Each director attended more than 75% of the total Board and respective committee meetings for the period in which they served during 2025. Although we encourage Board members to attend our annual meetings of stockholders, we do not have a formal policy regarding director attendance at annual stockholder meetings. Seven of our directors who were in office at the time of our 2025 annual meeting of stockholders attended that meeting.

Board Committees

We have standing Audit, Compensation and Human Capital, and Nominating and Corporate Governance Committees. Each member of the committees is independent within the meaning of the listing standards of the NYSE. In addition, the Audit Committee and the Compensation and Human Capital Committee are composed solely of directors who meet additional, heightened independence standards applicable to members of these committees under the NYSE listing standards and rules of the Securities and Exchange Commission (“SEC”).

The following table identifies the current membership of the committees and states the number of committee meetings held during 2025.

Director	Audit	Compensation and Human Capital	Nominating and Corporate Governance
Emma S. Battle		Chair	✔
Daniel W. Campbell	✔	✔
Laura Nathanson		✔	Chair
Thomas R. Pisano	✔	✔
James M. Winett(1)	✔		✔
Edwina Woodbury	Chair		✔
Mark A. Zorko(1)		✔	✔

2025 Meetings	9	7	4

(1)	Prior to an annual review of our committees’ membership in March 2026, Mr. Winett served on the Compensation and Human Capital Committee and Mr. Zorko served on the Audit Committee.

The Board has adopted a written charter for each of the committees, which are available in the “Governance” section of our Investor Relations website at ir.nuskin.com.

Audit Committee

The Audit Committee’s responsibilities include, among other things:

−	Selecting our independent auditor;

−	Overseeing the performance of our internal audit function and independent auditor;

−	Reviewing the activities and the reports of our independent auditor;

−	Approving in advance the audit and non-audit services provided by our independent auditor;

−	Reviewing our quarterly and annual financial statements and our significant accounting policies, practices and procedures;

−	Reviewing the adequacy of our internal controls and internal auditing methods and procedures;

−	Overseeing our compliance with legal and regulatory requirements;

−
Overseeing our risk assessment and risk management programs and plans related to our major financial risk exposures; operational risks related to information systems, information security and privacy; and public disclosure and investor-related risks; and

−
Conferring with the chairs of the Nominating and Corporate Governance Committee and Compensation and Human Capital Committee regarding their respective oversight of our risk assessment and risk management programs and our related guidelines and policies.

The Board has determined that Ms. Woodbury and Messrs. Campbell and Zorko are audit committee financial experts as such term is defined in Item 407(d)(5) of Regulation S-K promulgated by the SEC.

Compensation and Human Capital Committee

The Compensation and Human Capital Committee’s responsibilities include, among other things:

−	Establishing and administering our executive compensation strategy, policies and practices;

−
Reviewing and approving corporate goals and objectives relevant to the compensation to be paid to our CEO, Executive Chairman of the Board and other executive officers, evaluating the performance of these individuals in light of those goals and objectives, and determining and approving the forms and levels of compensation based on this evaluation;

−	Administering our equity incentive plans;

−	Overseeing our risk assessment and risk management programs and plans related to our compensation practices and human resources;

−	Overseeing the reporting of executive compensation information in accordance with applicable rules and regulations;

−	Overseeing our human capital management, including policies and strategies regarding recruiting, career development and progression, and inclusion practices; and

−
Overseeing the administration and maintenance of our broad-based retirement and non-qualified deferred compensation benefit plans to the extent such functions have not been delegated to a management-level committee.

Pursuant to its charter, the Compensation and Human Capital Committee may delegate its authority to a subcommittee or subcommittees and may delegate authority to the CEO and Chairman of the Board to approve the level of incentive awards to be granted to specific non-executive officers, employees or other grantees subject to such limitations as may be established by the Compensation and Human Capital Committee. For a discussion of the processes and procedures for determining executive and director compensation and the role of compensation consultants in determining or recommending the amount or form of compensation, see “Executive Compensation: Compensation Discussion and Analysis” and “Director Compensation.”

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee’s responsibilities include, among other things:

−	Making recommendations to the Board of Directors about the size and membership criteria of the Board or any committee thereof;

−	Identifying and recommending candidates for the Board and committee membership, including evaluating director nominations received from stockholders;

−	Annually reviewing CEO succession planning as well as succession planning and management development for other executive officer positions;

−	Leading the process of identifying and screening candidates for a new CEO when necessary, and evaluating the performance of the CEO and Executive Chairman;

−	Making recommendations to the Board regarding changes in compensation of non-employee directors and overseeing the evaluation of the Board and management;

−	Developing and recommending to the Board a set of corporate governance guidelines and reviewing such guidelines at least annually;

−	Overseeing our risk assessment and risk management programs and plans related to our corporate governance risks, operational risks not assigned to the Audit Committee, and reputational risks; and

−	Overseeing our plans and practices related to sustainability, including social, climate and environmental matters.

Board and Committee Evaluations

Our Board believes that a strong and constructive evaluation process is an important component of good corporate governance and helps to promote Board effectiveness. Our annual evaluation process, which is led by our Nominating and Corporate Governance Committee, focuses on both the Board and the Board committees.

The Nominating and Corporate Governance Committee reviews the format of our evaluation process each year to ensure that it remains robust and relevant. In 2025, the Nominating and Corporate Governance Committee used a third-party facilitator to assist in conducting the evaluation in order to receive fresh perspectives on Board effectiveness and corporate governance practices and to encourage candor in the evaluation process. The facilitator collected feedback from each director and then led a discussion at a Nominating and Corporate Governance Committee meeting to which our full Board was invited.

Our Director Nomination Process

As indicated above, the Nominating and Corporate Governance Committee oversees the director nomination process. This committee is responsible for identifying and evaluating candidates for membership on the Board and recommending to the Board nominees to stand for election.

Minimum Criteria for Members of the Board. Each candidate to serve on the Board must possess the highest personal and professional ethics, integrity and values, and be committed to serving the long-term interests of our stockholders. In addition, our Bylaws and/or Corporate Governance Guidelines require the following:

−
Resignation Bylaw for Majority Voting. Our Bylaws provide that an incumbent director shall be eligible for re-election only if she or he submits an irrevocable resignation that will be effective upon (i) such person failing to receive the required vote for re-election at the next annual meeting and (ii) Board acceptance of such resignation, and our Corporate Governance Guidelines provide that the Board will only nominate an incumbent director for re-election if she or he has tendered such an irrevocable resignation. Non-incumbent director nominees must submit, as a condition to being eligible for nomination and election, a written consent and agreement to tender such an irrevocable resignation following their election.

−
Mandatory Retirement Age. A director who first joined our Board during or after 2023 shall not be eligible to stand for re-election after his or her 77th birthday unless the Nominating and Corporate Governance Committee determines that such director continues to meet the criteria for Board service and recommends to the Board that he or she stand for re-election notwithstanding his or her age.

Other than the foregoing, there are no stated minimum criteria for director nominees, although the Nominating and Corporate Governance Committee also takes into consideration all other factors it considers appropriate with the goal of having a Board with diverse backgrounds, skills, and experience at policy-making levels in business, government, financial and other areas relevant to our global operations.

We do not have a formal policy regarding the consideration of diversity in identifying Board nominees. However, our Board and our Nominating and Corporate Governance Committee believe that diversity is an important consideration in Board composition, as people of different skills; areas of expertise and experience; genders; and racial/ethnic, religious and cultural backgrounds can contribute different and useful perspectives to help the Board, as a group, to more effectively oversee our business.

Process for Identifying, Evaluating and Recommending Candidates. The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders if properly submitted to the committee. Stockholders wishing to recommend candidates should do so in writing to the Nominating and Corporate Governance Committee, c/o Corporate Secretary, Nu Skin Enterprises, Inc., 75 West Center Street, Provo, Utah 84601, and must include the proposed candidate’s name, detailed biographical data, work history, qualifications and corporate and charitable affiliations. The Nominating and Corporate Governance Committee will consider a stockholder’s recommendation for director, but such committee has no obligation to recommend such candidate for nomination by the Board. The committee may also consider candidates proposed by current directors, management, employees and others. All such candidates who, after evaluation, are then recommended by the Nominating and Corporate Governance Committee and approved by the Board will be included in our recommended slate of director nominees in our proxy statement.

Procedures for Stockholders to Nominate Director Candidates at our Annual Meetings. Stockholders of record may also nominate director candidates for our annual meetings of stockholders by following the procedures set forth in our Bylaws. Please refer to the section below titled “Stockholder Proposals for 2027 Annual Meeting” for further information.

Communications with Directors

Stockholders or other interested parties wishing to communicate with the Board of Directors, the non-management directors as a group, the Lead Independent Director or any other individual director may do so in writing by addressing the correspondence to that individual or group, c/o Corporate Secretary, Nu Skin Enterprises, Inc., 75 West Center Street, Provo, Utah 84601. All such communications will be initially received and processed by our Corporate Secretary. Accounting, audit, internal accounting controls and other financial matters will be referred to our Audit Committee chair. Other matters will be referred to the Board, the non-management directors, or individual directors as appropriate.

Additional Corporate Governance Information

We have adopted the following:

−
Code of Conduct. Our Code of Conduct applies to all of our employees, officers and directors, including at our subsidiaries. Any amendments or waivers (including implicit waivers) regarding the Code of Conduct requiring disclosure under applicable SEC rules or NYSE listing standards will be disclosed in the “Governance” section of our Investor Relations website at ir.nuskin.com.

−
Corporate Governance Guidelines. Our Corporate Governance Guidelines govern our company and our Board of Directors on matters of corporate governance, including responsibilities, committees of the Board and their charters, director independence, director qualifications, director compensation and evaluations, director orientation and education, director access to management, director access to outside financial, business and legal advisors, and management development and succession planning.

Both of the above documents are available in the “Governance” section of our Investor Relations website at ir.nuskin.com. In addition, stockholders may obtain a print copy of either of the above, free of charge, by making a written request to Investor Relations, Nu Skin Enterprises, Inc., 75 West Center Street, Provo, Utah 84601.

We also have adopted a Securities Trading Policy, which governs the purchase, sale and/or other transactions in our securities by our directors, officers and employees and is designed to promote compliance with insider trading laws, rules and regulations, as well as applicable stock exchange listing standards. This policy is publicly filed as an exhibit to our Annual Report on Form 10-K for the fiscal year ended December 31, 2025. In addition, with regard to our company’s trading in its own securities, it is our company’s policy to comply with insider trading laws, rules and regulations, as well as applicable stock exchange listing standards.

2026 Executive Officer Changes

We provide the following as an update to the “Information About Our Executive Officers” section of our Annual Report on Form 10-K for the 2025 fiscal year:

−	On March 17, 2026, James D. Thomas resigned as the Company’s Executive Vice President and Chief Financial Officer.

−
On March 18, 2026, the Company appointed Chelsea K. Lantz to serve as Interim Chief Financial Officer until the Company completes a search and appoints a permanent Chief Financial Officer. Ms. Lantz, age 42, joined the Company in 2011 and has served as the Company’s Vice President and Corporate Controller since 2023. She previously served as Vice President of Internal Audit from 2021 until her promotion to Corporate Controller. She also has served as Consolidation Controller and as an Internal Auditor at the Company. Before joining the Company, she served in the assurance practice at PricewaterhouseCoopers LLP. Ms. Lantz holds a B.A. degree in accounting from Westminster College (now known as Westminster University) and a Master of Accounting degree from Utah State University.

DIRECTOR COMPENSATION

Our Nominating and Corporate Governance Committee is responsible for evaluating director compensation from time to time, and when it determines that adjustments are appropriate, it recommends them to the Board of Directors for its consideration. The Nominating and Corporate Governance Committee has retained the services of Semler Brossy as its independent compensation consultant to assist in the review of our director compensation program, to provide compensation data and alternatives, and to provide advice as requested. For additional information regarding our independent compensation consultant, see “Executive Compensation: Compensation Discussion and Analysis”—“Role of Compensation Consultant.”

The following table summarizes our non-employee director compensation program, which applies to each director who does not receive compensation as an executive officer or employee of our company. The amounts shown in the table were implemented during 2021 following a review of our director compensation program. Periodic reviews of the program have been performed since 2021, most recently in 2025, and our Nominating and Corporate Governance Committee has determined not to recommend changes based on such reviews.

Non-Employee Director Compensation
Annual cash retainer
Board	$85,000
Committee	$10,000 per committee
Additional annual cash retainer for leadership:
Lead Independent Director	$25,000
Audit Committee Chair	$20,000
Other committee chairs	$15,000
Meeting fees	None(1)
Annual equity award (restricted stock units)	$150,000 value

(1)	The Board can approve meeting fees for participation in a special committee or other extraordinary circumstances.

In addition, we may compensate a director $1,500 per day for corporate events or some travel that we require, and we may reimburse directors for reasonable expenses incurred in attending Board and committee meetings and other corporate events. We also provide company products to our directors for personal and immediate family use.

Pursuant to the terms of our Amended and Restated 2024 Omnibus Incentive Plan, the cash compensation and the aggregate grant date fair value (computed in accordance with applicable financial accounting rules) of awards under the Plan provided to any non-employee director during any single calendar year cannot exceed $750,000.

Director Compensation Table – 2025

The table below summarizes the compensation earned by or paid to each person who served as a director during 2025 except Mr. Napierski, whose compensation is reported in the executive compensation tables. Mr. Napierski served as a director, but as a company employee he received no compensation for services as a director.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
Emma S. Battle	120,000	145,865	—	265,865
Daniel W. Campbell	140,500	145,865	27,992	314,357
Laura Nathanson	120,000	145,865	—	265,865
Thomas R. Pisano	105,000	145,865	—	250,865
Zheqing (Simon) Shen	41,083	—	57	41,141
James M. Winett	61,250	145,865	—	207,115
Edwina D. Woodbury	125,000	145,865	272	271,137
Mark A. Zorko	115,500	145,865	16,079	277,444
Steven J. Lund	—	—	748,700	748,700

(1)
On June 2, 2025, each of the directors listed in the table above except for (a) Mr. Shen, who retired from the Board; and (b) Mr. Lund, who is an employee, was granted 18,008 restricted stock units, which will vest on May 28, 2026. The amounts reported in this column reflect the aggregate grant date fair value of the foregoing restricted stock units. For this purpose, the value of the restricted stock units is discounted to reflect that no dividends are paid prior to vesting.

As of December 31, 2025, none of the directors listed in the table above had any outstanding stock awards or option awards besides the restricted stock units noted in the previous paragraph.

(2)	This column reports our incremental cost for perquisites and other personal benefits provided to those directors whose total was at least $10,000, as well as other forms of compensation.

−
The amounts reported for Messrs. Campbell and Zorko include spouse travel to a sales force event where their spouses were expected to help entertain and participate in events with our sales force and their spouses, reimbursements by us for the payment of taxes with respect to such spouse travel, and company products.

−
The amount reported for Mr. Lund consists of Mr. Lund’s compensation as an employee of the company for 2025: $553,233 in salary; a cash incentive plan bonus of $72,353; and $123,114 in other compensation, including $32,420 in premiums for life insurance, $14,000 in 401(k) contributions, $49,527 in spouse travel for three different events (two sales force events where his spouse was expected to help entertain and participate in events with our sales force and their spouses, and one humanitarian trip), $22,620 of reimbursements by us for the payment of taxes with respect to such spouse travel, company products, home security monitoring, and premiums for long-term disability insurance.

EXECUTIVE COMPENSATION:
COMPENSATION DISCUSSION AND ANALYSIS

Our Compensation Discussion and Analysis (“CD&A”) describes our executive compensation programs and compensation decisions in 2025 for our named executive officers (“NEOs”), who for 2025 were:

Ryan S. Napierski	President and Chief Executive Officer
James D. Thomas	Executive Vice President and Chief Financial Officer*
Chayce D. Clark	Executive Vice President and General Counsel**
Steven K. Hatchett	Executive Vice President and Chief Product Officer
Justin S. Keisel	Executive Vice President and President of Global Sales

*	Mr. Thomas served in this role throughout 2025 and resigned in March 2026.
**	Mr. Clark served in this role throughout 2025 and was promoted to Executive Vice President, Chief Operating Officer and Chief Legal Officer in March 2026.

Executive Summary

2025 Business Performance Highlights

In 2025, we continued to advance our vision of becoming the world’s leading beauty, wellness and lifestyle leadership opportunity platform. We were able to lay the groundwork for our two major growth initiatives for 2026: launching our Prysm iO intelligent wellness platform and expanding into India. We finished 2025 with $1.49 billion in revenue, which included a negative foreign currency impact of 0.8%, or $13.4 million, and an improved earnings per share over 2024.

We delivered results within our previously communicated guidance range and grew earnings per share through disciplined cost management and operational execution, as well as the sale of our Mavely business. Notably, our core Nu Skin gross margin expanded to 77.4% for the full year, reflecting progress in product mix and efficiency initiatives.

During the year, we also generated positive operating cash flow, reduced outstanding debt and further strengthened our balance sheet. In January 2025, we completed the sale of the Mavely business for a total transaction value of $250 million, and proceeds from the transaction were used to pay down debt and support continued investment in innovation. While transitioning our business to enable our two strategic growth priorities has come with some inherent switching costs as our company and channel realign business practices, we believe these shifts are critical to our mid- to long-term success. As we pursue these strategic growth priorities, we will continue to drive our third critical priority of improving operational performance and efficiency to return value to stockholders.

2025 Compensation Changes

In the first quarter of 2025, we reduced the base salaries of each of our NEOs in light of our financial performance and broader cost management initiatives. We also reduced the CEO’s target bonus percentage. Mr. Keisel was promoted to be our EVP and President of Global Sales effective March 2024. Given his recent promotion, his base salary was subsequently increased to ensure retention and alignment with competitive roles. For more information about these changes, see “Base Salary” and “Cash Incentive Bonuses,” below.

Our Commitment to Pay for Performance

The primary objectives of our executive compensation program are:

−          Motivate executives to perform at their highest capability and competency to achieve company and stockholder goals;

−	Drive superior stockholder value over the long term;

−	Align the financial interests of our executives with those of our stockholders;

−	Successfully recruit, motivate and retain experienced and talented executives; and

−	Provide competitive compensation arrangements that are tied to corporate and individual performance in the short- and long-term.

The program, which is administered by our Compensation and Human Capital Committee (the “Committee”), is intended to align actual compensation payments to actual performance and to adjust upward during periods of strong performance and downward when performance is short of expectations.

Our NEOs’ 2025 target compensation consisted of the following components:

The following table describes the metrics upon which NEOs earn each component of target variable compensation.

Cash Incentive Bonuses 15% of CEO 2025 Target Pay 18% of Other NEOs’ 2025 Target Pay			Long-Term Incentives 71% of CEO 2025 Target Pay 57% of Other Continuing NEOs’ 2025 Target Pay

Annual Incentive			Time-Based Restricted Stock Units (RSUs) 50% weighting	Performance-Based Restricted Stock Units (PRSUs) 50% weighting

Measures one-year financial and operational performance (2025)			Measures four-year stock price performance (2025– 2028)	Measures one-year financial performance over three years (2025, 2026, 2027)

Metric: Adjusted revenue	Metric: Adjusted operating income	Metric: Strategic goals	Metric: Stock price	Metric: Adjusted EPS
37.5% weighting	37.5% weighting	25% weighting

Incentivizes business growth	Incentivizes profitability and control of expenses	Incentivizes driving our company strategies for future growth and stockholder value	Aligns management with stockholders’ interests Promotes multi-year retention	Aligns management with stockholders’ interests Provides a balance to the top-line and operating- income metrics in the cash incentive bonus program

Adjusted revenue and adjusted operating income are calculated on a constant-currency basis from the prior-year period and are adjusted to eliminate extraneous items such as the impact of accounting changes; losses or gains on settlements of litigation that began prior to 2025; and other items that are non-recurring, unusual, infrequent or outside of management’s control, at the Committee’s discretion
Strategic goals are formulaically evaluated against pre-established quantitative goals
Final value of award tied to stock price
Adjusted EPS is calculated to eliminate extraneous items such as the impact of accounting changes; losses or gains on settlements of litigation that began prior to 2025; and other items that are non-recurring, unusual, infrequent or outside of management’s control

We believe that the 2025 outcomes under our incentive compensation programs are reflective of the pay-for-performance nature of these programs. During 2025, we continued to face macroeconomic pressures in our core Nu Skin segments, which negatively impacted consumer spending and customer acquisition. In addition, while we continue to make progress on our long-term vision, we have experienced headwinds from the transformation process. As a result, our adjusted revenue and adjusted operating income results in our Executive Cash Incentive Plan fell below the minimum performance levels established at the beginning of the year, and consistent with our commitment to pay for performance, the cash incentive awards associated with our financial goals were not earned. A cash incentive award at 22% of target was earned under our Executive Cash Incentive Plan based on partial achievement of our strategic goals. For the long-term incentive component of the compensation program, our 2023 PRSUs were not earned, our 2024 PRSUs were partially earned and our 2025 PRSUs were earned at the maximum level.

Performance-Based Award	Percent of Target Earned
2025 Cash Incentive Bonus—Executive Cash Incentive Plan(1)	22%
2025 PRSU Awards – Tranche 1 of 3 (measuring 2025 results)(2)	200%
2024 PRSU Awards – Tranche 2 of 3 (measuring 2025 results)(2)	68%
2023 PRSU Awards – Tranche 3 of 3 (measuring 2025 results)(2)	0%

(1)	Contingent on 2025 adjusted revenue, adjusted operating income and strategic goals results.
(2)	Represents the tranches of the respective three-year awards that were contingent on 2025 adjusted EPS, with the targets determined at the time of grant.

2025 Say-on-Pay Vote

At our 2025 annual meeting of stockholders, 97% of the votes cast were in favor of our executive compensation program. When designing our 2026 executive compensation program, the Committee considered, among other things, the 2025 voting results, which were viewed as supportive of our pay philosophy and incentive framework.

Continuing Adherence to Compensation Governance Best Practices

We have a framework of strong corporate governance related to compensation, illustrated as follows:

What We Do	What We Don’t Do
✔      Link pay outcomes directly to company and share price performance in support of a pay-for-performance philosophy
✔      Utilize multiple, complementary incentive measures in the annual and long-term incentive plans that align with key drivers of stockholder value creation
✔      Utilize double-trigger change in control benefits
✔      Employ a comprehensive clawback policy
✔      Require robust equity retention for directors and executives
✔      Assess compensation risk annually
✔      Engage an independent compensation consultant

     No evergreen employment agreements
     No hedging or pledging of Nu Skin shares
     No excessive perquisites
     No excise tax gross-ups for NEOs
     No payment of current dividends on unvested equity
     No repricing of stock options without stockholder approval

Stockholder Outreach

We conduct stockholder outreach efforts periodically. We value the input of our stockholders, and the outreach process is an opportunity to:

−
Solicit our stockholders’ feedback and better understand their perspectives on executive compensation so that the Committee can take those philosophies into account as it evaluates possible program changes;

−	Answer any questions that stockholders may have with respect to our existing programs and practices or past decisions; and

−	Establish a platform for ongoing dialogue with our stockholders.

During our stockholder outreach discussions in 2025 through the present, our stockholders have not provided feedback or expressed concerns about our executive compensation program.

Compensation Design Changes in 2026

In designing our 2026 executive compensation program, the Committee kept the overall structure of the program consistent with 2025. As with past years, the Committee tailored the 2026 strategic goals in our Executive Cash Incentive Plan to align with our strategic priorities. For 2026, the strategic goals are designed to reinforce continued operational discipline and targeted growth initiatives. Specifically, the goals emphasize (i) continued improvement in the core Nu Skin business gross margin, (ii) expansion in emerging markets through the development of India sales leaders, and (iii) the effective launch and commercialization of the Prysm iO intelligent wellness platform, measured by units sold.

2026 Named Executive Officer Changes

Executive Vice President, Chief Operating Officer and Chief Legal Officer. As disclosed in a Form 8-K filed on March 9, 2026, the Company has appointed Chayce D. Clark to serve as Chief Operating Officer in addition to maintaining his role as our company’s Chief Legal Officer. In connection with this promotion and the expansion of his responsibilities, Mr. Clark’s annual salary increased to $650,000, his target long-term incentive award value increased to $2,362,500, and his target bonus percentage remained at 75%.

Chief Financial Officer Transition. As disclosed in a Form 8-K filed on March 20, 2026, Mr. Thomas resigned as Executive Vice President and Chief Financial Officer on March 17, 2026. The Company has appointed Chelsea K. Lantz, the Company’s Vice President and Corporate Controller, to serve as Interim Chief Financial Officer until the Company completes a search and appoints a permanent Chief Financial Officer. For additional information, see “Executive Compensation Tables and Accompanying Narrative”—“Potential Payments Upon Termination or Change in Control,” below.

Compensation Overview

Objectives

The primary objectives of our compensation program are to:

−	Motivate executives to perform at their highest capability and competency to achieve company and stockholder goals;

−	Drive superior stockholder value over the long term;

−	Align the financial interests of our executives with those of our stockholders;

−	Successfully recruit, motivate and retain experienced and talented executives; and

−	Provide competitive compensation arrangements that are tied to corporate and individual performance in the short- and long-term.

The Committee, in consultation with management and the Committee’s independent advisors, oversees the executive compensation and benefits program for the company’s NEOs. The compensation program is comprised of a combination of base salary, an annual cash incentive and equity incentives, each intended to support the above-noted objectives.

Component of Compensation Program	Objective
Base Salary (Fixed Pay)	− −	Pay for role Aids in recruitment and retention

Cash Incentive Plan (Variable Pay: Short-Term Incentive)	− − −	Pay for performance Aligns with annual operating achievement Aids in recruitment and retention

Equity Incentive Plan (Variable Pay: Long-Term Incentive)	− − −	Pay for performance Aligns with stock price performance and multi-year operating achievement Aids in recruitment and retention

We also provide retirement benefits in the form of a 401(k) plan and a deferred compensation plan, as well as limited perquisites and other personal benefits to executives that represent a small portion of their overall compensation.

Components of Compensation

Base Salary

Base salaries are provided to reflect each NEO’s responsibilities, function, performance and competencies. In establishing and approving base salaries, the Committee considers various factors including:

−	Current market practices and salary levels;

−	Each executive officer’s responsibilities, experience in their position and capabilities;

−	Individual performance and company performance;

−	The relative role and contribution of each NEO in the company;

−	Competitive offers made to executive officers and the level of salary that may be required to recruit or retain executive officers; and

−	The recommendations of the CEO.

Base salaries for executive officers are typically reviewed annually in the first quarter of each year. The Committee does not assign specific weights to the factors identified above but generally endeavors to establish base salaries that are competitive in relation to the peer group median in order to attract and retain qualified and effective executive officers.

2025 Base Salary Review and Adjustments. In the first quarter of 2025, the Committee reviewed the base salaries of each of our executive officers in connection with the established annual review process. In connection with our continued focus on cost discipline and alignment of executive compensation with business performance, the Committee approved modest reductions to base salaries for our executive officers, effective March 1, 2025. Mr. Napierski’s base salary was reduced by $50,000; Mr. Clark’s base salary was reduced by $25,000; and Messrs. Thomas, Hatchett and Keisel each had their base salaries reduced by $10,000. The Committee determined that these adjustments were appropriate in light of our financial performance and broader cost management initiatives.

Effective in April 2025, the Committee approved a $100,000 increase to Mr. Keisel’s base salary. The Committee determined that this adjustment was warranted based on retention considerations and market competitiveness, taking into account Mr. Keisel’s role and responsibilities, individual performance and the importance of leadership continuity during a period of ongoing business transformation.

The NEOs’ salaries as of the beginning and end of 2025 were as follows:

Name	Salary as of 1/1/2025 ($)	Salary as of 12/31/2025 ($)
Ryan S. Napierski	1,050,000	1,000,000
James D. Thomas	500,000	490,000
Chayce D. Clark	605,000	580,000
Steven K. Hatchett	440,000	430,000
Justin S. Keisel	375,000	465,000

Cash Incentive Bonuses

For 2025, each of the NEOs participated in our Executive Cash Incentive Plan. This plan awards cash incentive bonuses based on achievement of financial goals—using the metrics of adjusted revenue and adjusted operating income—and strategic goals.

Target Bonus. Cash incentive bonuses are computed based on the degree to which pre-determined goal performance levels are met or exceeded. If goal performance levels are met for a particular year, a participant will earn a bonus equal to a pre-established percentage of year-end base salary, the “target bonus.” We set the target bonus as a percentage of base salary based on an executive officer’s position and responsibility and on market practices.

In addition to reviewing and adjusting our NEOs’ base salaries as discussed above, the Committee also determined to reduce the CEO’s target bonus percentage by 10 percentage points, from 110% to 100%, for 2025. The following table provides the target bonus percentages (as a percentage of salary) for each of our NEOs in 2025.

Name	2025 Target Bonus %
Ryan S. Napierski	100%
James D. Thomas	75%
Chayce D. Clark	75%
Steven K. Hatchett	75%
Justin S. Keisel	75%

Calculation of Bonus: Achievement of Performance Goals and Potential Adjustment for Individual Performance. The precise percentage of target bonus that a participant earns is based on the degree to which pre-determined performance levels are met or exceeded for the year. Participants may earn between 25% and 200% of their target bonus opportunity attributable to each goal based on performance against established minimum, goal and stretch performance levels, with payouts determined on a linear interpolation basis between such levels. If the minimum adjusted operating income threshold is not achieved, then (1) no payout is made with respect to the adjusted revenue metric; and (2) any payout for achievement of the strategic goals is capped at 25% of the participant’s target bonus opportunity.

Notwithstanding the above methodology, the Committee may adjust an executive’s bonus based on factors it considers relevant, including individual performance and certain compliance-related objectives.

Establishment of Performance Goals. In establishing the performance levels in our Executive Cash Incentive Plan, the Committee considers various factors, including our recent performance and current business plans; general business and economic conditions; business risks; and our company’s business objectives, which for 2025 focused on growth in our business, improving our affiliate-focused programs, optimizing our product portfolio, refining our digital ecosystem and strengthening our Rhyz strategic investment arm. After considering these factors, the Committee set the 2025 performance goals that are described below.

Our 2025 Executive Cash Incentive Plan was based on achievement of goals related to adjusted revenue, adjusted operating income and strategic goals. The adjusted revenue and adjusted operating income metrics were equally weighted, totaling 75%, because management is responsible for both growing the business and increasing profitability, including control of expenses. The strategic goals were weighted at 25% to drive key company strategies for future growth and stockholder value.

Metric	Weighting	Purpose	How Calculated
Adjusted revenue	37.5%	Incentivize business growth
Adjusted revenue and adjusted operating income are calculated on a constant-currency basis from the prior-year period and are adjusted to eliminate extraneous items such as the impact of accounting changes; losses or gains on settlements of litigation that began prior to 2025; and other items that are non-recurring, unusual, infrequent or outside of management’s control, at the Committee’s discretion

Adjusted operating income	37.5%	Incentivize profitability and control of expenses

Strategic goals	25%	Incentivize driving our company strategies for future growth and stockholder value	Formulaically evaluated against pre-established quantitative goals

Our 2025 strategic goals consisted of the following three goals, each of which was weighted at 8.33%:

−
Adjusted Nu Skin gross margin. Measured as gross profit as a percentage of revenue for our core Nu Skin business, calculated with the same methodology and adjustments described above for adjusted revenue and adjusted operating income.

−
Adjusted Nu Skin selling expense percentage. Measured as selling expense as a percentage of revenue for our core Nu Skin business, calculated with the same methodology and adjustments described above for adjusted revenue and adjusted operating income.

−	Adjusted Rhyz revenue. This goal refers to the revenue of our Rhyz strategic investment arm, calculated under the same methodology described above for the adjusted revenue metric.

Cash incentive bonuses under our Executive Cash Incentive Plan are based on annual performance results and are paid annually after the end of the year.

2025 Performance Levels, Achievement and Payout. The following table sets forth the 2025 performance levels, actual performance, and achievement percentages, as well as the percentage of target bonus that was paid under the pre-established terms of the 2025 program.

(dollar amounts in thousands)
Metric	2025 Targets			2025 Result (1)	% of Goal Level Achieved	% of Target Bonus Paid
	Minimum	Goal	Stretch
Financial Goals—75% weighting, split evenly between the two metrics
Adjusted revenue	$1,600,000	$1,681,000	$1,761,000	$1,498,594	89.1%	0.0%
Adjusted operating income	$112,400	$143,200	$176,500	$101,633	71.0%	0.0%
Strategic Goals—25% weighting, split evenly among the three metrics
Adjusted Nu Skin gross margin	76.6%	77.1%	77.6%	77.3%	100.3%	143.8%
Adjusted Nu Skin selling expense percentage	40.8%	40.4%	40.0%	40.3%	105.1%(2)	119.3%
Adjusted Rhyz revenue	$230,000	$240,000	$250,000	$223,582	93.2%	0.0%
Aggregate payout percentage:						21.9%

(1)
As compared to our 2025 reported revenue ($1,485,159), operating income ($65,763), Nu Skin gross margin (77.4%) and Nu Skin selling expense percentage (40.3%), our 2025 adjusted amounts reflect adjustments for foreign-currency fluctuations and, in the case of adjusted operating income, restructuring and impairment charges and compensation-related expenses associated with the sale of our Mavely business. Our Rhyz revenue does not include any adjustments for 2025.

(2)	Measured as the actual decrease divided by the goal decrease, with both as compared to our 2024 adjusted Nu Skin selling expense percentage of 41.9%.

Overall, in 2025, our adjusted revenue and adjusted operating income results in our Executive Cash Incentive Plan fell below the minimum performance levels established at the beginning of the year. As a result, consistent with our commitment to pay for performance and the terms of the plan, the cash incentive awards associated with our financial goals were not earned. A payout percentage of 21.9% was earned based on partial achievement of our strategic goals.

Name	Target Bonus	Actual Bonus	Bonus Payout %
Ryan S. Napierski	1,000,000	219,250	21.9%
James D. Thomas	367,500	80,574	21.9%
Chayce D. Clark	435,000	95,374	21.9%
Steven K. Hatchett	322,500	70,708	21.9%
Justin S. Keisel	348,750	76,463	21.9%

Equity Awards

Aligning the interests of our executive officers with those of our stockholders is an important objective of our compensation program. To accomplish this objective, we tie a significant portion of our executive officers’ total compensation to our long-term stock performance through the grant of equity awards and to our equity retention guidelines, which require our executive officers to retain a specified amount of their equity. We also believe that equity compensation helps motivate executive officers to drive earnings growth because they will be rewarded with increased equity value, and assists in the retention of executive officers who may have significant value tied up in unvested equity awards.

Calibration of Equity Awards. We periodically review and adjust the level of our equity awards. We do not use a fixed formula or criteria in determining whether to adjust the level of equity awards, but subjectively evaluate a variety of factors, such as:

−          Practices of peer companies
−          Degree of responsibility for overall corporate performance
−          Overall compensation levels
−          Changes in position and/or responsibilities
−          Individual performance
−          Company performance
−          Total stockholder return

−          Degree of performance risk in the equity grant program
−          Potential dilution of our overall equity grants
−          Accumulated realized and unrealized value of past equity awards
−          Associated expenses of equity awards
−          The recommendations of the CEO
−          Data and context provided by our compensation consultant

Historically, we have referenced peer company compensation data for context on pay levels and performance requirements compared to our peers. We generally have not given significant consideration to the value of existing equity award holdings because we want to ensure that our equity compensation is competitive for the position on an annualized basis and we want to provide an incentive from the date of grant. However, we periodically review and consider the in-the-money value of existing award holdings of our executive officers in connection with our review of equity compensation practices to determine if wealth creation is aligning with performance and the amount of unvested equity in place for retention.

Use of Performance-Based Equity Awards. The annual equity award consists of a mix of PRSUs and RSUs. Approximately 50% of the equity awards granted in our annual program in 2025 were performance based, and they are earned for achieving multi-year performance goals.

To align management with our stockholders’ interests, the performance goals are tied to adjusted EPS, measured as diluted EPS excluding extraneous items such as the impact of accounting changes; losses or gains on settlements of litigation that began prior to 2025; and other items that are non-recurring, unusual, infrequent or outside of management’s control. The adjusted EPS metric also provides a balance to the top-line and operating-income metrics in the cash incentive bonus program.

Consistent with our historical practice, NEOs earn 100% of their target award if performance is at goal level, and they earn 25% of their target award if performance is at the minimum level. The terms of the performance-based equity awards give NEOs the opportunity to earn up to 150% of their target award if performance meets certain pre-defined “stretch” levels, and up to 200% if performance meets certain pre-defined “super stretch” levels. This closely aligns the maximum payout opportunity with competitive practice and further strengthens our alignment with stockholders.

Our performance-based equity awards are typically divided into three equal tranches. The three tranches are contingent on performance over the year of the grant and the two following years, respectively. Although the grants measure three one-year periods, the goals for all three years are established up front at the time of grant to ensure a longer-term orientation without the “reset” of goals each year.

As reflected in the following table, the performance-based equity awards granted in February 2025 to the NEOs who were serving as executive officers at that time were weighted at 50%.

Target Equity Awards—February 2025
Name	Perf.-Based RSUs ($)	Time-Based RSUs ($)
Ryan S. Napierski	2,400,000	2,400,000
James D. Thomas	550,000	550,000
Chayce D. Clark	875,000	875,000
Steven K. Hatchett	500,000	500,000
Justin S. Keisel	400,000	400,000

Performance-Based Awards Granted in 2023–2025—Goals and Vesting. Our performance-based equity awards in the past several years have generally been structured with three tranches, with vesting contingent on the achievement of adjusted EPS goals in the year of grant and in each of the two following years. The goals for all three of these one-year periods are set at the time of grant.

Performance-based equity awards granted in 2023, 2024 and 2025 included tranches that were contingent on 2025 results. One of these three tranches ultimately paid out at 0%, and the other two were earned at varying degrees:

Performance-Based Award	Percent of Target Earned
2025 PRSU Awards – Tranche 1 of 3 (measuring 2025 results)(1)	200%
2024 PRSU Awards – Tranche 2 of 3 (measuring 2025 results)(1)	68%
2023 PRSU Awards – Tranche 3 of 3 (measuring 2025 results)(1)	0%

(1)	Represents the tranches of the respective three-year awards that were contingent on 2025 adjusted EPS, with the targets determined at the time of grant.

The table below summarizes the goals and achievement levels for performance-based equity awards granted in 2023–2025. For each of these awards, a target goal was set for the year of grant, and the subsequent years’ goals require improvement over the prior years. As illustrated in the table, the goals for the 2025 awards are lower than those for the 2024 awards, which are lower than those for the 2023 awards. This reflects the headwinds across many of our markets, macroeconomic pressures impacting consumer spending and customer acquisition, and disruptions associated with the ongoing transformation of our business, which are factors in setting our budgets and goals for each year.

	Minimum Goal ($)	Target Goal ($)	Maximum Goal ($)	Actual ($)	% Vested

2023 Award
➢ 2022 Adjusted EPS: 2.90(1)
2023 Adjusted EPS Tranche	1.70	2.50	3.29	2.06(2)	59%
2024 Adjusted EPS Tranche	1.77	2.60	3.42	0.84(3)	0%
2025 Adjusted EPS Tranche	1.85	2.73	3.59	1.27(4)	0%

2024 Award
➢ 2023 Adjusted EPS: 2.06(2)
2024 Adjusted EPS Tranche	0.81	1.51	2.26	0.84(3)	28%
2025 Adjusted EPS Tranche	0.87	1.57	2.32	1.27(4)	68%
2026 Adjusted EPS Tranche	0.95	1.65	2.40	TBD	TBD

2025 Award
➢ 2024 Adjusted EPS: 0.84(3)
2025 Adjusted EPS Tranche	0.80	0.90	1.10	1.27(4)	200%
2026 Adjusted EPS Tranche	0.85	0.95	1.15	TBD	TBD
2027 Adjusted EPS Tranche	0.90	1.00	1.20	TBD	TBD

(1)
As compared to our 2022 reported diluted EPS of $2.07, our 2022 adjusted EPS reflects adjustments totaling $0.83 for restructuring and impairment charges and the benefits of a favorable tax method change.

(2)
As compared to our 2023 reported diluted EPS of $0.17, our 2023 adjusted EPS reflects adjustments totaling $1.89 for restructuring and impairment charges, an inventory write-off, an accrual for a legal contingency, a non-recurring foreign tax charge, and our acquisitions of Beauty Biosciences, LLC and LifeDNA, Inc. (the results of which were not contemplated in our 2023 targets).

(3)
As compared to our 2024 reported diluted EPS of $(2.95), our 2024 adjusted EPS reflects adjustments totaling $3.79 for restructuring and impairment charges, an inventory write-off, and consulting fees associated with the sale of our Mavely business.

(4)
As compared to our 2025 reported diluted EPS of $3.18, our 2025 adjusted EPS reflects adjustments totaling $(1.91) for the gain on the sale of our Mavely business, compensation-related expenses associated with such sale, an unrealized investment loss, and restructuring and impairment charges.

Annual Time-Based Equity Awards. Each NEO received a time-based RSU grant as part of our normal annual equity award cycle in February 2025. These RSUs vest one-fourth each year, beginning in February of the year following the grant. They are designed to align management with stockholders’ interests and promote multi-year retention.

Retirement and Other Post-Termination Benefits

Our executive officers do not participate in any pension or defined benefit plan. We believe it is important for retention purposes to provide executive officers with a meaningful opportunity to accumulate savings for their retirement. To accomplish this objective, we maintain both a tax-qualified 401(k) plan and a nonqualified deferred compensation plan. We make a limited matching contribution for our employees, including NEOs, under the 401(k) plan. We also make contributions to the deferred compensation plan accounts of each NEO who has such an account. Our deferred compensation plan provides for a matching contribution of up to 5% of base salary. We also typically make a discretionary contribution of 5% of base salary.

As more fully described in “Potential Payments Upon Termination or Change in Control,” we have adopted an Executive Severance Policy that applies to our NEOs. We do not provide excise tax gross-up protection to any of our NEOs. Any cash severance payment under our Executive Severance Policy or accelerated vesting of equity in connection with a change in control requires a qualifying termination of employment. We believe these double-trigger post-termination benefits provide reasonable protections to employees who may be terminated following a change in control. They also assist us in retaining their services in the event of a potential change in control. We believe such arrangements are in the best interests of our company and our stockholders if they are reasonable in amount and scope, because they can help to retain key employees during a change in control process.

Perquisites and Other Benefits

We provide our executive officers and other key employees with other limited benefits and perquisites. These consist of, among other things, payments for term life insurance, use of company-owned properties, sporting event tickets, company products and sales force event-related guest travel. We generally do not reimburse executive officers for the income taxes associated with these perquisites except for limited business-related perquisites such as guest travel to sales force events where the guest is expected to help entertain and participate in events with our sales force and their guests. We have elected to pay the income taxes for these business-related perquisites because we believe they are business expenses. These benefits generally represent a very small portion of an executive officer’s overall compensation and provide a benefit to us and our stockholders.

Mr. Napierski additionally received tax payments (less than $50 in 2025) associated with income received as a result of his former expatriate assignment. These payments were pursuant to our expatriate tax equalization policy.

Process for Determining Compensation

Role of Compensation and Human Capital Committee and Chief Executive Officer

The Committee is responsible for establishing and administering our executive compensation program. The Committee participates in the performance evaluation process of the Chairman and of the CEO, which process is led by the Nominating and Corporate Governance Committee. The Committee is then responsible for setting their compensation. The CEO, with oversight by the Nominating and Corporate Governance Committee, is responsible for evaluating the performance of the other executive officers and then making recommendations to the Committee with regard to the compensation packages for these officers. The Committee reviews any such recommendations and has the authority to approve, revise or reject such recommendations.

Role of Compensation Consultant

The Committee has retained the services of Semler Brossy as its independent compensation consultant to assist in the review of our executive compensation program, to provide compensation data and alternatives to the Committee, and to provide advice to the Committee as requested, including limited advice regarding employee equity grants and the compensation programs of our subsidiary companies when requested by the Committee. The Committee utilizes the compensation data and alternatives provided by the compensation consultant to analyze compensation decisions in light of current market rates and practices. During 2025, Semler Brossy did not perform any work for us outside of the services performed for the Committee and for the Nominating and Corporate Governance Committee with respect to director compensation.

The Committee annually reviews the independence of its compensation consultant in light of SEC rules and NYSE Listed Company Rules regarding compensation consultant independence and has concluded that Semler Brossy is independent from the company and has no conflicts of interest related to its engagement by the Committee.

In addition, during 2024–2026, management retained the services of Meridian Compensation Partners to advise and assist management and the Committee on equity plan matters, including the terms of our 2024 Omnibus Incentive Plan and its amendments, including the amendment of that plan that is described in this proxy statement.

Use of Competitive Data

The Committee uses peer group information in making compensation decisions. The Committee compares compensation proposals to the compensation practices of a peer group of publicly-traded companies that compete with us broadly in the consumer products industry and are similar in size to us by revenue and market capitalization. The Committee also places an emphasis on companies with a focus on connected devices and those that are in a similar talent market.

The peer group was used in making compensation decisions for 2025, and it consists of the following companies:

− Bed Bath & Beyond, Inc.	− Prestige Consumer Healthcare Inc.
− Cricut, Inc.	− Sally Beauty Holdings, Inc.
− Edgewell Personal Care Company	− Sensient Technologies Corporation
− The Hain Celestial Group, Inc.	− Sonos, Inc.
− Helen of Troy Limited	− Spectrum Brands Holdings, Inc.
− Herbalife Ltd.	− USANA Health Sciences, Inc.
− Olaplex Holdings, Inc.

In July 2025, the Committee reviewed the peer group and determined that no changes were necessary; as a result, the above peer group was again used in making compensation decisions for 2026.

Mix of Compensation

When the Committee reviews an executive officer’s compensation, it does not use a specific formula or allocation target to establish the level or mix of total compensation. Rather, it exercises judgment in determining a compensation package that is appropriate to accomplish our compensation objectives under the circumstances applicable to the executive officer. The Committee also reviews the relative mix of compensation provided by other companies in our peer group for context and tries to ensure each component is competitive. Historically, we have tied a substantial amount of compensation to corporate performance under our cash incentive plan and equity incentive plan.

The Committee also reviews each executive officer’s total compensation as a market check against the total compensation of executive officers in our peer group. This total compensation review focuses on base salary, cash bonuses, and valuation of equity grants using grant date valuations. The Committee periodically reviews perquisites and retirement benefits to confirm that they remain relatively consistent with the value of perquisites and retirement benefits provided by our peer companies.

Risks Arising From Compensation Policies and Practices

In establishing and reviewing the components of compensation, the Committee considers potential risks associated with such components. In addition, our management conducted a review of our compensation policies and practices for employees and concluded that risks arising from such compensation policies and practices, as they relate to risk management practices and risk-taking incentives, are not reasonably likely to have a material adverse effect on us.

In reaching this conclusion, our management considered the following factors:

−
Our compensation programs are market driven and balance short-term incentives with significant long-term incentives. These awards are capped with maximum payout amounts to avoid encouraging excessive risks.

−
Performance-contingent awards provide additional long-term incentives to our key employees and executive officers. In addition, our equity retention guidelines help to ensure that a portion of our executives’ equity incentives remains tied to our long-term performance.

−
Our incentive compensation program is based on earnings per share, revenue, profitability, strategic goals aligned to business objectives, and stock price, all of which are important measures of performance. By using multiple goals, our program avoids the risk of focusing on a single goal and ignoring other important metrics.

−	The goals and targets in our incentive compensation program are carefully calibrated to ensure they are challenging yet reachable to avoid excessive risk taking.

−
We do not allow engagement in speculative trading or hedging. Our policies prohibit all of our directors and employees, including executive officers, from holding our stock in an account in which any securities of any company are held on margin and from engaging in speculative transactions in our stock, including short sales, options or hedging transactions. Our directors and employees, including executive officers, also are prohibited from pledging their securities in our company.

Other Compensation-Related Governance

Clawback Policies and Provisions

We have the following clawback-related policies and provisions:

Amended and Restated 2024 Omnibus Incentive Plan and Awards Thereunder. Pursuant to our Amended and Restated 2024 Omnibus Incentive Plan (the “Plan”), any and all awards granted under the Plan will be canceled if the participant violates a non-competition, non-solicitation or non-disclosure covenant or agreement or otherwise engages in activity that is in conflict with or adverse to our interests, including conduct contributing to any financial restatements or financial irregularities, as determined by the Committee. In addition, all compensation awarded under our current and prior plans will be subject to recovery or other penalties pursuant to (i) any clawback policy of the company, as may be adopted or amended from time to time, including our Executive Officer Incentive Compensation Recovery Policy (the “Recovery Policy”); (ii) any clawback provision set forth in an award agreement; and (iii) any applicable law, rule or regulation or applicable stock exchange rule, including, without limitation, Section 304 of the Sarbanes-Oxley Act of 2002. Further, if we are required to prepare an accounting restatement as defined in the Recovery Policy, the Recovery Policy shall apply to the fullest extent required by applicable law, rule, regulation, or stock exchange rule or listing standard, and in such case or in any other circumstances determined appropriate by the Committee, the Committee may terminate any awards granted under our current and prior plans and/or require any participant to reimburse us for the amount of any payment or benefit received with respect to such awards to the extent they would not have been earned or accrued after giving effect to the restatement.

Consistent with the Plan, our equity incentive awards (including both time- and performance-based equity awards) and our cash incentive awards contain cancellation, clawback and recoupment provisions that allow the Committee to recover an executive’s gains from such awards if the executive materially breaches certain obligations or covenants, including non-competition, non-solicitation and non-disclosure covenants, or willfully engages in or is convicted of certain illegal activity, fraud or other misconduct. In such event, we may terminate the outstanding awards of such executive and recover any gains from the awards during the 12 months preceding the act or anytime thereafter. Our cash incentive awards and performance-based equity awards additionally include similar cancellation, clawback and recoupment provisions that apply in the case of a financial restatement to the extent the award would not have been earned or accrued after giving effect to the restatement.

Recovery Policy. In November 2023, we adopted our Recovery Policy in compliance with NYSE listing standards and Section 10D of the Securities Exchange Act of 1934. The Recovery Policy applies to current or former Section 16 officers in the event that we are required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the securities laws; misconduct on the part of the executive is not required. Under the Recovery Policy, we are required to recoup incentive-based compensation (as that term is defined in Section 10D of the Exchange Act, which includes our performance-based RSU awards and our annual cash incentive awards) erroneously received within the three fiscal years preceding the date restatement is determined to be required. A copy of the Recovery Policy was included as an exhibit to our Annual

Report on Form 10-K for the fiscal year ended December 31, 2025.

As we were not required to prepare an accounting restatement during or after 2025, we have not had to assess seeking recovery of compensation pursuant to our Recovery Policy. In addition, as of the end of 2025, there was not an outstanding balance of compensation to be recovered due to any prior restatement.

Timing of Option Awards

Because we have not granted option awards in our executive compensation program since 2021, we have not implemented policies or practices regarding the timing of option awards in relation to the disclosure of material nonpublic information.

Equity Retention Guidelines

Our equity retention guidelines are designed to motivate our executive officers and directors to consider the long-term consequences of business strategies and to provide a level of long-term performance risk with respect to our compensation programs. These guidelines generally require executive officers and directors to retain 50% of the net shares (after payment of the exercise price and related taxes) with respect to any equity award unless the individual holds a number of shares having a value equal to a multiple of his or her base salary (for executives) or annual cash retainer (for non-management directors, and excluding any additional retainers paid for Board/committee leadership roles and committee service), as follows:

Position	Multiple of Base Salary or Annual Retainer
CEO	6.0
Other Executive Officers	2.5
Non-Management Directors	5.0

The ownership levels are phased in over five years from January 1 of the year following the date of appointment or election to the applicable position as an executive officer or director. In determining whether an executive officer or director satisfies the designated ownership levels, we count shares owned outright or beneficially by the individual or an immediate family member residing in the same household, as well as a portion of the individual’s unvested time-based restricted stock units. We do not count vested or unvested options.

As of March 31, 2026, all of our NEOs and directors were in compliance with the guidelines.

Indemnification and Advancement of Expenses

We have entered into indemnification agreements with each of our directors and executive officers, pursuant to which these individuals will be indemnified for certain liabilities and will be advanced certain expenses that have been incurred as a result of actions to which they were, are, or are threatened to be made a party, or actions otherwise involving them, in connection with their service to the company. The indemnification agreements also include related provisions outlining the procedures for obtaining such benefits, and they generally require us to obtain and maintain director and officer liability insurance.

Compensation and Human Capital Committee Report

We have reviewed and discussed with management the Compensation Discussion and Analysis that is included in this proxy statement. Based on such review and discussions, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION AND HUMAN CAPITAL COMMITTEE OF THE BOARD OF DIRECTORS

Emma S. Battle, Chair
Daniel W. Campbell
Laura Nathanson
Thomas R. Pisano
James M. Winett*

* Mr. Winett was a member of the Compensation and Human Capital Committee at the time this Committee reviewed, discussed and recommended the Compensation Discussion and Analysis.

EXECUTIVE COMPENSATION TABLES AND ACCOMPANYING NARRATIVE

Summary Compensation Table

The following table summarizes the total compensation of each of the NEOs for 2023, 2024 and 2025, as calculated in accordance with SEC rules. The amounts in the “Stock Awards” and “Option Awards” columns do not necessarily reflect the amounts actually earned by the NEOs because these amounts are calculated at the time of the grant, and they are not subsequently adjusted based on fluctuations in our stock price prior to vesting or the degree to which performance-based equity awards are ultimately earned or not earned based on company performance.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Ryan S. Napierski President and Chief Executive Officer	2025	1,008,082	—	4,616,823	219,250	121,050	5,965,206
	2024	1,041,803	—	4,517,549	288,750	144,987	5,993,088
	2023	991,918	—	4,046,074	641,300	159,287	5,838,579

James D. Thomas Former EVP and Chief Financial Officer	2025	491,616	—	1,058,030	80,574	77,782	1,708,003
	2024	491,803	800,000	1,035,271	93,750	92,032	2,512,856
	2023	410,595	7,692	1,165,743	182,980	88,030	1,855,040

Chayce D. Clark EVP and General Counsel	2025	584,041	—	1,683,225	95,374	89,595	2,452,235
	2024	595,984	1,000,000	1,647,035	113,438	106,933	3,463,389
	2023	533,836	—	1,379,344	240,488	122,147	2,275,814

Steven K. Hatchett EVP and Chief Product Officer	2025	431,616	—	961,851	70,708	49,559	1,513,735
	2024	436,066	100,000	941,166	82,500	39,657	1,599,389
	2023	413,414	—	781,628	181,896	37,952	1,414,890

Justin S. Keisel EVP and President of Global Sales	2025	440,589	—	769,478	76,463	57,921	1,344,451
	2024	366,257	160,678	382,000	11,854	52,829	973,617

(1)
Messrs. Napierski, Thomas and Clark deferred a portion of their salaries under our nonqualified Deferred Compensation Plan, which is included in the Nonqualified Deferred Compensation – 2025 table. Each of the NEOs also contributed a portion of their salary to our 401(k) retirement savings plan.

(2)
As described in our 2025 Proxy Statement, the amounts in this column for 2024 include certain discretionary bonuses: (a) following the sale of our Mavely business on January 2, 2025, the Committee awarded bonuses to each of the NEOs, other than our CEO, to recognize their performance in creating value in this business and achieving a successful transaction; (b) the Committee awarded a one-time discretionary bonus to Mr. Keisel based on his performance in helping to drive the results under the strategic goals in our Executive Cash Incentive Plan for 2024; and (c) Mr. Keisel also received a holiday bonus that is given to all of our non-executive corporate employees, pro-rated to reflect the time during 2024 preceding his promotion to an executive officer position.

(3)
The amounts reported in this column reflect the aggregate grant date fair value of equity awards computed in accordance with FASB ASC Topic 718 and, for performance-based awards, are based on the probable outcome of the performance conditions as of the grant date. The amounts do not represent amounts actually received by the NEOs. For this purpose, the estimate of forfeitures is disregarded, and the value of the stock awards is discounted to reflect that no dividends are paid prior to vesting. For information on the valuation assumptions used in calculating these amounts, refer to Notes 2 and 10 to the financial statements in our Annual Report on Form 10-K filed for the fiscal year ended December 31, 2025.

The aggregate grant date fair value of the 2025 PRSU awards, assuming achievement of the maximum performance level, would be: Mr. Napierski – $4,650,976; Mr. Thomas – $1,065,857; Mr. Clark – $1,695,677; Mr. Hatchett – $968,967; and Mr. Keisel – $775,171.

(4)
See “Executive Compensation: Compensation Discussion and Analysis”—“Cash Incentive Bonuses” for information regarding the amounts reported in this column. For 2025, Mr. Napierski deferred a portion of his bonus under our nonqualified Deferred Compensation Plan, which deferral is reflected in the Nonqualified Deferred Compensation – 2025 table.

(5)	The following table describes the components of the All Other Compensation column for 2025 in the Summary Compensation Table.

Name	Company Contributions to Deferred Compensation Plan ($)	Company Contributions to 401(k) Retirement Savings Plan ($)	Perquisites and Other Personal Benefits ($)(a)	Other ($)	Total ($)
Ryan S. Napierski	101,058	14,000	—	5,993	121,050
James D. Thomas	49,212	14,000	11,067	3,503	77,782
Chayce D. Clark	58,529	14,000	13,256	3,811	89,595
Steven K. Hatchett	21,606	14,000	11,768	2,185	49,559
Justin S. Keisel	21,817	14,000	19,945	2,159	57,921

(a)
This column reports our incremental cost for perquisites and other personal benefits provided to those NEOs whose total was at least $10,000. In 2025, these included the personal use of company-provided properties, tickets for sporting events, company products, and guest travel to a sales force event where the guest was expected to help entertain and participate in events with our sales force and their guests.

Grants of Plan-Based Awards – 2025

The following table provides information about equity and non-equity incentive plan awards granted to each NEO in 2025.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name	Grant Date	Threshold ($)(1)	Target ($)(1)	Max ($)(1)	Threshold (#)(2)	Target (#)(2)	Max (#)(2)
Ryan S. Napierski
	2/26/2025				77,620	310,479	620,958		2,325,488
	2/26/2025							310,479	2,291,335
	N/A	20,833	1,000,000	2,000,000
James D. Thomas
	2/26/2025				17,788	71,152	142,304		532,929
	2/26/2025							71,152	525,102
	N/A	7,656	367,500	735,000
Chayce D. Clark
	2/26/2025				28,299	113,196	226,392		847,838
	2/26/2025							113,196	835,386
	N/A	9,063	435,000	870,000
Steven K. Hatchett
	2/26/2025				16,171	64,684	129,368		484,483
	2/26/2025							64,684	477,368
	N/A	6,719	322,500	645,000
Justin S. Keisel
	2/26/2025				12,937	51,747	103,494		387,585
	2/26/2025							51,747	381,893
	N/A	7,266	348,750	697,500

(1)
The amounts reported in these columns reflect potential payouts under our 2025 cash incentive program if the respective levels of performance were achieved for the year. The amounts reported in the Threshold column reflect the potential payout if the lowest-weighted company performance metric was at the minimum level required to receive a bonus. The amounts reported in the Target and Max columns reflect the potential payout if all company performance metrics were at goal and maximum performance levels, respectively. For information about the calculation of each NEO’s potential amounts, see “Executive Compensation: Compensation Discussion and Analysis”—“Cash Incentive Bonuses.”

(2)
The awards reported in these columns are PRSUs granted under our 2024 Omnibus Incentive Plan. The amounts reported in the Threshold, Target and Max columns reflect the potential number of PRSUs that become eligible for vesting or exercisable if certain financial metrics are achieved at the minimum, goal and maximum levels, respectively.

(3)
The amounts reported in this column reflect the aggregate grant date fair value of equity awards computed in accordance with FASB ASC Topic 718 and, for performance-based awards, are based on the probable outcome of the performance conditions as of the grant date. For this purpose, the estimate of forfeitures is disregarded, and the value of the stock awards is discounted to reflect that no dividends are paid prior to vesting.

Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table

2025 Adjustments to Salary and Target Bonus Percentage

In the first quarter of 2025, we reduced the base salaries of each of our NEOs in light of our financial performance and broader cost management initiatives. We also reduced the CEO’s target bonus percentage. Mr. Keisel’s base salary was subsequently increased due to considerations related to retention and market competitiveness. For more information about these changes, see “Executive Compensation: Compensation Discussion and Analysis”—“Base Salary” and —“Cash Incentive Bonuses.”

Equity and Non-Equity Incentive Plan Awards

For information on the terms of the equity awards and non-equity incentive plan awards that were granted to NEOs during 2025, see “Executive Compensation: Compensation Discussion and Analysis”—“Equity Awards,” —“Cash Incentive Bonuses,” and the footnotes to the Outstanding Equity Awards at Fiscal Year-End – 2025 table. The NEOs received bonuses for fiscal year 2025 in the amounts shown in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

Outstanding Equity Awards at Fiscal Year-End – 2025

The following table provides information on each NEO’s holdings of equity awards as of December 31, 2025.

		Option Awards			Stock Awards
							Equity Incentive Plan Awards:
Name and Award Type (1)	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)(5)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Ryan S. Napierski
PSO	2/15/2020	178,831	30.45	2/15/2027
PSO	2/15/2021	21,883	48.81	2/15/2028
RSU	2/25/2022				7,903	76,027
PRSU	2/22/2023						4,510	43,389
RSU	2/22/2023				26,532	255,238
PRSU	2/27/2024						126,382	1,215,795
RSU	2/27/2024				142,181	1,367,781
PRSU	2/26/2025						620,958	5,973,616
RSU	2/26/2025				310,479	2,986,808
James D. Thomas
PSO	2/15/2020	13,821	30.45	2/15/2027
PSO	2/15/2021	2,710	48.81	2/15/2028
RSU	2/25/2022				2,139	20,577
PRSU	2/22/2023						290	2,785
RSU	2/22/2023				4,664	44,868
PRSU	7/26/2023						694	6,676
RSU	7/26/2023				4,164	40,058
PRSU	2/27/2024						28,962	278,614
RSU	2/27/2024				32,583	313,448
PRSU	2/26/2025						142,304	1,368,964
RSU	2/26/2025				71,152	684,482
Chayce D. Clark
PSO	2/15/2020	6,739	30.45	2/15/2027
PSO	2/15/2021	1,431	48.81	2/15/2028
PSO	8/1/2021	3,118	53.69	8/1/2028
RSU	2/25/2022				2,107	20,269
PRSU	2/22/2023						1,538	14,791
RSU	2/22/2023				9,044	87,003
PRSU	2/27/2024						46,077	443,261
RSU	2/27/2024				51,837	498,672
PRSU	2/26/2025						226,392	2,177,891
RSU	2/26/2025				113,196	1,088,946
Steven K. Hatchett
PSO	2/15/2020	5,602	30.45	2/15/2027
PSO	2/15/2021	4,879	48.81	2/15/2028
RSU	2/25/2022				1,475	14,190
PRSU	2/22/2023						871	8,381
RSU	2/22/2023				5,125	49,303
PRSU	2/27/2024						26,329	253,285
RSU	2/27/2024				29,622	284,964
PRSU	2/26/2025						129,368	1,244,520
RSU	2/26/2025				64,684	622,260
Justin S. Keisel
PSO	2/15/2020	9,031	30.45	2/15/2027
PSO	2/15/2021	719	48.81	2/25/2028
RSU	2/25/2022				1,853	17,826
PRSU	2/22/2023						257	2,468
RSU	2/22/2023				6,062	58,316
PRSU	2/27/2024						8,557	82,318
RSU	2/27/2024				14,441	138,922
PRSU	2/26/2025						103,494	995,612
RSU	2/26/2025				51,747	497,806

(1)	Award types are as follows:

RSU: Time-Based Restricted Stock Units
PRSU: Performance-Based Restricted Stock Units
PSO: Performance-Based Stock Options

(2)
RSUs vest in four equal annual tranches, generally in February of each of the first four years following the grant, except the RSUs granted on 7/26/2023 vest on August 1 of each of the first four years following the grant. In addition, vesting of RSUs is accelerated upon the participant’s termination (including constructive termination) in connection with a change in control.

(3)	The market value of the RSUs and PRSUs reported in these columns is based on the closing market price of our stock on December 31, 2025, which was $9.62.
(4)
PRSUs vest in three equal tranches based on the achievement of adjusted EPS performance levels, measured in terms of diluted EPS excluding certain predetermined items. Vesting generally occurs in February of the year following the performance year applicable to the respective tranche, except the PRSUs granted on 7/26/2023 vest on August 1 of the year following the performance year applicable to the respective tranche. Vesting of the target amount of PRSUs is accelerated upon the participant’s termination (including constructive termination) in connection with a change in control. Any portions of the tranches that do not become eligible for vesting will immediately terminate following the Committee’s approval of the calculation of adjusted EPS for such tranche.

Grant Date	Vesting Schedule
2/22/2023 7/26/2023
A portion of the first tranche vested based on adjusted EPS achieved in 2023. No portion of the second or third tranche vested based on adjusted EPS achieved in 2024 and 2025, and these tranches therefore terminated as of February 12, 2025 and February 10, 2026, respectively.

2/27/2024
A portion of the first and second tranches vested based on adjusted EPS achieved in 2024 and 2025, respectively. The portion of the third tranche that vests will be determined by adjusted EPS reaching pre-determined levels in 2026.

2/26/2025
The first tranche vested in full based on adjusted EPS achieved in 2025. The portions of the second and third tranches that vest will be determined by adjusted EPS reaching pre-determined levels in 2026 and 2027, respectively.

(5)
In accordance with SEC rules, this column reports the potential number of PRSUs that become eligible for vesting upon achievement of minimum performance goals, except that, based on 2025 results, the PRSUs granted on 2/27/2024 are reported at the target level and the PRSUs granted on 2/26/2025 are reported at the maximum level.

Option Exercises and Stock Vested – 2025

The following table provides information on the vesting of stock awards for each NEO during 2025. None of the NEOs exercised stock options during 2025.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Ryan S. Napierski	92,990	703,004
James D. Thomas	25,263	192,321
Chayce D. Clark	52,194	450,743
Steven K. Hatchett	18,703	141,395
Justin S. Keisel	11,278	85,262

(1)
Equals the number of restricted stock units vested multiplied by the market value of our common stock on the vesting date; calculated before payment of any applicable withholding taxes and broker commissions.

Nonqualified Deferred Compensation

Pursuant to our nonqualified Deferred Compensation Plan (the “DCP”), certain employees, including the NEOs, may elect to defer up to 80% of their base salary and up to 100% of bonuses (minus applicable withholding requirements) that otherwise would be payable for a calendar year. Deferral elections are made prior to the calendar year in which the deferred salary or bonus will be earned. In addition, the company makes contributions to the accounts of each NEO who has an account. The DCP provides a matching contribution of up to 5% of base salary. We may, subject to approval by the Committee, make additional discretionary contributions under the DCP. In prior years, such discretionary contributions have been approximately 5% of base salary, although the amount, if any, is determined annually at the Committee’s discretion.

Earnings and losses on deferred base salary and bonus are based on market rates, mirroring the performance of investment funds that are available for participants to track under the DCP. All amounts a participant elects to defer, adjusted for earnings and losses thereon, are 100% vested for purposes of the DCP at all times. All amounts we contribute, adjusted for earnings and losses thereon, either vest 20% per year over five years (for contributions in 2021 or later) or vest over a 20-year period that begins on the participant’s hire date (for contributions prior to 2021). This vesting schedule is subject to acceleration upon the occurrence of certain events, including the attainment of 60 years of age, death or disability as defined in the DCP, discretionary acceleration by the Committee, or, for contributions in 2021 or later, the completion of at least 10 years of employment above a specified job level. In addition, we may, at our discretion, accelerate vesting in the event of a change in control.

For participants who received company contributions prior to 2015, which for the NEOs is only Mr. Napierski, the DCP also provides a death benefit that will pay, upon a participant’s death prior to the commencement of benefit payments, an amount equal to the participant’s deferrals, adjusted for earnings and losses thereon, plus the greater of (i) the vested portion of company contributions, adjusted for earnings and losses thereon, or (ii) five times such participant’s average base salary for the previous three years.

All distributions to our NEOs under the DCP are payable in cash, and the participant may elect either a lump sum payment or annual installments over a maximum of 10 years.

The following table shows the investment funds that were available for participants to track under the DCP throughout 2025 and their annual rates of return for the fiscal year ended December 31, 2025, as reported by the administrator of the DCP.

Name of Fund	Rate of Return	Name of Fund	Rate of Return
American Funds Global Growth - Class 2	21.63%	Macquarie VIP Small Cap Value Std Class	8.16%
American Funds Global Small Capitalization - Class 2	14.64%	MFS VIT III Mid Cap Value Init	5.98%
American Funds IS Capital World Growth & Income - Class 2	24.80%	MFS VIT Utilities Series - Initial Class	15.01%
Dimensional VIT Inflat-Protect Secs I	7.55%	MFS VIT Value - Initial Class	13.01%
DWS VIT Small Cap Index VIP - Class A	12.64%	Nu Skin Enterprises Inc. Restricted Stock Units	43.26%
Empower Aggressive Profile Inv Class	17.42%	PIMCO Intl Bond (USD-Hedged) Admin Class	3.95%
Empower Conservative Profile Inv Class	8.19%	Putnam VT International Value - Class IA	35.07%
Empower Mod Aggressive Prfl Inv Class	13.79%	Vanguard VIF Equity Index	17.70%
Empower Mod Conservative Prfl Inv Class	10.03%	Vanguard VIF Growth	16.89%
Empower Moderate Profile Inv Class	11.96%	Vanguard VIF Real Estate Index	3.11%
Empower T. Rowe Price Mid Cap Growth Inv	2.99%	Vanguard VIF Short-Term Investment-Grade	6.85%
Fidelity VIP Emerging Markets Srv Class	41.04%	Vanguard VIF Small Company Growth	6.11%
Fidelity VIP Gov Money Market - Service Class	4.03%	Vanguard VIF Total Bond Market Index	6.94%
Fidelity VIP Int’l Capital Appreciation - Service Class 2	18.36%	Vanguard VIF Total Intl Stock Market Index	32.04%
LVIP SSgA Mid-Cap Index - Standard Class	7.13%	Zero Return	0.00%

Nonqualified Deferred Compensation – 2025

The following table provides information on each NEO’s account under our nonqualified Deferred Compensation Plan for the year 2025.

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)(1)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE ($)(1)
Ryan S. Napierski	144,908	101,058	1,096,882	—	9,343,981
James D. Thomas	24,606	49,212	87,568	(18,576)	594,417
Chayce D. Clark	30,428	58,529	111,651	(125,696)	825,299
Steven K. Hatchett	—	21,606	7,856	—	224,355
Justin S. Keisel	—	21,817	19,427	—	171,873

(1)
Executive and registrant contribution amounts are and have been reflected in the 2025 Summary Compensation Table and prior years’ summary compensation tables, as applicable. Aggregate earnings are not reflected in the 2025 Summary Compensation Table and were not reflected in prior years’ summary compensation tables.

Potential Payments Upon Termination or Change in Control

The information in the table below describes the compensation that would become payable under existing plans and arrangements if each NEO’s employment had terminated on December 31, 2025, given each NEO’s compensation and service level as of such date and, if applicable, based on our closing stock price on that date. Except as indicated in the footnotes below, all amounts would be payable as a lump sum upon termination, except deferred compensation, which in the case of death or disability may be payable as a lump sum or in installments at the pre-determined election of the NEO. These benefits are in addition to benefits available generally to salaried employees, such as disability benefits and distributions under our 401(k) plan.

Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid may be different. Factors that could affect these amounts include the timing during the year of any such event, our stock price, our financial performance, the NEO’s age and tenure with our company, and any arrangements negotiated in connection with a termination.

As previously disclosed, Mr. Thomas resigned as Executive Vice President and Chief Financial Officer on March 17, 2026. The Company has appointed an Interim Chief Financial Officer to serve until the Company completes a search and appoints a permanent Chief Financial Officer. Upon termination of employment, Mr. Thomas did not receive a severance payment, and his unvested equity awards were canceled in accordance with the original terms of the awards.

Name	Voluntary Termination ($)	Involuntary Termination for Cause ($)	Involuntary Termination (Including Constructive Termination) Not for Cause ($)	Termination (Including Constructive Termination) in Connection with Change in Control ($)	Death ($)(1)	Disability ($)
Ryan S. Napierski
Severance(2)	—	—	1,719,250	4,219,250	219,250	465,825
Equity(3)	—	—	—	9,062,011	—	—
Deferred Compensation(4)	9,300,131	9,300,131	9,300,131	9,300,131	12,378,328	9,300,131
Health Benefits(5)	—	—	25,757	25,757	—	—
Total	9,300,131	9,300,131	11,045,138	22,607,149	12,597,578	9,765,957
James D. Thomas
Severance(2)	—	—	693,074	1,366,824	80,574	201,396
Equity(3)	—	—	—	2,104,375	—	—
Deferred Compensation(4)	443,170	443,170	443,170	443,170	594,417	594,417
Health Benefits(5)	—	—	19,368	19,368	—	—
Total	443,170	443,170	1,155,611	3,933,736	674,991	795,813
Chayce D. Clark
Severance(2)	—	—	820,374	1,617,874	95,374	238,388
Equity(3)	—	—	—	3,286,259	—	—
Deferred Compensation(4)	596,151	596,151	596,151	596,151	825,299	825,299
Health Benefits(5)	—	—	25,533	25,533	—	—
Total	596,151	596,151	1,442,058	5,525,817	920,673	1,063,686
Steven K. Hatchett
Severance(2)	—	—	608,208	1,199,458	70,708	176,735
Equity(3)	—	—	—	1,879,786	—	—
Deferred Compensation(4)	66,021	66,021	66,021	66,021	224,355	224,355
Health Benefits(5)	—	—	20,953	20,953	—	—
Total	66,021	66,021	695,182	3,166,218	295,063	401,091
Justin S. Keisel
Severance(2)	—	—	657,713	1,297,088	76,463	191,121
Equity(3)	—	—	—	1,302,865	—	—
Deferred Compensation(4)	123,368	123,368	123,368	123,368	171,873	171,873
Health Benefits(5)	—	—	25,227	25,227	—	—
Total	123,368	123,368	806,308	2,748,548	248,336	362,993

(1)
The amounts reported in this column do not include the proceeds payable on death from term life insurance policies for which we pay the premiums. The term life insurance coverage amounts as of December 31, 2025 were $2.1 million for Mr. Napierski, $1 million for Mr. Thomas, $1.21 million for Mr. Clark, $900,000 for Mr. Hatchett and $750,000 for Mr. Keisel.

(2)
Our Executive Severance Policy provides for the following termination payments in addition to salary and benefits earned prior to termination, provided that the NEO enters into a Separation and Release Agreement with us and complies with certain non-competition and other obligations, which generally remain in force until one year following employment:

(a)  Voluntary termination:
(i) No severance payment.
(b)  Involuntary termination not for cause (including constructive termination):
(i) The pro-rata portion of the NEO’s earned bonus, if any, for any outstanding bonus cycle, payable at the same time as bonuses are paid to other executive officers; and
(ii) A lump sum equal to a multiplier (of 1.5 for the CEO; 1.25 for other NEOs) times annual salary.

(c) Termination (including constructive termination) in connection with a change in control:
(i) The pro-rata portion of the NEO’s earned bonus, if any, for any outstanding bonus cycle, payable at the same time as bonuses are paid to other executive officers; and
(ii) A lump sum equal to a multiplier (of 2 for the CEO; 1.5 for other NEOs) times the sum of annual salary and target bonus.
(d) Termination upon death or disability:
(i) The pro-rata portion of the NEO’s earned bonus, if any, for any outstanding bonus cycle, payable on the date that bonuses are normally paid; and
(ii) Salary continuation for up to 90 days in certain circumstances related to a disability.

(3)
Our equity award agreements generally provide that unvested awards will terminate upon the termination of employment. However, vesting (of the target amount, in the case of performance-based awards) is accelerated upon the participant’s termination (including constructive termination) in connection with a change in control. Accordingly, the amounts in the equity category are based on the $9.62 closing price of our stock on December 31, 2025 multiplied by each NEO’s number of unvested RSUs and target number of unvested PRSUs. No amount is reflected for PSOs because all PSOs were out of the money as of the end of 2025.

(4)
The amounts reported for deferred compensation, other than for death and disability, reflect only the amounts deferred by the NEOs, the vested portion of amounts contributed by us and earnings on such amounts. We may, at our discretion, accelerate vesting of the unvested amounts contributed by us in the event of a change in control. If we were to do so, the total amounts of deferred compensation payable to our NEOs in the event of a change in control would be the same as the amounts reported in the “Disability” column. For information about vesting and benefits applicable to death and disability, as well as other terms of our Deferred Compensation Plan, see “Nonqualified Deferred Compensation,” above.

(5)
Our Executive Severance Policy entitles the NEOs to a lump sum equal to twelve months of health care continuation coverage upon involuntary termination not for cause (including constructive termination) and termination (including constructive termination) in connection with a change in control. These payments are conditioned on the NEO entering into a Separation and Release Agreement with us and complying with certain non-competition and other obligations, which generally remain in force until one year following employment.

OTHER COMPENSATION INFORMATION

Equity Compensation Plan Information

The following table provides information about our equity compensation plans as of December 31, 2025.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	4,391,949(1)	$32.96(2)	1,951,430(3)
Equity compensation plans not approved by security holders	—	—	—
Total	4,391,949	$32.96	1,951,430

(1)
Consists of 624,144 performance-based options, all of which are already vested, and 3,767,805 restricted stock units (2,498,349 time-based and 1,269,456 performance-based). The performance-based restricted stock units are reported as the number of awards that become eligible for vesting if performance is at the target level. The number of shares that are ultimately issued pursuant to the performance-based awards could vary from the amounts reported based on the degree to which the performance goals are achieved.

(2)	Excludes the impact of time-based and performance-based restricted stock units, which vest for no consideration. The weighted-average remaining life of the options is 1.26 years.
(3)
Represents the number of shares available for future issuance under our Amended and Restated 2024 Omnibus Incentive Plan, other than shares underlying outstanding awards as reflected in column (a). Under this Plan, we may grant awards relating to shares of Class A Common Stock including options, stock appreciation rights, restricted stock awards, restricted stock unit awards, other share-based awards and performance awards.

CEO Pay Ratio Information

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act and SEC rules, we are disclosing the annual total compensation of the CEO, the median of the annual total compensation of all other employees, and the ratio of these two numbers (the “CEO pay ratio”), each as calculated pursuant to applicable rules and guidance. We also provide supplemental information and calculations to provide context regarding our global operations and unique features of our workforce.

CEO Compensation

Mr. Napierski’s 2025 annual total compensation was $5,965,206, as reported in our Summary Compensation Table.

Median Employee Compensation and CEO Pay Ratio Disclosure

As of December 31, 2025, our global employee population consisted of 8,615 individuals. To identify the median employee, we used each employee’s annualized base pay plus target cash incentive as of December 31, 2025 (for Mainland China sales employees, described below, this was calculated by annualizing their salary and bonus amounts for the last portion of the year, as those amounts are indicative of their recent activity), translated into U.S. dollars. With these amounts for all of our employees, we identified a median group of 101 employees. We then calculated the annual total compensation of each of these 101 employees using the same methodology that is required under SEC disclosure requirements for our NEOs’ compensation, and we identified the median employee from that population.

Our median employee is a sales employee in Mainland China whose 2025 annual compensation was $674, which yields a CEO pay ratio of 8,853:1. However, as discussed below, due to a unique characteristic in our employee population, we do not believe this ratio appropriately represents our company’s compensation practices. Excluding the impact of this characteristic, our CEO pay ratio is 137:1.

Supplemental Information – Global Employee Population and Structure

The structure of our business model in Mainland China causes a unique and significant increasing impact on our CEO pay ratio. In all of our markets other than Mainland China, our sales force members are independent distributors rather than employees of our company. Because of restrictions on direct selling and multi-level commissions in Mainland China, we have implemented a business model for that market that is different from our business model in other markets. One of the differences is that our sales force in Mainland China includes not only independent sellers but also part-time sales employees.

Our Mainland China sales employees constitute a large proportion of our total employee base, and as a result, these employees have a significant impact on our CEO pay ratio. As of December 31, 2025, 5,808, or 67%, of our employees were Mainland China sales employees, compared to 2,807 other full- and part-time employees worldwide. Like all members of our sales force globally, our Mainland China sales employees devote as much or as little time and effort to their sales efforts as they desire, and their compensation varies significantly as a result.

Due to the impact of our Mainland China sales employees on our CEO pay ratio, we do not believe the required pay ratio disclosure, above, appropriately represents our company’s compensation practices. To better allow stakeholders to evaluate our CEO’s compensation within the context of our company, we also disclose a ratio that excludes our Mainland China sales employees. Based on our 2,807 employees who are not Mainland China sales employees, our median employee is a human resources assistant in the United States whose 2025 annual compensation was $43,640, resulting in a CEO pay ratio of 137:1.

We believe the compensation amounts and ratios provided above represent reasonable estimates calculated in accordance with SEC regulations and guidance. The SEC rules allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio for our company, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their pay ratios.

Pay Versus Performance

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation S-K, we are providing information about the compensation of our Principal Executive Officers (“PEOs”) and other NEOs, as disclosed in the Summary Compensation Table (“SCT”) and also their “compensation actually paid.” The dollar amounts reported as “compensation actually paid” were computed in accordance with applicable SEC rules and do not necessarily reflect the actual amount of compensation earned by or paid to the NEOs during the applicable year.

				Comp. Actually Paid to Second PEO ($)(2)	Average SCT Total for Non- PEO Named Executive Officers ($)	Average Comp. Actually Paid to Non-PEO Named Executive Officers ($)(2)	Value of Initial Fixed $100 Investment Based On:
Year (1)	SCT Total for First PEO ($)	Comp. Actually Paid to First PEO ($)(2)	SCT Total for Second PEO ($)				Total Shareholder Return ($)(3)	Peer Group Total Shareholder Return ($)(3)	Net Income (Loss) ($000s)	Adjusted EPS ($)(4)
2025	N/A	N/A	5,965,206	9,151,861	1,754,606	2,538,087	20.95	116.43	160,204	1.27
2024	N/A	N/A	5,993,088	1,721,069	2,137,313	1,064,386	14.63	140.20	(146,594)	0.84
2023	N/A	N/A	5,838,579	2,731,348	1,750,510	577,117	40.27	138.51	8,595	2.06
2022	N/A	N/A	4,764,466	(116,058)	2,388,206	1,177,614	82.33	120.46	104,778	2.90
2021	2,657,102	1,103,513	4,731,970	3,676,080	1,501,890	953,242	95.67	128.79	147,266	4.14

(1)	NEOs included in the above table for each year are the following:

Year	First PEO	Second PEO	Non-PEOs
2025	N/A	Ryan S. Napierski	James D. Thomas, Chayce D. Clark, Steven K. Hatchett, Justin S. Keisel
2024	N/A	Ryan S. Napierski	James D. Thomas, Chayce D. Clark, Steven K. Hatchett, Justin S. Keisel
2023	N/A	Ryan S. Napierski	James D. Thomas, Chayce D. Clark, Steven K. Hatchett, Connie Tang, Mark H. Lawrence, Joseph Y. Chang
2022	N/A	Ryan S. Napierski	Mark H. Lawrence, Connie Tang, Joseph Y. Chang, Chayce D. Clark
2021	Ritch N. Wood	Ryan S. Napierski	Mark H. Lawrence, Connie Tang, Joseph Y. Chang, Chayce D. Clark, D. Matthew Dorny, Jeffrey C. Bettinger
(2)	Adjustments made to calculate 2025 “compensation actually paid” pursuant to SEC rules are as follows:

	PEO ($)	Average of Other NEOs ($)
Total Compensation in SCT	5,965,206	1,754,606
Less: Grant date value of stock awards and option awards reported in SCT	(4,616,823)	(1,118,146)
Plus: Year-end value of awards granted during the year that are outstanding and unvested as of year-end	7,109,675	1,721,893
Plus (less): Change in value, from prior year-end to year-end, of awards granted in a prior year that are outstanding and unvested as of year-end	618,438	143,264
Plus (less): Change in value, from prior year-end to vesting date, of awards granted in a prior year that vested during the year	75,365	36,470
Total Adjustments	3,186,655	783,481
Compensation Actually Paid	9,151,861	2,538,087

Fair value amounts were calculated in a manner consistent with the fair value methodology used to account for share-based payments in our financial statements under U.S. GAAP. The fair value amounts were calculated using our stock price on the last day of each fiscal year or the date of vesting, as applicable, and assuming the probable level of achievement for performance-based awards as of the end of the covered fiscal year. For information on the assumptions used in calculating these amounts, refer to Notes 2 and 10 to the financial statements in our Annual Report on Form 10-K filed for the fiscal year ended December 31, 2025.

(3)
Calculated in the manner prescribed by SEC rules. Indicates the value, as of December 31 of each year, of an assumed $100 initial investment that is invested on December 31, 2020 in our company’s common stock and the S&P SmallCap 600 Consumer Staples Index, the same index that was used in the Stock Performance Graph in our Annual Report on Form 10-K filed for the fiscal year ended December 31, 2025.

(4)
We believe Adjusted EPS is the most important financial performance measure that is used to link the “compensation actually paid” to our NEOs in 2025 to our performance. On average, equity awards constitute the largest component of our NEOs’ 2025 target compensation, and Adjusted EPS is the metric used for our performance-based equity awards. Adjusted EPS is measured as diluted EPS excluding extraneous items such as the impact of accounting changes; losses or gains on settlements of litigation that began prior to the beginning of the respective year; and other items that are non-recurring, unusual, infrequent or outside of management’s control. For further information about the calculation of Adjusted EPS, see “Executive Compensation: Compensation Discussion and Analysis”—“Performance-Based Awards Granted in 2023–2025—Goals and Vesting.”

Most Important Financial Performance Measures. We believe the most important financial performance measures that are used to link the “compensation actually paid” to our NEOs to our 2025 performance are the following, with Adjusted EPS being the most important of these measures:

Adjusted EPS
Adjusted revenue
Adjusted operating income
Adjusted Nu Skin gross margin
Adjusted Nu Skin selling expense percentage
Adjusted Rhyz revenue

Relationship Between “Compensation Actually Paid” and Other Metrics. The following chart depicts the relationship between the “compensation actually paid” to our NEOs and our total shareholder return, and it compares our total shareholder return to that of our peer group, which, for purposes of this Pay Versus Performance disclosure, consists of the S&P SmallCap 600 Consumer Staples Index.

The following chart depicts the relationship between the “compensation actually paid” to our NEOs and our net income.

CAP vs. Net Income
Compensation Actually Paid ("CAP") $000s
Net Income $000s
$20,000
$18,000
$16,000
$14,000
$12,000
$10,000
$8,000
$6,000
$4,000
$2,000
$0
($2,000)
($4,000)
($6,000)
($8,000)
($10,000)
($12,000)
($14,000)
($16,000)
$200,000
$180,000
$160,000
$140,000
$120,000
$100,000
$80,000
$60,000
$40,000
$20,000
$0
-$20,000
-$40,000
-$60,000
-$80,000
-$100,000
-$120,000
-$140,000
-$160,000
$147,266
$104,778
$8,595
($146,594)
$160,204
$4,780
$953
($116)
$1,178
$2,731
$577
$1,721
$1,064
$9,152
$2,538
2021
2022
2023
2024
2025
CAP to PEO(s)
Average CAP to Non-PEO NEOs
Net Income

The following chart depicts the relationship between the “compensation actually paid” to our NEOs and our Adjusted EPS.

PROPOSAL 2:
ADVISORY VOTE TO APPROVE OUR EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Securities Exchange Act of 1934, as amended, we are requesting stockholder approval of a non-binding advisory resolution approving our NEOs’ compensation as disclosed in this proxy statement.

Compensation Objectives and 2025 Pay for Performance

The following objectives of our executive compensation program support our recommendation to approve the compensation of our NEOs:

−	Our program helps us to successfully recruit, motivate and retain experienced and talented executives.

−	We implement a pay-for-performance philosophy through the use of incentives that:

a.	Are tied to corporate and individual performance;

b.	Align the financial interests of our executives with those of our stockholders; and

c.	Are intended to drive superior stockholder value.

The compensation program, which is administered by our Compensation and Human Capital Committee (the “Committee”), is intended to align actual compensation payments to actual performance and to adjust upward during periods of strong performance and downward when performance is short of expectations.

In 2025, we continued to advance our vision of becoming the world’s leading beauty, wellness and lifestyle leadership opportunity platform. We were able to lay the groundwork for our two major growth initiatives for 2026: launching our Prysm iO intelligent wellness platform and expanding into India. We finished 2025 with $1.49 billion in revenue, which included a negative foreign currency impact of 0.8%, or $13.4 million, and an improved earnings per share over 2024.

We delivered results within our previously communicated guidance range and grew earnings per share through disciplined cost management and operational execution, as well as the sale of our Mavely business. Notably, our core Nu Skin gross margin expanded to 77.4% for the full year, reflecting progress in product mix and efficiency initiatives.

During the year, we also generated positive operating cash flow, reduced outstanding debt and further strengthened our balance sheet. In January 2025, we completed the sale of the Mavely business for a total transaction value of $250 million, and proceeds from the transaction were used to pay down debt and support continued investment in innovation. While transitioning our business to enable our two strategic growth priorities has come with some inherent switching costs as our company and channel realign business practices, we believe these shifts are critical to our mid- to long-term success. As we pursue these strategic growth priorities, we will continue to drive our third critical priority of improving operational performance and efficiency to return value to stockholders.

Our executive compensation program and the pay-for-performance incentives that are built into it are key drivers of management’s motivation to achieve long-term growth in our business.

−
2025 compensation was predominantly variable. Consistent with our commitment to pay for performance, our CEO’s 2025 target compensation consisted of 85% variable compensation (cash incentive bonus and equity awards) and 15% fixed compensation (salary and all other compensation). Our other NEOs’ target compensation was 76% variable and 24% fixed.

−
2025 annual cash incentive and equity awards were aligned with Company performance. The annual cash incentive and annual equity awards that were provided to our NEOs for 2025 also reflect our pay-for-performance philosophy. During 2025, we continued to face macroeconomic pressures in our core Nu Skin segments, which negatively impacted consumer spending and customer acquisition. In addition, while we continue to make progress on our long-term vision, we have experienced headwinds from the transformation process. As a result, our adjusted revenue and adjusted operating income results in our Executive Cash Incentive Plan fell below the minimum performance levels established at the beginning of the year, and consistent with our commitment to pay for performance, the cash incentive awards associated with our financial goals were not earned. A cash incentive award at 22% of target was earned under our Executive Cash Incentive Plan based on partial achievement of our strategic goals. For the long-term incentive component of the compensation program, our 2023 PRSUs were not earned, our 2024 PRSUs were partially earned and our 2025 PRSUs were earned at the maximum level.

−
2025 adjustments to salary and target bonus percentage. In the first quarter of 2025, we reduced the base salaries of each of our NEOs in light of our financial performance and broader cost management initiatives. We also reduced the CEO’s target bonus percentage. Mr. Keisel’s base salary was subsequently increased due to considerations related to retention and market competitiveness.

Advisory Resolution

The Board of Directors recommends that stockholders approve the following advisory resolution:

RESOLVED, that the stockholders hereby approve the compensation of the company’s named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative disclosure.

Although this advisory resolution is non-binding, the Board values input from stockholders. The Board will consider the voting results for this proposal in making future compensation decisions.

We currently intend to include a stockholder advisory resolution on our executive compensation program at our annual meeting of stockholders each year.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADVISORY RESOLUTION APPROVING OUR EXECUTIVE COMPENSATION.

PROPOSAL 3:
APPROVAL OF AMENDED AND RESTATED 2024 OMNIBUS INCENTIVE PLAN

The Board of Directors (the “Board”) and the Compensation and Human Capital Committee (the “Committee”) have approved and adopted an amendment and restatement of the Amended and Restated 2024 Omnibus Incentive Plan (the “Amended Plan”) primarily to increase the number of shares authorized under the Amended Plan by 2,850,000 shares, subject to stockholder approval at the Annual Meeting. The Amended Plan is intended to continue our long-term equity compensation program, currently implemented under our existing Amended and Restated 2024 Omnibus Incentive Plan (the “Plan”), which was last amended effective May 29, 2025. The NYSE listing standards require us to obtain stockholder approval of the Amended Plan.

We believe equity ownership provides an important link between the interests of long-term stockholders and our executives, managers and employees by rewarding the creation of long-term stockholder value. To meet this objective, equity awards are a critical component of our compensation program. Our primary reason for adopting the Amended Plan and recommending it for stockholder approval is to increase the number of shares available for equity compensation awards over the number that remain available under the Plan, which is currently the only incentive plan under which we grant equity awards to our directors, executive officers and employees.

If our stockholders approve the Amended Plan at the Annual Meeting, it will become effective as of the date of such stockholder approval. Our directors and executive officers may have an interest in the approval of the Plan because they are eligible for awards under the Plan.

Why Stockholders Should Vote to Approve the Amended Plan

The additional shares are critical to our ability to continue to grant equity awards to eligible participants and to attract and retain valuable employees and directors. The Committee and the Board believe that our executive and employee compensation programs, and particularly the granting of equity awards, allow us to align the interests of our executives and other employees who are selected to receive awards with those of stockholders by rewarding long-term decision-making and actions for the benefit of the Company. Our equity plan is broad-based with a significant percentage of our awards being granted to employees below the executive officer level. We believe equity compensation assists in the attraction and retention of qualified executive officers and other employees and provides them with additional incentive to devote their best efforts to pursue and sustain our long-term performance, enhancing the value of the Company for the benefit of its stockholders.

To keep us accountable to our stockholders, we are asking for approval for approximately one year’s worth of shares under the Amended Plan. The Committee considered that the shares currently available for issuance will not be sufficient to cover the equity awards that we would plan to grant in the next 12 months, especially if material fluctuations in our stock price continue to occur (which impacts the number of shares we grant, as we determine the size of equity awards based on the dollar value to be delivered to plan participants) and given the Company’s recent grant history. We consider equity compensation to be a vital element of our employee compensation program. We believe that, if stockholders approve the Amended Plan, the additional shares reserved will be sufficient to provide equity awards at appropriate levels for approximately one year. However, the actual duration of the share reserve will depend on factors that cannot presently be determined, such as the Company’s future stock price, changes in participation, our hiring and promotion activity, award type mix and levels, competitive market practices, acquisitions and divestitures, the rate of returned shares due to forfeitures, and how we choose to balance total compensation between cash and equity-based awards.

Approval of the Amended Plan avoids disruption in our compensation programs and mitigates the need for significant cash compensation. The Plan is the Company’s only active employee equity plan, and as of March 9, 2026, we had approximately 161,156 shares remaining for issuance under the Plan. If our stockholders do not approve the Amended Plan, and as a consequence we are not able to continue to grant equity awards at competitive levels, we believe it will negatively affect our ability to recruit and retain highly qualified employees, which could have the effect of hampering our growth. If the Amended Plan is not approved by stockholders at the Annual Meeting, awards may continue to be granted using the remaining share reserve under the Plan until its expiration date in accordance with its terms. However, given the limited number of shares remaining available under the Plan, if the Amended Plan is not approved and the share reserve under the Plan is depleted, we would need to replace components of compensation previously awarded in equity with cash or with other instruments that may not necessarily support our goals of strengthening longer-term retention and aligning employee interests with those of our stockholders. Additionally, replacing equity with cash would increase our cash compensation expense and significantly deplete cash otherwise available that could be better used for operations, investment in our business, stock repurchases and other strategic purposes. For example, during 2025, we repurchased approximately two million shares. A portion of this repurchase program was used to offset dilution from our equity compensation plans.

We followed a methodical process in determining our share reserve request. In setting the proposed number of shares that would be reserved and issuable under the Amended Plan, the Committee considered several factors, including the potential dilutive effect of shares remaining under the Plan and current equity awards outstanding under the Plan, the Company’s historical equity usage and expected compensation needs during the next 12 months, the expected dilution of the Amended Plan, and information published by institutional investors and advisors, including their proxy voting guidelines.

The additional shares support our pay-for-performance philosophy and provide motivation to achieve our company’s vision. A significant portion of our executives’ total compensation is equity compensation tied to the achievement of our business results. In 2025, equity compensation constituted 71% and 57% of the target compensation for our CEO and our other named executive officers, respectively. Such equity compensation promotes stock ownership and helps create alignment between our executives and stockholders. We use incentive compensation to help reinforce desired business results to our executives and other employees and to motivate them to make decisions to produce those results. If the Amended Plan is approved, it will continue to support our pay-for-performance philosophy.

The additional shares provide motivation to achieve our company’s vision. Approval of the Amended Plan is critical to motivating our employees to continue advancing our vision of becoming the world’s leading beauty, wellness and lifestyle leadership opportunity platform. We have faced industry and company headwinds in recent years, as reflected in our stock price, and as a result, we have had to grant an increasing number of shares to achieve competitive compensation levels that motivate our employees to pursue our vision. For 2025, we are pursuing two strategic growth priorities related to our vision: launching our Prysm iO intelligent wellness platform and expanding into India. We also continue to drive our third critical priority: improving operational performance and efficiency to return value to stockholders. Incentive compensation, including the availability of continued equity compensation in the coming 1–2 years, is an important motivator for our executives and employees to continue pursuing these priorities.

The size of our share reserve request Is reasonable. If the stockholders approve the Amended Plan, then as of May 28, 2026, we would have an additional 2,850,000 shares available for future grants of awards, for a total of 3,011,156 shares available for grants under the Amended Plan (as adjusted by shares subject to awards granted under the Plan or returned to the Plan between March 9, 2026 and the date of the 2026 Annual Meeting). In addition, as described in the “Share Reserve” section below, certain shares subject to awards granted under the Prior Plan may become available for grant under the Amended Plan.

Our equity plan dilution rate (or overhang) as of March 9, 2026 was 10.5%. If shareholders approve the Amended Plan, the addition of 2,850,000 new shares under the Amended Plan would increase our dilution rate to 14.9%. For further details about these calculations, see the Fully-Diluted Overhang Calculation table below.

In sum, to ensure that we can continue to attract, motivate and retain highly qualified talent and to maintain a vitally important compensation tool aligned with stockholder interests, the Board recommends that our stockholders vote for the approval of the Amended Plan.

Key Data—Outstanding Awards, Share Usage and Dilution

As of March 9, 2026, we had the following awards granted and outstanding, and only 161,156 shares remaining available for future awards under the Plan:

−	624,144 stock options outstanding, with a weighted-average exercise price of $32.96 and a weighted-average remaining term of 1.1 years; and

−	4,885,481 full-value awards outstanding (consisting of time- and performance-based restricted stock units).

From 2023 through 2025, awards under the Plan and its predecessor plan, the Third Amended and Restated 2010 Omnibus Incentive Plan (the “Prior Plan”), are quantified as follows:

Annual Equity Usage
	2025	2024	2023	3-Year Average
Options and performance-based options(1)	—	—	212,135	70,712
RSUs and performance-based RSUs(2)	1,738,090	1,074,412	550,797	1,121,100
Total awards	1,738,090	1,074,412	762,932	1,191,811
Weighted-average shares outstanding—basic	49,293,000	49,662,000	49,711,000	49,555,333
Gross usage (% of outstanding)(3)	3.53%	2.16%	1.53%	2.41%

(1)	Represents performance-based options that vested during the year indicated. No options or performance-based options were granted during the three years shown in the table.
(2)	Represents RSUs granted, and performance-based RSUs vested, during the year indicated.
(3)	Calculated as total awards divided by weighted-average shares outstanding, both as listed in the table.

The following table provides aggregated information regarding the overhang and dilution associated with the Plan and the Prior Plan and the potential stockholder dilution that would result if the Amended Plan were approved.

Fully-Diluted Overhang Calculation
	As of Mar. 9, 2026	As of Mar. 9, 2026, Giving Effect to Approval of Amended Plan
Shares outstanding	48,548,002	48,548,002
Potential dilution:
Shares issuable under outstanding equity awards(1)	5,509,625	5,509,625
Shares available for future awards under Plan	161,156	161,156
Additional share reserve under the Amended Plan		2,850,000
Fully-diluted shares outstanding	54,218,783	57,068,783
Fully-diluted overhang(2)	10.5%	14.9%

(1)	Consists of 624,144 options and 4,885,481 restricted stock units. All outstanding performance-based RSUs are unearned.
(2)	Calculated as potential dilution shares divided by fully-diluted shares outstanding, both as listed in the table.

Key Compensation Governance Features

The Amended Plan reflects a range of compensation best practices, including the following key features that the Board believes are consistent with the interests of our stockholders and sound corporate governance principles:

−	Minimum Vesting. Awards granted under the Amended Plan will generally have a minimum one-year vesting period, with limited exceptions.

−
No Dividends or Dividend Equivalents Prior to Vesting. The Amended Plan prohibits the payment of dividends or dividend equivalents on any award unless and until the award vests and does not permit the payment of dividend equivalents on stock options or stock appreciation rights.

−
Limit on Non-Employee Director Compensation. The Amended Plan places a $750,000 limit on the aggregate amount of compensation payable to non-employee director during any calendar year, whether in cash or equity.

−
Robust Clawback Provision. The Amended Plan contains a broad clawback provision that authorizes us, in the event of an accounting restatement, or as otherwise determined appropriate by the Committee, to cancel awards granted to any participant, and to recover any payment made under an award in excess of what would have been paid after giving effect to the accounting restatement.

−
Stockholder Approval is Required for Additional Shares. The Amended Plan does not contain an annual “evergreen” provision and instead authorizes a fixed number of shares, so that stockholder approval is required for any additional shares.

−	No Discounted Options or Stock Appreciation Rights. The exercise price of any stock option or stock appreciation right must generally be at least equal to the fair market value of the share at grant.

−	No Repricing. The Amended Plan prohibits repricing of options and stock appreciation rights without stockholder approval (other than to reflect stock splits, spin-offs and other corporate events).

Material Changes to the Plan

The following summary highlights the proposed material amendments to the Plan.

−
The aggregate number of shares reserved for issuance pursuant to awards granted under the Plan has been increased by 2,850,000 additional shares, for a total of 6,019,641 shares reserved under the Amended Plan (of which, 161,156 shares remained available for the grant of new awards as of March 9, 2026, as noted above).

−	The term of the Plan has been extended by approximately one year, from May 29, 2035 to May 28, 2036, 10 years from the date of approval of the Amended Plan by our stockholders.

Summary of the Amended Plan

Following is a summary of certain key provisions of the Amended Plan. This summary does not purport to be a complete description of all the provisions of the Amended Plan and is qualified in its entirety by the provisions of the Amended Plan, a copy of which is attached as Appendix A to this Proxy Statement.

The Amended Plan provides a flexible range of equity award opportunities to attract, retain and motivate the best available talent for the successful conduct of our business in responding to changing circumstances over time.

Eligibility. Employees and consultants of the Company and our subsidiaries, including our executive officers, and non-employee members of the Board may participate in the Amended Plan as designated by the Committee. We intend to grant equity awards under the Amended Plan to employees in the United States and in certain foreign jurisdictions. As of December 31, 2025, we had approximately 2,800 full- and part-time employees globally, excluding approximately 5,800 individuals who were employed as sales employees in our Mainland China operations. As of April 1, 2026, we had seven non-employee directors and six executive officers, including two employee directors. The number of consultants currently engaged by our company and subsidiaries is not reasonably determinable, but to date, we have granted an award under the Plan to only one consultant, and at the present time, we otherwise generally do not anticipate granting awards to other consultants. The amounts of awards that may be allocated to participants under the Amended Plan will be determined at the discretion of the Committee and are not presently determinable.

Types of Awards. The types of equity awards that will be available for grant under the Amended Plan are:

−	incentive stock options	−	restricted stock	−	performance cash

−	non-statutory stock options	−	restricted stock units	−	performance shares

−	stock appreciation rights	−	other share-based awards	−	performance units

Share Reserve. Subject to certain adjustments (as described in this “Share Reserve” section and below under “Adjustments”), as of the date of approval of the Amended Plan by the Company’s stockholders, the aggregate number of shares of our common stock which may be issued or transferred pursuant to awards under the Amended Plan will be 6,019,641 shares, which includes 1,159,722 shares previously available for issuance under the Prior Plan as of June 5, 2024, the effective date of the Plan as originally adopted. If any share covered by an award granted under the Amended Plan is forfeited, terminated, canceled, expires or is settled in cash (in whole or in part), then such share shall revert to and become available for grant under the Amended Plan. With respect to any award granted under the Prior Plan (including under predecessors of such Prior Plan), if any shares covered by such award are forfeited, terminated, canceled, expire or are settled in cash (in whole or in part), then the shares covered by such award shall revert to and become available for grant under the Amended Plan as to one share if the share was subject to a stock option or stock appreciation right or 2.25 shares if the share was subject to an award other than a stock option or stock appreciation right (in accordance with the fungible share counting provisions of the Prior Plan).

In the event that withholding tax liabilities arising from an award other than an option or stock appreciation right granted under the Amended Plan or the Prior Plan (including under predecessors of such Prior Plan) are satisfied by the tendering of shares (either actually or by attestation) or by the withholding of shares by the company, the shares so tendered or withheld shall be added to the shares available for awards under the Amended Plan. However, the following shares will not be added to the shares authorized for grant: (i) shares tendered or withheld in payment of the purchase price of an option granted under the Amended Plan or the Prior Plan; (ii) shares tendered or withheld to satisfy any tax withholding obligation with respect to options or stock appreciation rights granted under the Amended Plan or the Prior Plan; (iii) shares subject to a stock appreciation right granted under the Amended Plan or the Prior Plan that are not issued in connection with its stock settlement on exercise thereof; and (iv) shares reacquired by the company on the open market or otherwise using cash proceeds from the exercise of options granted under the Amended Plan or the Prior Plan.

Shares of common stock under awards made in substitution or exchange for awards granted by a company acquired by us or a subsidiary, or with which we or any subsidiary combine(s), do not reduce the maximum number of shares that may be issued under the Amended Plan. In addition, if a company acquired by us or a subsidiary, or with which we or any subsidiary combine(s), has shares remaining available under a plan approved by its stockholders, the available shares (adjusted to reflect the exchange or valuation ratio in the acquisition or combination) may be used for awards under the Amended Plan and will not reduce the maximum number of shares of common stock that may be issued under the Amended Plan; provided, however that awards using such available shares shall not be made after the date awards or grants could have been made under the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not our employees or directors prior to the acquisition or combination.

Shares delivered under the Amended Plan may consist of authorized and unissued shares, shares held in treasury or shares purchased in the open market. We currently plan to deliver shares of common stock under the Amended Plan from our treasury shares.

Performance Awards Granted to Executive Officers. Although the qualified performance-based compensation exception under Section 162(m) of the Code was eliminated as part of the 2017 U.S. tax reform legislation, in Article 10 of the Amended Plan we have retained some of the provisions of the Prior Plan relating to qualification for such exception, which will generally apply in granting awards (other than time-based awards) to our executive officers.

Among other things, the Amended Plan sets out categories of performance criteria that may be used in issuing performance-based awards to executive officers (see section 10.2 of the Amended Plan, as described below in the section titled “Performance Criteria”). The Committee may also exclude under the terms of the performance awards the impact of an event or occurrence which the Committee determines should appropriately be excluded, including, without limitation, (i) restructurings, discontinued operations, extraordinary items, and other unusual, infrequent or non-recurring charges, (ii) an event either not directly related to our operations or not within the reasonable control of our management, or (iii) the cumulative effects of changes in tax or accounting practices, assumptions, standards or laws. Further, if Article 10 of the Amended Plan is applicable at grant, the Committee may waive achievement of performance goals or make upward adjustments to the amount payable under awards only in cases of death or disability or in special circumstances as determined by the Committee.

Non-employee Director Compensation. The aggregate grant date fair value (computed as of the date of grant in accordance with applicable financial accounting rules) of all awards under the Amended Plan and all cash compensation, whether granted under the Amended Plan or otherwise, granted to any non-employee director during any single calendar year shall not exceed $750,000.

Adjustments. In the event of any merger, reorganization, consolidation, recapitalization, dividend or distribution (whether in cash, shares or other property, other than a regular cash dividend), stock split, reverse stock split, spin-off or similar transaction or other change in corporate structure affecting our common stock or the value thereof, such adjustments and other substitutions shall be made to the Amended Plan and to awards as the Committee deems equitable or appropriate taking into consideration the accounting and tax consequences, including such adjustments in the aggregate number, class and kind of securities that may be delivered under the Amended Plan, the maximum number of shares that may be issued pursuant to incentive stock options and, in the aggregate or to any participant, in the number, class, kind, and option, grant or exercise price of securities subject to outstanding awards granted under the Amended Plan (including, if the Committee deems appropriate, the substitution of similar options to purchase the shares of, or other awards denominated in the shares of, another company) as the Committee may determine to be appropriate; provided, however, that the number of shares subject to any award shall always be a whole number.

Administration of the Amended Plan. The Amended Plan shall be administered by the Committee. To the extent not inconsistent with applicable law or the Committee’s charter, the Committee may delegate certain of its authority under the Amended Plan to a committee of one or more directors of the Company, one or more executive officers, or a committee of executive officers. Decisions of the Committee shall be final, conclusive and binding on all persons or entities. The Committee has the authority to perform the following actions:

−	Designate participants under the Amended Plan;

−	Determine the type(s), number, terms and conditions of awards, subject to the terms of the Amended Plan;

−	Amend or modify any award or waive any restrictions or conditions applicable to any award or any shares acquired pursuant thereto;

−
Accelerate, continue or extend the exercisability or vesting of any award or any shares acquired pursuant thereto, including with respect to the period following termination of a participant’s employment or services;

−	Determine whether, and to what extent, awards may be settled in cash, shares, or other property, and whether such payment will be deferred either automatically or the participant’s election;

−
Determine whether, to what extent, and under what circumstances may an award be canceled or suspended (although options and stock appreciation rights may not be canceled in exchange for cash or another award);

−	Interpret and administer the Amended Plan and any instrument or agreement entered into under or in connection with the Amended Plan, including any award agreement;

−	Establish, adopt or revise any rules and regulations, and appoint such agents as it deems appropriate to administer the Amended Plan;

−
Make any adjustments or modification to awards granted to participants who are working outside the United States and adopt any sub-plans as may be deemed necessary or advisable for participation of such participants to fulfill the purposes of the Amended Plan and/or to comply with applicable local laws;

−	Determine whether any award (excluding options and stock appreciation rights) will entitle a participant to dividend equivalents; and

−	Make all other decisions and determinations that may be necessary or desirable under the Amended Plan.

Options. The Amended Plan provides that options generally must have an exercise price that is at least equal to 100% of the fair market value of our common stock on the date the option is granted. To the extent permitted by law and as determined by the Committee, an option holder may exercise an option by payment of the exercise price in a number of different manners, including (1) in cash or cash equivalents, (2) pursuant to a “same day sale” program through a broker, (3) by the surrender of shares of common stock already owned by the option holder, (4) with the consent of the Committee, by withholding shares of common stock otherwise issuable in connection with the exercise of the option, or (5) such other form of consideration permitted by applicable law as determined by the Committee. Options awarded under the Amended Plan may generally be granted for terms of up to ten years. In no event may dividend equivalents be granted with respect to options. Subject to certain adjustments (also described above under “Adjustments”), not more than 4,859,919 shares of common stock may be issued under the Amended Plan pursuant to incentive stock options.

The Amended Plan also provides that any outstanding in-the-money stock options will be automatically exercised on the last day of the term of such awards, unless otherwise set forth in an award agreement.

Stock Appreciation Rights. The Committee may grant stock appreciation rights independently of or in connection with another award. The base price per share of a stock appreciation right shall generally be at least 100% of the fair market value of our common stock on the date of grant. Upon the exercise of a stock appreciation right, the holder shall have the right to receive the excess of (i) the fair market value of one share of common stock on the date of exercise (or such amount less than such fair market value as the Committee shall so determine at any time during a specified period before the date of exercise) over (ii) the grant price of the stock appreciation right. Payment shall be made in shares of common stock, in cash, or other property, or any combination thereof, as determined by the Committee. No stock appreciation right will have a term greater than ten years. In no event may dividend equivalents rights be granted with respect to stock appreciation rights.

The Amended Plan also provides that any outstanding in-the-money stock appreciation rights will be automatically exercised on the last day of the term of such awards, unless otherwise set forth in an award agreement.

Restricted Stock and Restricted Stock Units. The Committee may also award restricted stock or restricted stock units independently or in connection with other awards or as payment of performance awards and other cash-based incentive compensation (subject to the requirements of Section 409A of the Code). Unless otherwise provided in the award agreement, beginning on the date of grant of the restricted stock award and subject to execution of the award agreement, the participant becomes a stockholder with voting and distribution rights with respect to all shares subject to the award. A participant receiving a restricted stock unit award will not possess voting rights or any other rights of a stockholder with respect to such award until vested, except as provided in the award agreement for such award.

Other Share-Based Awards. Other awards of shares and other awards based on shares or other property, including deferred stock units, may be granted under the Amended Plan either alone or in addition to other awards granted under the Amended Plan. Such awards may also be available as a form of payment of other awards granted under the Amended Plan and other cash-based compensation. The terms of such other share-based awards granted under the Amended Plan will be set forth in an award agreement containing provisions determined by the Committee and not inconsistent with the Amended Plan.

Performance Awards. The Amended Plan provides for the grant of performance awards in the form of performance cash, performance shares and performance units, for no consideration or for such minimum consideration as may be required by applicable law. The performance criteria and period for each performance award will be conclusively determined by the Committee and may be based upon the criteria set forth in the Amended Plan. The achievement of the performance criteria and the amount of a performance award to be distributed shall be conclusively determined by the Committee.

Performance Criteria. To the extent that any Award subject to Article 10 of the Amended Plan is a Performance Award or is otherwise subject to the achievement of performance goals, the lapsing of restrictions thereon and the vesting or distribution of cash, shares or other property pursuant thereto, as applicable, shall be subject to the achievement of one or more performance goals established by the Committee, which shall be based on the attainment of specified levels of one or any combination of the following or on such other measures as determined appropriate by the Committee: net sales; revenue or product revenue; revenue growth or product revenue growth; operating income (before or after taxes); pre- or after-tax income or loss (before or after allocation of corporate overhead and bonus); earnings or loss per share; net income or loss (before or after taxes); return on equity; total stockholder return; return on assets or net assets; appreciation in and/or maintenance of the price of the shares or any other publicly-traded securities of the Company; market share; gross profits; earnings or losses (including earnings or losses before taxes, before interest and taxes, or before interest, taxes, depreciation and amortization); economic value-added models or equivalent metrics; comparisons with various stock market indices; reductions in costs; cash flow or cash flow per share (before or after dividends); return on capital (including return on total capital or return on invested capital); cash flow return on investment; improvement in or attainment of expense levels or working capital levels, including cash, inventory and accounts receivable; operating margin; gross margin; year-end cash; cash margin; debt reduction; stockholders equity; operating efficiencies; market share; customer satisfaction; customer growth; employee satisfaction; regulatory achievements (including submitting or filing applications or other documents with regulatory authorities or receiving approval of any such applications or other documents and passing pre-approval inspections (whether of the Company or the Company’s third-party manufacturer) and validation of manufacturing processes (whether the Company’s or the Company’s third-party manufacturer’s)); strategic partnerships or transactions (including in-licensing and out-licensing of intellectual property; establishing relationships with commercial entities with respect to the marketing, distribution and sale of the Company’s products (including with group purchasing organizations, distributors and other vendors); supply chain achievements (including establishing relationships with manufacturers or suppliers of component materials and manufacturers of the Company’s products); and co-development, co-marketing, profit sharing, joint venture or other similar arrangements); financial ratios, including those measuring liquidity, activity, profitability or leverage; cost of capital or assets under management; financing and other capital-raising transactions (including sales of the Company’s equity or debt securities; factoring transactions; sales or licenses of the Company’s assets, including its intellectual property, whether in a particular jurisdiction or territory or globally; or through partnering transactions); implementation, completion or attainment of measurable objectives with respect to research, development, manufacturing, commercialization, products or projects, production volume levels, strategies and strategic objectives, acquisitions and divestitures; factoring transactions; recruiting and maintaining personnel; metrics related to distributors or customers; product subscription orders; distributor and customer retention rates; downloads or users of the Company’s digital applications, or other measures of the development, adoption or usage of such applications or of other digital or social initiatives. Such performance goals also may be based solely by reference to the Company’s performance or the performance of one or more subsidiaries, divisions, business segments, business units or other sub-components of the Company, or based upon the relative performance of other companies or upon comparisons of any of the indicators of performance relative to other companies. The Committee may also exclude charges, accruals, revenue, income, gains, losses, and/or other impacts related to an event or occurrence (including the anticipation of such event or occurrence) which the Committee determines should appropriately be excluded, including, without limitation, (a) the effects of currency fluctuations; (b) restructurings, discontinued operations, extraordinary items, and other unusual, infrequent, non-recurring, or non-operational charges or events; (c) litigation, claim judgments, or settlements; (d) the discontinuation, disposal, or acquisition of a business, division, or asset; (e) asset write-downs; (f) stock dividends, stock splits, reverse stock splits, stock issuances, stock repurchases, or other actions involving the Company’s stock; (g) an event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management; (h) any or all items that are excluded from the calculation of non-GAAP earnings; or (i) the effects of changes in tax or accounting practices, assumptions, standards, or laws.

No Repricing. The Amended Plan prohibits the repricing of an option or a stock appreciation right (other than to reflect stock splits, spin-offs and other corporate events described under “Adjustments” above) unless stockholder approval is obtained. For purposes of the Amended Plan, a repricing means a reduction in the exercise price of an option or the grant price of a stock appreciation right, the cancellation of an option or stock appreciation right in exchange for cash or another award under the Amended Plan (except in connection with a change in control), or any other action with respect to an option or stock appreciation right that may be treated as a repricing under the rules of the principal U.S. national securities exchange on which the common stock is traded.

Minimum Vesting. No award granted under the Amended Plan may vest in less than one year from its date of grant. Notwithstanding the foregoing, up to 5% of the available shares of common stock authorized for issuance under the Amended Plan may be used for awards that vest (in full or in part) in less than one year from their date of grant (the “5% Basket”); provided, that nothing will limit the Company’s ability to grant awards that contain rights to accelerated vesting on a termination of service or to otherwise accelerate vesting, or limit any rights to accelerated vesting in connection with a change in control of the Company, and such vesting shall not count against the 5% Basket. In addition, this one-year minimum vesting requirement does not apply to substitute awards granted by the Company in connection with the exchange, substitution or assumption of equity awards of an acquired company, to awards granted to non-employee directors which vest on the earlier of one year of the grant date or the date of the next annual Company stockholder meeting (which is at least 50 weeks after the immediately preceding year’s annual meeting), or to performance cash awards that are denominated and settled solely in cash.

Dividends; Dividend Equivalents. Awards other than options and stock appreciation rights may, if determined by the Committee, provide that the participant will be entitled to receive, currently or on a deferred basis, cash, stock or other property dividends, or cash payments in amounts equivalent to cash, stock, or other property dividends declared with respect to shares of common stock covered by an award. The Committee may provide that such amounts will be deemed to have been reinvested in additional shares of common stock or otherwise, provided that in all cases they are subject to the same vesting or performance conditions as the underlying award. In no event shall any award provide for the payment of dividends or dividend equivalents in any form prior to the vesting of the underlying award.

Cancellation of Award; Forfeiture of Gain. An award shall be canceled to the maximum extent permitted under applicable law if the participant violates a non-competition, non-solicitation or non-disclosure covenant or agreement or otherwise engages in activity that is in conflict with or adverse to our interests, including conduct contributing to any financial restatements or financial irregularities, as determined by the Committee in its sole discretion. The Committee may provide in an award agreement that if within the time period specified in the award agreement the participant establishes a relationship with a competitor or engages in an activity referred to in the preceding sentence, the participant will forfeit any gain realized on the vesting or exercise of the award and must repay such gain.

Clawback or Recoupment. All compensation awarded under the Amended Plan and Prior Plan is subject to recovery or other penalties pursuant to or to facilitate compliance with any clawback policy of the Company as in effect from time to time, including the Company’s Executive Officer Incentive Compensation Recovery Policy (the “Recovery Policy”), and any clawback provision set forth in an award agreement, or applicable laws, rules, regulations or stock exchange listing standards. The Amended Plan further provides that, if the Company is required to prepare an accounting restatement (within the meaning of the Recovery Policy), the Recovery Policy will apply to the fullest extent required by applicable law, and in any such case or in any other circumstances determined appropriate by the Committee, the Committee may terminate any awards granted under the Amended Plan or the Prior Plan and/or require any participant to reimburse us the amount of any payment or benefit received with respect to any awards granted under the Amended Plan or the Prior Plan to the extent the participant has received any incentive-based compensation that would not have been earned or accrued after giving effect to the accounting restatement. By accepting an award under the Amended Plan, the participant agrees to such recovery or other penalties.

Nontransferability. Awards granted under the Amended Plan will not be transferable other than by will or by the laws of descent and distribution, and may be exercised during the participant’s lifetime only by the participant or the participant’s guardian or legal representative, except to the extent permitted and under such terms and conditions as determined by the Committee for transfers to certain family members, family trusts, or other family-owned entities, or for charitable donations.

Change in Control. Unless otherwise provided in the award agreement, upon a change in control in which the successor company does not assume or substitute certain awards, such awards will become fully vested and exercisable immediately prior to such change in control. Upon a change in control, the Committee may also in its discretion determine that certain awards will be canceled and terminated, with payment where applicable. Unless otherwise provided in an award agreement or other agreement with the company, the vesting of any performance-based award (whether upon a change in control if the awards are not assumed or substituted for, or upon a qualifying termination of employment that follows a change in control) shall be subject to the attainment of the underlying performance goals and shall vest based on actual performance.

The definition of change in control in an award agreement generally may not provide that a change in control will occur until consummation or effectiveness of a change in control of the company and may not provide that a change in control will occur upon the announcement, commencement, stockholder approval or other potential occurrence of any event or transaction that, if completed, would result in a change in control of the company.

Section 409A of the Code. Awards under the Amended Plan are intended to be exempt from or comply with Section 409A of the Code and shall be construed, interpreted and administered in accordance with such intent. To the extent that an award or the payment, settlement or deferral thereof is subject to Section 409A of the Code, the award shall be granted, paid, settled or deferred in a manner that will comply with Section 409A of the Code, including regulations or other guidance issued with respect thereto, except as otherwise determined by the Committee. Any provision of the Amended Plan that would cause the grant of an award or the payment, settlement or deferral thereof to fail to satisfy Section 409A of the Code shall be amended to comply with Section 409A of the Code on a timely basis, which may be made on a retroactive basis, in accordance with regulations and other guidance issued under Section 409A of the Code to the extent such amendment is determined appropriate by the Committee, in each case without the consent of or notice to the Participant. To the extent necessary to comply with Section 409A of the Code, payments due under the Amended Plan upon separation of service to participants who are “specified employees” within the meaning of Section 409A will be delayed for the period required by Section 409A and payments will be made upon a change in control only if such event is considered a permissible payment event under Section 409A (otherwise payment of any amount due will be made at a time permissible under Section 409A).

Amendment or Termination. The Board may alter, amend, suspend, or terminate the Amended Plan in any respect at any time, subject to stockholder approval where such approval is required by applicable law or stock exchange rules. The Board may not amend the Amended Plan in any manner that would result in noncompliance with Rule 16b-3 under the Exchange Act and may not, without stockholders’ approval, amend the Amended Plan to (a) increase the number of shares that may be the subject of awards under the Amended Plan (except for certain adjustments pursuant to the Amended Plan), (b) expand the types of awards available under the Amended Plan, (c) materially expand the class of persons eligible to participate in the Amended Plan, (d) eliminate the requirements relating to minimum exercise price, minimum grant price and stockholder approval, or (e) increase the maximum permissible term of any option or stock appreciation right. Further, no amendment to, or termination of, the Amended Plan may materially impair any of the rights of a participant under any awards previously granted without such participant’s consent, unless such amendments are, or Amended Plan termination is, necessary or advisable to comply with applicable laws, as determined by the Committee.

Term. Unless earlier terminated by the Committee, the Amended Plan will expire on the tenth anniversary of the date of stockholder approval of the Amended Plan. We currently expect that stockholder approval will be obtained on May 28, 2026; accordingly, it is anticipated that the Amended Plan’s termination date will be May 28, 2036, unless earlier terminated by the Committee. No awards will be granted under the Amended Plan after that date.

Tax Status of Amended Plan Awards

The following discussion of the U.S. federal income tax status of awards under the Amended Plan is based on current U.S. federal tax laws and regulations as of April 2026, and does not purport to be a complete description of the U.S. federal income tax laws. Participants may also be subject to certain state and local taxes or may be subject to taxes imposed by countries other than the U.S., none of which are described below.

Nonqualified Stock Options and Incentive Stock Options. No income will be realized by an optionholder, and no deduction will be taken by us, upon grant of a nonqualified stock option. Upon exercise of a nonqualified stock option, the optionholder will recognize ordinary income in an amount equal to the excess, if any, of the fair market value of the underlying stock over the option exercise price (the “spread”) at the time of exercise. The spread will be deductible by us for federal income tax purposes, subject to the possible limitations on deductibility under Sections 162(m) and 280G of the Code of compensation paid to executives designated in those sections. The optionholder’s tax basis in the underlying shares acquired by exercise of a nonqualified stock option will equal the exercise price plus the amount taxable as compensation to the optionholder. Upon sale of the shares received by the optionholder upon exercise of the nonqualified stock option, any gain or loss is generally long term or short term capital gain or loss, depending on the length of the period that the optionholder holds the shares. The optionholder’s holding period for shares acquired pursuant to the exercise of a nonqualified stock option will begin on the date of exercise of such option. Additional considerations may be applicable to individuals who are subject to the reporting and short-swing profit provisions under Section 16 of the Exchange Act.

The payment by an optionholder of the exercise price, in full or in part, with previously acquired shares of common stock will not affect the tax treatment of the exercise described above. No gain or loss generally will be recognized by the optionholder upon the surrender of the previously acquired shares to us, and shares received by the optionholder, equal in number to the previously surrendered shares, will have the same tax basis as the shares surrendered to us and will have a holding period that includes the holding period of the shares surrendered. The value of shares received by the optionholder in excess of the number of shares surrendered to us will be taxable to the optionholder. Such additional shares will have a tax basis equal to the fair market value of such additional shares as of the date ordinary income is recognized, and will have a holding period that begins on the date ordinary income is recognized.

The Code requires that, for incentive stock option treatment, shares acquired through exercise of an incentive stock option cannot be disposed of before two years from the date of grant and one year from the date of exercise. Incentive stock option holders will generally incur no federal income tax liability at the time of grant or upon exercise of such options. However, the spread will be an “item of tax preference” which may give rise to “alternative minimum tax” liability at the time of exercise. If the optionholder does not dispose of the shares before two years from the date of grant and one year from the date of exercise, the difference between the exercise price and the amount realized upon disposition of the shares will constitute long term capital gain or loss, as the case may be. Assuming both the holding periods are satisfied, no deduction will be allowable to us for federal income tax purposes in connection with the grant or exercise of the option. If, within two years of the date of grant or within one year from the date of exercise, the holder of shares acquired through the exercise of an incentive stock option disposes of such shares, the optionholder will generally realize ordinary taxable compensation at the time of such disposition equal to the difference between the exercise price and the lesser of the fair market value of the stock on the date of initial exercise or the amount realized on the subsequent disposition, and such amount will generally be deductible by us for federal income tax purposes, subject to the possible limitations on deductibility under Sections 162(m) and 280G of the Code for compensation paid to executives designated in those sections.

Stock Appreciation Rights. No income is realized by the participant at the time a stock appreciation right is granted, and no deduction is available to us at such time. When the right is exercised, ordinary income is realized by the participant in the amount of the cash and/or the fair market value of the common stock received by the participant, and we will be entitled to a deduction of equivalent value, subject to the provisions of Sections 162(m) and 280G of the Code.

Restricted Stock. Subject to Sections 162(m) and 280G of the Code, we receive a deduction and the participant recognizes taxable income equal to the fair market value of restricted stock generally at the time the restrictions on the shares lapse and/or the performance criteria are satisfied, as applicable, unless the participant elects to recognize such income immediately by so electing not later than 30 days after the date of grant by us to the participant of the stock award as permitted under Section 83(b) of the Code, in which case both our deduction and the participant’s inclusion in income occur on the grant date. In the absence of an election under Section 83(b), the value of any part of such stock award is taxable as ordinary income to such participant on the date(s) on which such stock is received (i.e., vested), and we will be entitled to a corresponding tax deduction.

Restricted Stock Units. Subject to Sections 162(m) and 280G of the Code, we receive a deduction and the participant recognizes taxable income equal to the fair market value of the shares underlying the restricted stock units at the time the units vest and shares of common stock or cash are issued or paid. Section 83(b) of the Code is not applicable to restricted stock units. The value of any part of restricted stock units distributed to participants is taxable as ordinary income to such participant in the year in which such stock is received, and we will be entitled to a corresponding tax deduction.

Other Awards. Subject to Sections 162(m) and 280G of the Code, we receive a deduction and the participant recognizes ordinary income equal to the value of the award at the time of vesting or payment, whether such award is paid in cash or stock.

Deduction Limits under Section 162(m). Section 162(m) of the Code, as amended by the 2017 U.S. tax reform legislation, limits to $1 million the amount that a publicly held corporation is allowed each year to deduct for the compensation paid to the corporation’s chief executive officer, chief financial officer and certain of the corporation’s current and former executive officers.

Section 409A of the Code. Section 409A of the Code imposes certain requirements on non-qualified deferred compensation arrangements. These include requirements on a participant’s election to defer compensation and the participant’s selection of the timing and form of distribution of the deferred compensation. Section 409A also generally provides that distributions must be made on or following the occurrence of certain events (i.e., the participant’s disability, a predetermined date, or the participant’s death). Section 409A imposes restrictions on a participant’s ability to change his or her distribution timing or form after the compensation has been deferred. If an award that is subject to Section 409A fails to comply with the requirements of Section 409A, Section 409A imposes an additional 20% federal penalty tax on compensation recognized as ordinary income, as well as interest on such deferred compensation.

New Plan Benefits

Awards under the Amended Plan may be made at the discretion of the Committee, and any awards that may be made and any benefits and amounts that may be received or allocated under the Amended Plan in the future are not determinable at this time. No awards have been made under the Plan or the Amended Plan that are contingent upon approval of the Amended Plan by the stockholders.

As discussed above under “Director Compensation,” under our current non-employee director compensation program, each non-employee director of the Company following the 2026 Annual Meeting will be granted an annual restricted stock unit award valued at $150,000.

Historical Grants under the Plan

The following table sets forth, for each of the individuals and groups indicated, the number of shares subject to equity awards granted under the Plan (without regard to awards that were forfeited or cancelled) since its initial approval on June 5, 2024 through April 1, 2026. No awards have been granted under the Plan to any associate of any of our directors (including nominees) or executive officers, or to any nominee for election as a director who is not a current director, and no person (other than certain of our executive officers who are identified in the table) has received 5% or more of the awards granted under the Plan.

Name and Position	Time-Based RSU Shares	Performance- Based RSU Shares (1)	Total Shares
Named Executive Officers
Ryan S. Napierski President and Chief Executive Officer	592,832	592,832	1,185,664
James D. Thomas Former EVP and Chief Financial Officer	185,858	185,858	371,716
Chayce D. Clark EVP and General Counsel	252,167	252,167	504,334
Steven K. Hatchett EVP and Chief Product Officer	142,625	142,625	285,250
Justin S. Keisel EVP and President of Global Sales	98,806	98,806	197,612
Total Named Executive Officers	1,272,288	1,272,288	2,544,576
Non-employee director group	198,641	—	198,641
All employees who are not executive officers, as a group(2)	1,657,432	531,051	2,188,483
Other grantees(3)	104,253	—	104,253
Total Plan Shares Granted	3,232,614	1,803,339	5,035,953

(1)	Where performance-based restricted stock units were granted, the table reflects the target number of restricted stock units that could have become eligible for vesting.
(2)	Includes Chelsea K. Lantz, who was promoted to the Interim CFO position in March 2026, after all awards included in the table were already granted.
(3)	Consists of one former non-employee director and one consultant.

Valuation of Our Common Stock

On March 31, 2026, the closing price of our common stock, as reported on the New York Stock Exchange, was $7.28 per share.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF OUR AMENDED AND RESTATED 2024 OMNIBUS INCENTIVE PLAN.

PROPOSAL 4:
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

Our Audit Committee is directly responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm. The Audit Committee is also involved in the selection of the lead audit engagement partner whenever a rotational change is required, normally every five years.

PricewaterhouseCoopers LLP (“PwC”) served as our independent registered public accounting firm for the 2025 fiscal year. PwC has served in this capacity since the 1994 fiscal year, and the Audit Committee has selected PwC to serve in this capacity for the 2026 fiscal year. The Audit Committee believes that the continued retention of PwC as our independent registered public accounting firm for 2026 is in the best interests of our company and our stockholders. Before determining to retain PwC for 2026, the Audit Committee conducted its annual evaluation of PwC’s performance and qualifications, considering such factors as technical competence, independence, adequacy of staffing the audit, expertise with our company and industry, reasonableness of fees, and quality and candor of communications. The Audit Committee also considered the potential impact a change in our auditors could have on our company and audit.

As a matter of good corporate governance, we are asking stockholders to ratify the selection of PwC as our independent registered public accounting firm for 2026. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of our company and our stockholders.

Representatives of PwC are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Fees to Independent Registered Public Accountants

The following table presents approximate fees for professional services rendered by PwC for the audit of our annual financial statements for the 2024 and 2025 fiscal years and approximate fees for other services rendered by PwC during those periods.

	Fiscal 2025 ($)	Fiscal 2024 ($)
Audit Fees(1)	3,274,800	4,206,100
Audit-Related Fees	—	—
Tax Fees(2)	1,979,600	1,174,100
All Other Fees(3)	2,000	2,200
Total	5,256,400	5,382,400

(1)
Audit Fees consist of fees billed or expected to be billed for the audit of annual financial statements, review of quarterly financial statements, and services normally provided in connection with statutory and regulatory filings or engagements.

(2)
Tax Fees for 2025 consist of approximately $737,600 in fees for tax compliance work and $1,242,000 in fees for tax consulting work. Tax Fees for 2024 consist of approximately $610,500 in fees for tax compliance work and $563,600 in fees for tax consulting work.

(3)	All Other Fees consist primarily of access fees for accounting, financial and disclosure resources.

Audit and Non-Audit Services Pre-Approval Policy

Under our Audit and Non-Audit Services Pre-Approval Policy, the Audit Committee must pre-approve all audit and non-audit services provided by the independent registered public accounting firm. The policy, as described below, sets forth the procedures and conditions for such pre-approval of services to be performed by the independent registered public accounting firm. Under the policy, proposed services may be either pre-approved categorically within specified budgets (“general pre-approval”) or specifically pre-approved on a case-by-case basis (“specific pre-approval”). In approving any services by the independent registered public accounting firm, the Audit Committee will consider whether the performance of any such service would impair the independent registered public accounting firm’s independence. The policy also authorizes the Audit Committee chair to provide pre-approval for services, provided that she or he reports the pre-approval to the Audit Committee at its next scheduled meeting.

The Audit Committee must specifically pre-approve the terms and fees of each annual audit services engagement. All other Audit, Audit-Related, Tax, and All Other Services (each defined in the policy) may be generally pre-approved pursuant to projected categorical budgets. The Audit services subject to general pre-approval include such services as statutory or financial audits for subsidiaries or affiliates; attest services; and services associated with registration statements, periodic reports and other documents filed with the SEC or foreign regulatory bodies or other documents issued in connection with securities offerings. Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of our financial statements or that are traditionally performed by the independent registered public accounting firm. Tax services include tax compliance, tax planning, and tax advice. All Other Services are those routine and recurring services that the Audit Committee believes will not impair the independence of our registered public accounting firm. The SEC prohibits our independent registered public accounting firm from performing certain non-audit services, and under no circumstances will the Audit Committee approve such services.

The Audit Committee will review the generally pre-approved services from time to time, at least annually. Any changes to budgeted amounts or proposed services require specific pre-approval by the Audit Committee.

In 2025, all of the services provided by PwC were approved by the Audit Committee in accordance with the Audit and Non-Audit Services Pre-Approval Policy.

Audit Committee Report

The Audit Committee is responsible for monitoring our financial auditing, accounting, and financial reporting processes and our system of internal controls on behalf of the Board. Our management has primary responsibility for our internal controls and reporting process. Our independent registered public accounting firm, PricewaterhouseCoopers LLP (“PwC”), is responsible for performing an independent audit of our consolidated financial statements and the effectiveness of our internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and issuing an opinion thereon. The Audit Committee’s responsibility is to monitor these processes. In this context, the Audit Committee met and held discussions with management, our internal auditors and PwC. Management represented to the Audit Committee that the consolidated financial statements for the fiscal year 2025 were prepared in accordance with generally accepted accounting principles.

The Audit Committee hereby reports as follows:

−
The Audit Committee has reviewed and discussed the audited consolidated financial statements and accompanying management’s discussion and analysis of financial condition and results of operations with our management and PwC. This discussion included PwC’s judgments about the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

−	The Audit Committee has discussed with PwC the matters required to be discussed by the applicable requirements of the PCAOB and the Securities and Exchange Commission.

−
PwC also provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the PCAOB regarding PwC’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with PwC the accounting firm’s independence. The Audit Committee also considered whether non-audit services provided by PwC during the last fiscal year were compatible with maintaining the accounting firm’s independence.

−
Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in our Annual Report on Form 10‑K for the fiscal year ended December 31, 2025, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Edwina D. Woodbury, Chair
Daniel W. Campbell
Thomas R. Pisano
Mark A. Zorko*

* Mr. Zorko was a member of the Audit Committee at the time this Committee reviewed, discussed and recommended the audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2026.

CERTAIN RELATIONSHIPS AND RELATED-PERSON TRANSACTIONS

Review and Approval of Related-Person Transactions

Our Audit Committee Charter requires that the Audit Committee review related-person transactions that are significant in size and relevant to an understanding of our financial statements, and approve or reject such transactions. The Charter further requires the Audit Committee to review the policies and procedures utilized by management for the implementation of such transactions. The Charter provides that the Committee has delegated the review and approval or rejection of related-person employment matters to the Compensation and Human Capital Committee.

We have adopted a written policy and procedures with respect to related-person transactions, which include specific provisions for the approval of such transactions. Pursuant to this policy, related-person transactions include a transaction, arrangement or relationship in which we and certain enumerated related persons participate and the amount involved exceeds $25,000.

In the event that a related-person transaction is identified, it must be reviewed and approved or ratified by our Audit Committee. If it is impracticable for our Audit Committee to review the transaction, the transaction will be reviewed by the chair of our Audit Committee if the amount involved is less than $120,000, whereupon the chair of our Audit Committee will report to the Audit Committee the approval or disapproval of the transaction.

In reviewing and approving related-person transactions, the Audit Committee or its chair is required to consider all information that the Audit Committee or its chair believes to be reasonable in light of the circumstances. The Audit Committee or its chair, as the case may be, shall approve only those related-person transactions that are determined to be in, or not inconsistent with, our best interests and those of our stockholders, as the Audit Committee or its chair determines in good faith. No member of the Audit Committee shall participate in any review, consideration or approval of any related-person transaction with respect to which the member or any of his or her immediate family members has an interest.

Related-Person Transaction

Employee Family Member. Cade Napierski, a brother of Ryan Napierski who is an employee of our company, received approximately $401,000 in salary, bonuses, equity vestings and other compensation in 2025, and he was granted 14,330 time-based restricted stock units and 3,583 performance-based restricted stock units. He also participated in the employee benefit plans available generally to our employees.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, based on our knowledge, regarding the beneficial ownership of our Class A Common Stock as of March 31, 2026, except where the footnotes to the table indicate a different date. Unless otherwise indicated in the footnotes to the table, the stockholders listed have direct beneficial ownership and sole voting and investment power with respect to the shares beneficially owned. For each individual and group included in the table below, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group by the sum of the 49,176,734 shares of Class A Common Stock outstanding on March 31, 2026 plus the number of shares of Class A Common Stock that such person or group had the right to acquire within 60 days after March 31, 2026.

Directors, Named Executive Officers, 5% Stockholders	Number of Shares(1)	Percent of Class
Ryan S. Napierski	579,354	1.2%
Chayce D. Clark	139,086	*
Steven K. Hatchett	122,535	*
Steven J. Lund(2)	119,210	*
Daniel W. Campbell(3)	102,601	*
Thomas R. Pisano(4)	90,184	*
James D. Thomas	87,345	*
Justin S. Keisel	71,393	*
Edwina D. Woodbury(5)	41,254	*
Mark A. Zorko	33,943	*
Laura Nathanson	33,149	*
Emma S. Battle	31,006	*
James M. Winett	18,008	*
All directors and executive officers as a group (13 persons)	1,381,722	2.8%
The Vanguard Group(6)	3,940,071	8.0%
BlackRock Inc.(7)	3,758,511	7.6%
Charles Schwab Investment Management Inc.(8)	2,621,785	5.3%

*	Less than 1%
(1)
Includes shares that the above individuals have the right to acquire within 60 days as follows: Mr. Napierski – 200,714; Mr. Lund – 0; Mr. Campbell – 18,008; Mr. Hatchett – 10,481; Mr. Clark – 11,288; Mr. Pisano – 18,008; Mr. Thomas – 16,531; Mr. Keisel – 9,750; Ms. Woodbury – 18,008; Mr. Zorko – 18,008; Ms. Nathanson – 18,008; Ms. Battle – 18,008; Mr. Winett – 18,008; and all directors and executive officers as a group – 358,288.

(2)
Includes 113,574 shares held by a family limited liability company for which Mr. and Mrs. Lund serve as co-managers and share voting and investment power. Also includes 5,636 shares held indirectly by Mr. and Mrs. Lund as co-trustees with respect to which they share voting and investment power.

(3)
Includes 21,208 shares that Mr. Campbell jointly owns with his spouse; 53,375 shares held in a trust for which Mr. Campbell’s spouse serves as trustee and for which Mr. Campbell, his spouse and descendants are beneficiaries; and 10,010 shares held by a family limited liability company owned and controlled by Mr. Campbell and his spouse.

(4)	Includes 72,176 shares that Mr. Pisano jointly owns with his spouse.
(5)	In addition to the shares reported in the table above, Ms. Woodbury has elected to defer receipt of an additional 1,739 shares pursuant to the company’s Deferred Compensation Plan.
(6)
Based on a Schedule 13G/A filed by The Vanguard Group with the SEC on January 31, 2025 and disclosing ownership information as of December 31, 2024. According to the Schedule 13G/A, The Vanguard Group has shared voting power for 175,049 shares, sole dispositive power for 3,746,052 shares, and shared dispositive power for 194,019 shares. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355. The Vanguard Group subsequently reported, in a Schedule 13G/A filed with the SEC on March 27, 2026, that due to an internal realignment, it no longer has, or is deemed to have, beneficial ownership over Company securities beneficially owned by various Vanguard subsidiaries and/or business divisions. The Vanguard Group also reported that certain subsidiaries or business divisions that formerly had, or were deemed to have, beneficial ownership with The Vanguard Group will report beneficial ownership separately (on a disaggregated basis).

(7)
Based on a Schedule 13G/A filed by BlackRock, Inc. with the SEC on April 17, 2025 and disclosing ownership information as of March 31, 2025. According to the Schedule 13G/A, BlackRock, Inc. has sole voting power for 3,690,500 shares and sole dispositive power for 3,758,511 shares. These totals include shares beneficially owned by BlackRock Life Limited; BlackRock Advisors, LLC; BlackRock Asset Management Canada Limited; BlackRock (Netherlands) B.V.; BlackRock Fund Advisors; BlackRock Institutional Trust Company, National Association; BlackRock Financial Management, Inc.; and BlackRock Investment Management, LLC. The address of BlackRock, Inc. is 50 Hudson Yards, New York, NY 10001.

(8)
Based on a Schedule 13G filed by Charles Schwab Investment Management Inc with the SEC on February 12, 2026, and disclosing ownership information as of December 31, 2025. According to the Schedule 13G, Charles Schwab Investment Management Inc has sole voting power and sole dispositive power for 2,621,785 shares. The address of Charles Schwab Investment Management Inc. is 9800 Schwab Way, Lone Tree, CO 80124.

STOCKHOLDER PROPOSALS FOR 2027 ANNUAL MEETING

In order for a stockholder proposal to be considered for inclusion in our proxy statement for our 2027 annual meeting, the written proposal must be received at our principal executive offices no later than the close of business on December 16, 2026. Proposals should be addressed to: Corporate Secretary, Nu Skin Enterprises, Inc., 75 West Center Street, Provo, Utah 84601. Such proposals also will need to comply with the requirements contained in our Bylaws and SEC regulations regarding the inclusion of stockholder proposals in company-sponsored proxy materials.

Any stockholder proposal, including any director nomination, that is not submitted for inclusion in our 2027 proxy statement under SEC regulations, but is instead sought to be presented directly at our 2027 annual meeting, must be received by the Corporate Secretary at the above address no later than the close of business on February 27, 2027 and no earlier than the close of business on January 28, 2027. However, if the date of our 2027 annual meeting is changed by more than 30 days from the one-year anniversary of our 2026 Annual Meeting, a stockholder’s notice must be received by our Corporate Secretary at the above address no later than the close of business on the later of (a) the 90th day before the 2027 annual meeting or (b) the 10th day following the day on which public announcement of the date of such meeting is first made, and no earlier than the close of business on the 120th day before such meeting. All notices must meet all information and other requirements contained in our Bylaws. In addition, stockholders who intend to solicit proxies in support of director nominees other than our nominees must also comply with the additional requirements of Rule 14a-19(b) under the Securities Exchange Act. Because our Bylaws impose an earlier deadline for such a notice than Rule 14a-19(b)(1), the noticing stockholder’s proposal must be received by the company in compliance with our Bylaws in order to be timely delivered.

To obtain a copy of the relevant Bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates, a stockholder may contact our Corporate Secretary at our headquarters, 75 West Center Street, Provo, Utah 84601.

HOUSEHOLDING

We may deliver a single notice of internet availability or set of proxy materials to an address shared by two or more of our stockholders. This delivery method, referred to as “householding,” can result in significant cost savings for us. To take advantage of this opportunity, the company and banks and brokerage firms that hold your shares may deliver only one notice of internet availability or set of proxy materials to multiple stockholders who share an address unless one or more of the stockholders has provided contrary instructions. The company will deliver promptly, upon written or oral request, a separate copy of the notice of internet availability or set of proxy materials to a stockholder at a shared address to which a single copy of the documents was delivered. A stockholder who wishes to receive a separate notice of internet availability or set of proxy materials, now or in the future, may obtain one, without charge, by addressing a request to Investor Relations, Nu Skin Enterprises, Inc., 75 West Center Street, Provo, Utah 84601 or by calling (801) 345-1000. Stockholders of record sharing an address who are receiving multiple copies of these materials and wish to receive a single copy of such materials in the future should submit their request by contacting us in the same manner. If you are the beneficial owner, but not the record holder, of the company’s shares and wish to receive only one copy of the notice of internet availability or set of proxy materials in the future, you will need to contact your broker, bank or other nominee to request that only a single copy of each document be mailed to all stockholders at the shared address in the future.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that represent the company’s current expectations and beliefs. All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws and include, but are not limited to, statements of management’s expectations regarding the company’s strategies, strategic priorities, vision, growth, stockholder value, Prysm launch and its potential benefits to the business, expansion into India and its timing, and improvements in operational performance and efficiency; our sustainability goals and initiatives; and statements regarding future compensation decisions and amounts. In some cases, you can identify these statements by forward-looking words such as “will,” “believe,” “expect,” “anticipate,” “continue,” “progress,” “seek,” “opportunity,” “remain,” “intend,” “plan,” “goal,” “targets,” “become,” “likely,” “would,” “could,” “may,” “might,” the negative of these words and other similar words. The forward-looking statements and related assumptions involve risks and uncertainties that could cause actual results and outcomes to differ materially from any forward-looking statements or views expressed herein. These risks and uncertainties include, but are not limited to, political, legal, tax and regulatory uncertainties; adverse publicity; any failure of our initiatives or products to generate interest among our sales force and customers and generate sponsoring and selling activities on a sustained basis; economic conditions; competitive pressures; and the possibility that management or the Compensation and Human Capital Committee could exercise discretion in future compensation decisions, including in ways that differ from the framework described in the Compensation Discussion and Analysis. The company’s performance and the forward-looking statements contained herein are further qualified by a detailed discussion of associated risks set forth in the documents filed by the company with the SEC, including but not limited to the Annual Report on Form 10-K filed on February 13, 2026. The forward-looking statements set forth the company’s beliefs as of the date that such information was first provided, and the company assumes no duty to update the forward-looking statements contained in this proxy statement to reflect any change except as required by law.

Website references throughout this proxy statement are provided for convenience only, and the content of any website is not incorporated by reference into this document.

OTHER MATTERS

As of the date of this proxy statement, the Board of Directors knows of no other matters to be brought before the Annual Meeting. If you return your signed and completed proxy card or vote by telephone or on the internet and other matters are properly brought before the Annual Meeting or any adjournment or postponement thereof, the persons named in the enclosed proxy will have discretionary authority to vote for you on such matters in accordance with their best judgment, acting together or separately.

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, as filed with the Securities and Exchange Commission, without exhibits, may be obtained by stockholders without charge by written request to Investor Relations, Nu Skin Enterprises, Inc., 75 West Center Street, Provo, Utah 84601. A copy of the Annual Report on Form 10-K is also available on our Investor Relations website at ir.nuskin.com. Exhibits will be provided upon written request and payment of an appropriate processing fee.

By Order of the Board of Directors,

STEVEN J. LUND
Chairman of the Board
Provo, Utah
April 3, 2026

APPENDIX A:
AMENDED AND RESTATED 2024 OMNIBUS INCENTIVE PLAN

Nu Skin Enterprises, Inc. (the “Company”), a Delaware corporation, hereby establishes and adopts the following Amended and Restated 2024 Omnibus Incentive Plan.

CONTENTS
1	PURPOSE OF THE PLAN	A-1

2	DEFINITIONS	A-1

3	SHARES SUBJECT TO THE PLAN	A-4

4	ELIGIBILITY AND ADMINISTRATION	A-5

5	OPTIONS	A-6

6	STOCK APPRECIATION RIGHTS	A-7

7	RESTRICTED STOCK AND RESTRICTED STOCK UNITS	A-8

8	OTHER SHARE-BASED AWARDS	A-8

9	PERFORMANCE AWARDS	A-9

10	EXECUTIVE PERFORMANCE AWARD PROVISIONS	A-9

11	CHANGE IN CONTROL PROVISIONS	A-11

12	GENERALLY APPLICABLE PROVISIONS	A-13

13	MISCELLANEOUS	A-14

1	PURPOSE OF THE PLAN

The purpose of the Plan is to assist the Company and its Subsidiaries in attracting and retaining selected individuals to serve as employees, directors, consultants and/or advisors who are expected to contribute to the Company’s success and to achieve long-term objectives that will benefit stockholders of the Company through the additional incentives inherent in the Awards hereunder.

2	DEFINITIONS

2.1 “Award” shall mean any Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award, Other Share-Based Award, Performance Award or any other right, interest or option relating to Shares or other property (including cash) granted pursuant to the provisions of the Plan.

2.2 “Award Agreement” shall mean any agreement, contract or other instrument or document evidencing any Award hereunder, whether in writing or through an electronic medium.

2.3 “Board” shall mean the board of directors of the Company.

2.4 “Board Approval Date” shall have the meaning set forth in Section 2.26.

2.5 “Change in Control” shall have the meaning set forth in Section 11.2.

2.6 “Code” shall mean the Internal Revenue Code of 1986, as amended.

2.7 “Committee” shall mean the Compensation and Human Capital Committee of the Board or a subcommittee thereof formed by the Compensation and Human Capital Committee to act as the Committee hereunder. The Committee shall consist of no fewer than two Directors, each of whom is (i) a “Non-Employee Director” within the meaning of Rule 16b-3 of the Exchange Act, and (ii) an “independent director” for purpose of the rules of the principal U.S. national securities exchange on which the Shares are traded, to the extent required by such rules.

2.8 “Consultant” shall mean any consultant or advisor or independent distributor who is a natural person and who provides services to the Company or any Subsidiary, so long as such person (i) renders bona fide services that are not in connection with the offer and sale of the Company’s securities in a capital-raising transaction, (ii) does not directly or indirectly promote or maintain a market for the Company’s securities and (iii) otherwise qualifies as a consultant under the applicable rules of the Securities and Exchange Commission for registration of shares of stock on a Form S-8 registration statement.

2.9 “Director” shall mean a non-employee member of the Board.

2.10 “Dividend Equivalents” shall have the meaning set forth in Section 12.5.

2.11 “Effective Date” shall have the meaning set forth in Section 13.16.

2.12 “Employee” shall mean any employee of the Company or any Subsidiary and any prospective employee conditioned upon, and effective not earlier than, such person becoming an employee of the Company or any Subsidiary.

2.13 “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

2.14 “Fair Market Value” shall mean, with respect to Shares as of any date, (i) the closing price of the Shares as reported on the principal U.S. national securities exchange on which the Shares are listed and traded on such date, or, if there is no closing price on that date, then on the last preceding date on which such a closing price was reported; (ii) if the Shares are not listed on any U.S. national securities exchange but are quoted in an inter-dealer quotation system on a last sale basis, the final ask price of the Shares reported on the inter-dealer quotation system for such date, or, if there is no such sale on such date, then on the last preceding date on which a sale was reported; or (iii) if the Shares are neither listed on a U.S. national securities exchange nor quoted on an inter-dealer quotation system on a last sale basis, the amount determined by the Committee in its sole discretion to be the fair market value of the Shares. The Fair Market Value of any property other than Shares shall mean the market value of such property determined by such methods or procedures as shall be established from time to time by the Committee. For avoidance of doubt, for tax purposes upon settlement of an Award, the fair market value of the Shares may be determined using such other methodology as may be required by applicable laws or as appropriate for administrative reasons.

2.15 “Incentive Stock Option” shall mean an Option which when granted is intended to qualify as an incentive stock option for purposes of Section 422 of the Code.

2.16 “Option” shall mean any right granted to a Participant under the Plan allowing such Participant to purchase Shares at such price or prices and during such period or periods as the Committee shall determine.

2.17 “Other Share-Based Award” shall have the meaning set forth in Section 8.1.

2.18 “Participant” shall mean an Employee, Director or Consultant who is selected by the Committee to receive an Award under the Plan.

2.19 “Payee” shall have the meaning set forth in Section 13.2.

2.20 “Performance Award” shall mean any Award of Performance Cash, Performance Shares or Performance Units granted pursuant to Article 9.

2.21 “Performance Cash” shall mean any cash incentives granted pursuant to Article 9 payable to the Participant upon the achievement of such performance goals as the Committee shall establish.

2.22 “Performance Period” shall mean the period established by the Committee during which any performance goals specified by the Committee with respect to a Performance Award are to be measured.

2.23 “Performance Share” shall mean any grant pursuant to Article 9 of a unit valued by reference to a designated number of Shares, which value may be paid to the Participant upon achievement of such performance goals as the Committee shall establish.

2.24 “Performance Unit” shall mean any grant pursuant to Article 9 of a unit valued by reference to a designated amount of cash or property other than Shares, which value may be paid to the Participant upon achievement of such performance goals during the Performance Period as the Committee shall establish.

2.25 “Permitted Assignee” shall have the meaning set forth in Section 12.3.

2.26 “Plan” shall mean the Company’s 2024 Omnibus Incentive Plan, as set forth herein in this Amended and Restated 2024 Omnibus Incentive Plan approved by the Board on March 30, 2026 (the “Board Approval Date”), as may be further amended from time to time.

2.27 “Prior Plan” shall mean the Company’s 2010 Omnibus Incentive Plan and its amendments.

2.28 “Restricted Stock” shall mean any Share issued with the restriction that the holder may not sell, transfer, pledge or assign such Share and with such other restrictions as the Committee, in its sole discretion, may impose, which restrictions may lapse separately or in combination at such time or times, in installments or otherwise, as the Committee may deem appropriate.

2.29 “Restricted Stock Award” shall have the meaning set forth in Section 7.1.

2.30 “Restricted Stock Unit” means an Award that is valued by reference to a Share, which value may be paid to the Participant in Shares or cash as determined by the Committee in its sole discretion upon the satisfaction of vesting restrictions as the Committee may establish, which restrictions may lapse separately or in combination at such time or times, in installments or otherwise, as the Committee may deem appropriate.

2.31 “Restricted Stock Unit Award” shall have the meaning set forth in Section 7.1.

2.32 “Shares” shall mean the shares of common stock of the Company.

2.33 “Stock Appreciation Right” shall mean the right granted to a Participant pursuant to Article 6.

2.34 “Subsidiary” shall mean any entity (other than the Company) in an unbroken chain of entities beginning with the Company if, at the relevant time each of the entities other than the last entity in the unbroken chain beneficially owns securities or interests representing 50% or more of the total combined voting power of all classes of securities or interests in one of the other entities in the chain. Notwithstanding the foregoing, for purposes of Incentive Stock Options granted hereunder, “Subsidiary” shall mean any “subsidiary corporation” as defined in Section 424(f) of the Code.

2.35 “Substitute Awards” shall mean Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, in each case by a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.

2.36 “Vesting Period” shall mean the period of time specified by the Committee during which vesting restrictions for an Award are applicable.

3	SHARES SUBJECT TO THE PLAN

3.1  Number of Shares.

(a) Subject to Section 3.1(b) below and to adjustment as provided in Section 12.2, as of the Effective Date, the aggregate number of Shares which may be issued or transferred pursuant to Awards under the Plan shall be equal to the sum of (i) 4,859,919 (which reflects an increase of 2,850,000 Shares from 2,009,919 Shares, the number of Shares authorized for issuance under the Plan upon its approval by the Company’s stockholders on May 29, 2025) plus (ii) the number of Shares which were available for issuance under the Prior Plan as of the initial approval of the Plan by the Company’s stockholders on June 5, 2024.

(b) If (i) any Shares subject to an Award are forfeited, an Award expires or an Award is settled for cash (in whole or in part), or (ii) any Shares subject to an award under the Prior Plan are forfeited, or an award under the Prior Plan expires or is settled for cash (in whole or in part), then in either case, the Shares subject to such Award or award under the Prior Plan shall, to the extent of such forfeiture, expiration or cash settlement, again be available for Awards under the Plan, in accordance with Section 3.1(d) below. In the event that withholding tax liabilities arising from an Award other than an Option or Stock Appreciation Right, or an award other than an option or stock appreciation right under the Prior Plan, are satisfied by the tendering of Shares (either actually or by attestation) or by the withholding of Shares by the Company, the Shares so tendered or withheld shall be added to the Shares available for Awards under the Plan in accordance with Section 3.1(d) below. Notwithstanding anything to the contrary contained herein, the following Shares shall not be added to the Shares authorized for grant under paragraph (a) of this Section: (i) Shares tendered by the Participant or withheld by the Company in payment of the purchase price of an Option or of an option granted under the Prior Plan, (ii) Shares tendered by the Participant or withheld by the Company to satisfy any tax withholding obligation with respect to Options or Stock Appreciation Rights or with respect to options or stock appreciation rights under the Prior Plan, (iii) Shares subject to a Stock Appreciation Right or to a stock appreciation right granted under the Prior Plan, in either case that are not issued in connection with its stock settlement on exercise thereof; and (iv) Shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Options or of options granted under the Prior Plan.

(c) Substitute Awards shall not reduce the Shares authorized for grant under the Plan, nor shall Shares subject to a Substitute Award again be available for Awards under the Plan to the extent of any forfeiture, expiration or cash settlement as provided in paragraph (b) above. Additionally, in the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan; provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Employees or Directors prior to such acquisition or combination.

(d) Any Share that again becomes available for grant pursuant to Section 3.1(b) shall be added back (i) as one Share if such Share was subject to any Award granted under the Plan or if such Share was subject to an option or stock appreciation right granted under the Prior Plan, and (ii) as 2.25 Shares if such Share was subject to an award other than an option or stock appreciation right granted under the Prior Plan.

3.2  Character of Shares. Any Shares issued hereunder may consist, in whole or in part, of authorized and unissued Shares, Shares held in treasury or Shares purchased in the open market or otherwise.

4	ELIGIBILITY AND ADMINISTRATION

4.1  Eligibility. Any Employee, Director or Consultant shall be eligible to be selected as a Participant.

4.2  Administration.

(a)  The Plan shall be administered by the Committee. The Committee shall have full power and authority, subject to the provisions of the Plan and subject to such orders or resolutions not inconsistent with the provisions of the Plan as may from time to time be adopted by the Board, to: (i) select the Employees, Directors and Consultants to whom Awards may from time to time be granted hereunder; (ii) determine the type or types of Awards to be granted to each Participant hereunder; (iii) determine the number of Shares (or dollar value) to be covered by each Award granted hereunder; (iv) determine the terms and conditions, not inconsistent with the provisions of the Plan, of any Award granted hereunder; (v) amend or modify any Award or waive any restrictions or conditions applicable to any Award or any Shares acquired pursuant thereto; (vi) accelerate, continue, or extend the exercisability or vesting of any Award or any Shares acquired pursuant thereto, including with respect to the period following termination of a Participant’s employment or services; (vii) determine whether, to what extent and under what circumstances Awards may be settled in cash, Shares or other property; (viii) determine whether, to what extent, and under what circumstances cash, Shares, other property and other amounts payable with respect to an Award made under the Plan shall be deferred either automatically or at the election of the Participant; (ix) determine whether, to what extent and under what circumstances any Award shall be canceled or suspended; (x) interpret and administer the Plan and any instrument or agreement entered into under or in connection with the Plan, including any Award Agreement; (xi) correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent that the Committee shall deem desirable to carry it into effect; (xii) establish such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; (xiii) make any adjustments or modifications to Awards granted to Participants who are working outside the United States and adopt any sub-plans as may be deemed necessary or advisable for participation of such Participants, to fulfill the purposes of the Plan and/or to comply with applicable local laws; (xiv) determine whether any Award, other than an Option or Stock Appreciation Right, will have Dividend Equivalents; and (xv) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.

(b) Decisions of the Committee shall be final, conclusive and binding on all persons or entities, including the Company, any Participant, and any Subsidiary. A majority of the members of the Committee may determine its actions, including fixing the time and place of its meetings.

(c) To the extent not inconsistent with applicable law or the rules and regulations of the principal U.S. national securities exchange on which the Shares are traded or with any charter of the Committee, the Committee may delegate to (i) a committee of one or more directors of the Company any of the authority of the Committee under the Plan, including the right to grant, cancel or suspend Awards and (ii) to the extent permitted by law, to one or more executive officers or a committee of executive officers the right to grant Awards to Employees who are not directors or executive officers of the Company and the authority to take action on behalf of the Committee pursuant to the Plan to cancel or suspend Awards to Employees who are not directors or executive officers of the Company.

5	OPTIONS

5.1   Grant of Options. Options may be granted hereunder to Participants either alone or in addition to other Awards granted under the Plan. Any Option shall be subject to the terms and conditions of this Article and to such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall deem desirable. In no event may Dividend Equivalents be granted with respect to Options.

5.2  Award Agreements. All Options shall be evidenced by a written Award Agreement in such form and containing such terms and conditions as the Committee shall determine which are not inconsistent with the provisions of the Plan. The terms and conditions of Options need not be the same with respect to each Participant. Granting an Option pursuant to the Plan shall impose no obligation on the recipient to exercise such Option. Any individual who is granted an Option pursuant to this Article may hold more than one Option granted pursuant to the Plan at the same time.

5.3  Option Price. Other than in connection with Substitute Awards, the option price per each Share purchasable under any Option granted pursuant to this Article shall not be less than 100% of the Fair Market Value of one Share on the date of grant of such Option; provided, however, that in the case of an Incentive Stock Option granted to a Participant who, at the time of the grant, owns stock representing more than 10% of the voting power of all classes of stock of the Company or any Subsidiary, the option price per share shall be no less than 110% of the Fair Market Value of one Share on the date of grant. Other than pursuant to Section 12.2, the Committee shall not without the approval of the Company’s stockholders (a) lower the option price per Share of an Option after it is granted, (b) cancel an Option in exchange for cash or another Award (other than in connection with a Change in Control as defined in Section 11.2), or (c) take any other action with respect to an Option that would be treated as a repricing under the rules and regulations of the principal U.S. national securities exchange on which the Shares are traded.

5.4   Option Term. The term of each Option shall be fixed by the Committee in its sole discretion; provided that no Option shall be exercisable after the expiration of ten years from the date the Option is granted, except in the event of death or disability; provided, however, that the term of the Option shall not exceed five years from the date the Option is granted in the case of an Incentive Stock Option granted to a Participant who, at the time of the grant, owns stock representing more than 10% of the voting power of all classes of stock of the Company or any Subsidiary.

5.5  Exercise of Options.

(a) Vested Options granted under the Plan shall be exercised by the Participant or by a Permitted Assignee thereof (or by the Participant’s executors, administrators, guardian or legal representative, as may be provided in an Award Agreement) as to all or part of the Shares covered thereby, by giving notice of exercise to the Company or its designated agent, specifying the number of Shares to be purchased. The notice of exercise shall be in such form, made in such manner, and shall comply with such other requirements consistent with the provisions of the Plan as the Committee may prescribe from time to time.

(b) Unless otherwise provided in an Award Agreement, full payment of the Option price shall be made at the time of exercise and shall be made (i) in cash or cash equivalents (including certified check, bank check or wire transfer of immediately available funds), (ii) by tendering previously acquired Shares (either actually or by attestation) valued at their then Fair Market Value, (iii) with the consent of the Committee, by delivery of other consideration having a Fair Market Value on the exercise date equal to the total purchase price, (iv) with the consent of the Committee, by withholding Shares otherwise issuable in connection with the exercise of the Option, (v) through any other method specified in an Award Agreement (including same-day sales through a broker), or (vi) any combination of any of the foregoing. The notice of exercise, accompanied by such payment, shall be delivered to the Company at its principal business office or such other office as the Committee may from time to time direct (including to a third-party brokerage firm if designated by the Company as its agent), and shall be in such form, containing such further provisions consistent with the provisions of the Plan, as the Committee may from time to time prescribe. In no event may any Option granted hereunder be exercised for a fraction of a Share.

(c) Notwithstanding the foregoing, unless otherwise set forth in an Award Agreement, if on the last day of the term of an Option the Fair Market Value of one Share exceeds the option price per Share, the Participant has not exercised the Option (or a tandem Stock Appreciation Right, if applicable) and the Option has not expired, the Option shall be deemed to have been exercised by the Participant on such day with payment made by withholding Shares otherwise issuable in connection with the exercise of the Option. In such event, the Company shall deliver to the Participant the number of Shares for which the Option was deemed exercised, less the number of Shares required to be withheld for the payment of the total purchase price and required withholding taxes; provided, however, any fractional Share shall be settled in cash.

5.6  Form of Settlement. In its sole discretion, the Committee may provide that the Shares to be issued upon an Option’s exercise shall be in the form of Restricted Stock or other similar securities, subject to compliance with Section 409A of the Code, if applicable.

5.7  Incentive Stock Options. The Committee may grant Incentive Stock Options to any employee of the Company or any Subsidiary, subject to the requirements of Section 422 of the Code. Solely for purposes of determining whether Shares are available for the grant of Incentive Stock Options under the Plan, the maximum aggregate number of Shares that may be issued pursuant to Incentive Stock Options granted under the Plan shall be 4,859,919 Shares, subject to adjustment as provided in Section 12.2.

6	STOCK APPRECIATION RIGHTS

6.1  Grant and Exercise. The Committee may provide Stock Appreciation Rights (a) in tandem with all or part of any Option granted under the Plan or at any subsequent time during the term of such Option, (b) in tandem with all or part of any Award (other than an Option) granted under the Plan or at any subsequent time during the term of such Award, or (c) without regard to any Option or other Award in each case upon such terms and conditions as the Committee may establish in its sole discretion.

6.2 Terms and Conditions. Stock Appreciation Rights shall be subject to such terms and conditions, not inconsistent with the provisions of the Plan, as shall be determined from time to time by the Committee (provided that in no event may Dividend Equivalent Rights be granted with respect to Stock Appreciation Rights), including the following:

(a) Upon the exercise of a Stock Appreciation Right, the holder shall have the right to receive the excess of (i) the Fair Market Value of one Share on the date of exercise (or such amount less than such Fair Market Value as the Committee shall so determine at any time during a specified period before the date of exercise) over (ii) the grant price of the Stock Appreciation Right.

(b) The Committee shall determine in its sole discretion whether payment on exercise of a Stock Appreciation Right shall be made in cash, in whole Shares or other property, or any combination thereof.

(c) The terms and conditions of Stock Appreciation Rights need not be the same with respect to each recipient.

(d) The Committee may impose such other terms and conditions on the exercise of any Stock Appreciation Right, as it shall deem appropriate. A Stock Appreciation Right shall (i) have a grant price per Share of not less than the Fair Market Value of one Share on the date of grant or, if applicable, on the date of grant of an Option with respect to a Stock Appreciation Right granted in exchange for or in tandem with, but subsequent to, the Option (subject to the requirements of Section 409A of the Code) except in the case of Substitute Awards or in connection with an adjustment provided in Section 12.2, and (ii) have a term not greater than ten years.

(e) Unless otherwise set forth in an Award Agreement, if on the last day of the term of a Stock Appreciation Right the Fair Market Value of one Share exceeds the grant price per Share of the Stock Appreciation Right, the Participant has not exercised the Stock Appreciation Right or the tandem Option (if applicable), and the Stock Appreciation Right has not expired, the Stock Appreciation Right shall be deemed to have been exercised by the Participant on such day. In such event, the Company shall make payment to the Participant in accordance with this Section, reduced by the number of Shares (or cash) required for withholding taxes; any fractional Share shall be settled in cash.

(f) Without the approval of the Company’s stockholders, other than pursuant to Section 12.2, the Committee shall not (i) reduce the grant price of any Stock Appreciation Right after the date of grant (ii) cancel any Stock Appreciation Right in exchange for cash or another Award (other than in connection with a Change in Control as defined in Section 11.2), or (iii) take any other action with respect to a Stock Appreciation Right that would be treated as a repricing under the rules and regulations of the principal U.S. national securities exchange on which the Shares are traded.

7	RESTRICTED STOCK AND RESTRICTED STOCK UNITS

7.1  Grants. Awards of Restricted Stock and of Restricted Stock Units may be issued hereunder to Participants either alone or in addition to other Awards granted under the Plan (a “Restricted Stock Award” or “Restricted Stock Unit Award” respectively), and such Restricted Stock Awards and Restricted Stock Unit Awards shall also be available as a form of payment of Performance Awards and other earned cash-based incentive compensation (subject to the requirements of Section 409A of the Code). The Committee has absolute discretion to determine whether any consideration (other than services) is to be received by the Company or any Subsidiary as a condition precedent to the issuance of Restricted Stock or Restricted Stock Units.

7.2  Award Agreements. The terms of any Restricted Stock Award or Restricted Stock Unit Award granted under the Plan shall be set forth in an Award Agreement which shall contain provisions determined by the Committee and not inconsistent with the Plan. The terms of Restricted Stock Awards and Restricted Stock Unit Awards need not be the same with respect to each Participant.

7.3  Rights of Holders of Restricted Stock and Restricted Stock Units. Unless otherwise provided in the Award Agreement, beginning on the date of grant of the Restricted Stock Award and subject to execution of the Award Agreement, the Participant shall become a stockholder of the Company with respect to all Shares subject to the Award Agreement and shall have all of the rights of a stockholder, including the right to vote such Shares and the right to receive distributions made with respect to such Shares. A Participant receiving a Restricted Stock Unit Award shall not possess voting rights with respect to such Award and shall not have any other rights of stockholder (other than the right to receive Dividend Equivalents, as set forth in Section 12.5, if so provided in the Award Agreement). Notwithstanding any provision of the Plan to the contrary, (a) any Shares or any other property (other than cash) distributed as a dividend or otherwise with respect to any Restricted Stock Award or the number of Shares covered by a Restricted Stock Unit Award as to which the restrictions have not yet lapsed shall be subject to the same restrictions as such Restricted Stock Award or Restricted Stock Unit Award; and (b) cash dividends with respect to any Restricted Stock Award, stock, and any other property distributed as a dividend or otherwise with respect to any Restricted Stock Award or the number of Shares covered by a Restricted Stock Unit Award shall be accumulated, shall be subject to restrictions and risk of forfeiture to the same extent as the Restricted Stock or Restricted Stock Units with respect to which such cash, Shares or other property has been distributed and shall be paid at the time such restrictions and risk of forfeiture lapse.

7.4 Issuance of Shares. Any Restricted Stock granted under the Plan may be evidenced in such manner as the Board may deem appropriate, including book-entry registration or issuance of a stock certificate or certificates, which certificate or certificates shall be held by the Company. Such certificate or certificates shall be registered in the name of the Participant and shall bear an appropriate legend referring to the restrictions applicable to such Restricted Stock.

8	OTHER SHARE-BASED AWARDS

8.1  Grants. Other Awards of Shares and other Awards that are valued in whole or in part by reference to, or are otherwise based on, Shares or other property (“Other Share-Based Awards”), including deferred stock units, may be granted hereunder to Participants either alone or in addition to other Awards granted under the Plan. Other Share-Based Awards shall also be available as a form of payment of other Awards granted under the Plan and other cash-based compensation.

8.2  Award Agreements. The terms of Other Share-Based Awards granted under the Plan shall be set forth in an Award Agreement which shall contain provisions determined by the Committee and not inconsistent with the Plan. The terms of such Awards need not be the same with respect to each Participant. Notwithstanding the provisions of this Section, any dividend equivalents, stock and other property distributed as a dividend or otherwise with respect to the number of Shares covered by an Other Share-Based Award shall be subject to restrictions and risk of forfeiture to the same extent as the Shares covered by the Other Share-Based Award with respect to which such cash, Shares or other property has been distributed.

8.3  Payment. Except as may be provided in an Award Agreement, Other Share-Based Awards may be paid in cash, Shares, other property, or any combination thereof, in the sole discretion of the Committee. Other Share-Based Awards may be paid in a lump sum or in installments or, in accordance with procedures established by the Committee, on a deferred basis subject to the requirements of Section 409A of the Code.

8.4  Deferral of Director Fees. Directors shall, if determined by the Board, receive Other Share-Based Awards in the form of deferred stock units in lieu of all or a portion of their annual retainer. In addition, Directors may elect to receive Other Share-Based Awards in the form of deferred stock units in lieu of all or a portion of their annual and committee retainers and annual meeting fees, provided that such election is made in accordance with the requirements of Section 409A of the Code. The Committee shall, in its absolute discretion, establish such rules and procedures as it deems appropriate for such elections and for the payment of the deferred stock units.

9	PERFORMANCE AWARDS

9.1  Grants. Performance Awards in the form of Performance Cash, Performance Shares or Performance Units, as determined by the Committee in its sole discretion, may be granted hereunder to Participants, for no consideration or for such minimum consideration as may be required by applicable law, either alone or in addition to other Awards granted under the Plan. The performance goals to be achieved for each Performance Period shall be conclusively determined by the Committee and may be based upon the criteria set forth in Section 10.2.

9.2  Award Agreements. The terms of any Performance Award granted under the Plan shall be set forth in an Award Agreement (or, if applicable, in a resolution duly adopted by the Committee) which shall contain provisions determined by the Committee and not inconsistent with the Plan, including whether such Awards shall have Dividend Equivalents. The terms of Performance Awards need not be the same with respect to each Participant.

9.3  Terms and Conditions. The performance criteria to be achieved during any Performance Period and the length of the Performance Period shall be determined by the Committee upon the grant of each Performance Award. The amount of the Award to be distributed shall be conclusively determined by the Committee.

9.4  Payment. Except as provided in Article 11 or as may be provided in an Award Agreement, Performance Awards will be distributed only after the end of the relevant Performance Period. Performance Awards may be paid in cash, Shares, other property, or any combination thereof, in the sole discretion of the Committee. Performance Awards may be paid in a lump sum or in installments following the close of the Performance Period or, in accordance with procedures established by the Committee, on a deferred basis subject to the requirements of Section 409A of the Code.

10	EXECUTIVE PERFORMANCE AWARD PROVISIONS

10.1 General. Unless the Committee determines otherwise at the time of grant, Awards (other than time-based Awards) granted to executive officers are intended to be subject to this Article 10.

10.2 Performance Criteria. To the extent that any Award subject to this Article 10 is a Performance Award or is otherwise subject to the achievement of performance goals, the lapsing of restrictions thereon and the vesting or distribution of cash, Shares or other property pursuant thereto, as applicable, shall be subject to the achievement of one or more performance goals established by the Committee, which shall be based on the attainment of specified levels of one or any combination of the following or on such other measures as determined appropriate by the Committee: net sales; revenue or product revenue; revenue growth or product revenue growth; operating income (before or after taxes); pre- or after-tax income or loss (before or after allocation of corporate overhead and bonus); earnings or loss per share; net income or loss (before or after taxes); return on equity; total stockholder return; return on assets or net assets; appreciation in and/or maintenance of the price of the Shares or any other publicly-traded securities of the Company; market share; gross profits; earnings or losses (including earnings or losses before taxes, before interest and taxes, or before interest, taxes, depreciation and amortization); economic value-added models or equivalent metrics; comparisons with various stock market indices; reductions in costs; cash flow or cash flow per share (before or after dividends); return on capital (including return on total capital or return on invested capital); cash flow return on investment; improvement in or attainment of expense levels or working capital levels, including cash, inventory and accounts receivable; operating margin; gross margin; year-end cash; cash margin; debt reduction; stockholders equity; operating efficiencies; market share; customer satisfaction; customer growth; employee satisfaction; regulatory achievements (including submitting or filing applications or other documents with regulatory authorities or receiving approval of any such applications or other documents and passing pre-approval inspections (whether of the Company or the Company’s third-party manufacturer) and validation of manufacturing processes (whether the Company’s or the Company’s third-party manufacturer’s)); strategic partnerships or transactions (including in-licensing and out-licensing of intellectual property; establishing relationships with commercial entities with respect to the marketing, distribution and sale of the Company’s products (including with group purchasing organizations, distributors and other vendors); supply chain achievements (including establishing relationships with manufacturers or suppliers of component materials and manufacturers of the Company’s products); and co-development, co-marketing, profit sharing, joint venture or other similar arrangements); financial ratios, including those measuring liquidity, activity, profitability or leverage; cost of capital or assets under management; financing and other capital-raising transactions (including sales of the Company’s equity or debt securities; factoring transactions; sales or licenses of the Company’s assets, including its intellectual property, whether in a particular jurisdiction or territory or globally; or through partnering transactions); implementation, completion or attainment of measurable objectives with respect to research, development, manufacturing, commercialization, products or projects, production volume levels, strategies and strategic objectives, acquisitions and divestitures; factoring transactions; recruiting and maintaining personnel; metrics related to distributors or customers; product subscription orders; distributor and customer retention rates; downloads or users of the Company’s digital applications, or other measures of the development, adoption or usage of such applications or of other digital or social initiatives. Such performance goals also may be based solely by reference to the Company’s performance or the performance of one or more Subsidiaries, divisions, business segments, business units or other sub-components of the Company, or based upon the relative performance of other companies or upon comparisons of any of the indicators of performance relative to other companies. The Committee may also exclude charges, accruals, revenue, income, gains, losses, and/or other impacts related to an event or occurrence (including the anticipation of such event or occurrence) which the Committee determines should appropriately be excluded, including, without limitation, (a) the effects of currency fluctuations; (b) restructurings, discontinued operations, extraordinary items, and other unusual, infrequent, non-recurring, or non-operational charges or events; (c) litigation, claim judgments, or settlements; (d) the discontinuation, disposal, or acquisition of a business, division, or asset; (e) asset write-downs; (f) stock dividends, stock splits, reverse stock splits, stock issuances, stock repurchases, or other actions involving the Company’s stock; (g) an event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management; (h) any or all items that are excluded from the calculation of non-GAAP earnings; or (i) the effects of changes in tax or accounting practices, assumptions, standards, or laws.

10.3 Adjustments. Notwithstanding any provision of the Plan (other than Article 11), with respect to any Restricted Stock Award, Restricted Stock Unit Award, Performance Award or Other Share-Based Award that is subject to this Article 10, the Committee may adjust downwards, but not upwards, the amount payable pursuant to such Award, and the Committee may not waive the achievement of the applicable performance goals except in the case of the death or disability of the Participant or as otherwise determined by the Committee in special circumstances. The Committee must certify, in writing, the amount of the Award for each Participant for such Performance Period before payment of the Award is made.

11	CHANGE IN CONTROL PROVISIONS

11.1 Assumption or Substitution of Certain Awards.

(a) To the extent provided in an Award Agreement, in the event of a Change in Control of the Company in which the successor company assumes or substitutes for an Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award or Other Share-Based Award (or in which the Company is the ultimate parent corporation and continues the Award), if a Participant’s employment with such successor company (or the Company) or a subsidiary thereof terminates within 24 months following such Change in Control (or such other period set forth in the Award Agreement, including prior thereto if applicable) and under the circumstances specified in the Award Agreement: (i) Options and Stock Appreciation Rights outstanding as of the date of such termination of employment will immediately vest, become fully exercisable, and may thereafter be exercised for 24 months (or the period of time set forth in the Award Agreement), (ii) the restrictions, limitations and other conditions applicable to Restricted Stock and Restricted Stock Units outstanding as of the date of such termination of employment shall lapse and the Restricted Stock and Restricted Stock Units shall become free of all restrictions, limitations and conditions and become fully vested, and (iii) the restrictions, limitations and other conditions applicable to any Other Share-Based Awards or any other Awards shall lapse, and such Other Share-Based Awards or such other Awards shall become free of all restrictions, limitations and conditions and become fully vested and transferable to the full extent of the original grant. For the purposes of this Section 11.1, an Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award or Other Share-Based Award shall be considered assumed or substituted for if following the Change in Control the Award confers the right to purchase or receive, for each Share subject to the Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award or Other Share-Based Award immediately prior to the Change in Control, the consideration (whether stock, cash or other securities or property) received in the transaction constituting a Change in Control by holders of Shares for each Share held on the effective date of such transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the transaction constituting a Change in Control is not solely common stock of the successor company, the Committee may, with the consent of the successor company, provide that the consideration to be received upon the exercise or vesting of an Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award or Other Share-Based Award, for each Share subject thereto, will be solely common stock of the successor company substantially equal in fair market value to the per Share consideration received by holders of Shares in the transaction constituting a Change in Control. The determination of such substantial equality of value of consideration shall be made by the Committee in its sole discretion and its determination shall be conclusive and binding.

(b) Unless otherwise provided in an Award Agreement, in the event of a Change in Control of the Company to the extent the successor company does not assume or substitute for an Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award or Other Share-Based Award (or in which the Company is the ultimate parent corporation and does not continue the Award), then immediately prior to the Change in Control: (i) those Options and Stock Appreciation Rights outstanding as of the date of the Change in Control that are not assumed or substituted for (or continued) shall immediately vest and become fully exercisable, (ii) restrictions, limitations and other conditions applicable to Restricted Stock and Restricted Stock Units that are not assumed or substituted for (or continued) shall lapse and the Restricted Stock and Restricted Stock Units shall become free of all restrictions, limitations and conditions and become fully vested, and (iii) the restrictions, other limitations and other conditions applicable to any Other Share-Based Awards or any other Awards that are not assumed or substituted for (or continued) shall lapse, and such Other Share-Based Awards or such other Awards shall become free of all restrictions, limitations and conditions and become fully vested and transferable to the full extent of the original grant.

(c) Notwithstanding the foregoing provisions of this Section 11.1, and unless otherwise provided in an Award Agreement or other agreement with the Company, the vesting of any performance-based award (whether upon a Change in Control if the Awards are not assumed or substituted for, or upon a qualifying termination of employment that follows a Change in Control) shall be subject to the attainment of the underlying performance goals and shall vest based on actual performance.

(d)  The Committee, in its discretion, may determine that, upon the occurrence of a Change in Control of the Company, each Option and Stock Appreciation Right outstanding shall terminate within a specified number of days after notice to the Participant, and/or that each Participant shall receive, with respect to each Share subject to such Option or Stock Appreciation Right, an amount equal to the excess of the Fair Market Value of such Share immediately prior to the occurrence of such Change in Control over the exercise price per Share of such Option and/or Stock Appreciation Right; such amount to be payable in cash, in one or more kinds of stock or property (including the stock or property, if any, payable in the transaction) or in a combination thereof, as the Committee, in its discretion, shall determine.

11.2 Change in Control. For purposes of the Plan, unless otherwise provided in an Award Agreement, “Change in Control” means the occurrence of any one of the following events; provided, however, that except with respect to paragraph (d) below, any definition of Change in Control in an Award Agreement may not provide that a Change in Control will occur until consummation or effectiveness of a change in control of the Company and may not provide that a Change in Control will occur upon the announcement, commencement, stockholder approval or other potential occurrence of any event or transaction that, if completed, would result in a change in control of the Company:

(a) During any 24-month period, individuals who, as of the beginning of such period, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the beginning of such period whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director;

(b) Any “person” (as such term is defined in the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board (“Company Voting Securities”); provided, however, that the event described in this paragraph (b) shall not be deemed to be a Change in Control by virtue of any of the following acquisitions: (i) by the Company or any Subsidiary, (ii) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, (iii) by any underwriter temporarily holding securities pursuant to an offering of such securities, (iv) pursuant to a Non-Qualifying Transaction, as defined in paragraph (c), or (v) by any person of Company Voting Securities from the Company, if a majority of the Incumbent Directors approves in advance the acquisition of beneficial ownership of 50% or more of Company Voting Securities by such person;

(c)  The consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company that requires the approval of the Company’s stockholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination: (i) more than 50% of the total voting power of (A) the corporation resulting from such Business Combination (the “Surviving Corporation”), or (B) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of at least 90% of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), is represented by Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination, (ii) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation), is or becomes the beneficial owner, directly or indirectly, of 50% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and (iii) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in (i), (ii) and (iii) above shall be deemed to be a “Non-Qualifying Transaction”); or

(d)  The stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or the consummation of a sale of all or substantially all of the Company’s assets.

12	GENERALLY APPLICABLE PROVISIONS

12.1 Amendment and Termination of the Plan. The Board may, from time to time, alter, amend, suspend or terminate the Plan as it shall deem advisable, subject to any requirement for stockholder approval imposed by applicable law, including the rules and regulations of the principal U.S. national securities exchange on which the Shares are traded; provided that the Board may not amend the Plan in any manner that would result in noncompliance with Rule 16b-3 of the Exchange Act; and further provided that the Board may not, without the approval of the Company’s stockholders, amend the Plan to (a) increase the number of Shares that may be the subject of Awards under the Plan (except for adjustments pursuant to Section 12.2), (b) expand the types of awards available under the Plan, (c) materially expand the class of persons eligible to participate in the Plan, (d) amend Section 5.3 or Section 6.2(f) to eliminate the requirements relating to minimum exercise price, minimum grant price and stockholder approval, or (e) increase the maximum permissible term of any Option specified by Section 5.4 or the maximum permissible term of a Stock Appreciation Right specified by Section 6.2(d). In addition, no amendments to, or termination of, the Plan shall impair the rights of a Participant in any material respect under any Award previously granted without such Participant’s consent, unless such amendments are, or Plan termination is, necessary or advisable to comply with applicable laws, as determined by the Committee.

12.2 Adjustments. In the event of any merger, reorganization, consolidation, recapitalization, dividend or distribution (whether in cash, shares or other property, other than a regular cash dividend), stock split, reverse stock split, spin-off or similar transaction or other change in corporate structure affecting the Shares or the value thereof, such adjustments and other substitutions shall be made to the Plan and to Awards as the Committee deems equitable or appropriate taking into consideration the accounting and tax consequences, including such adjustments in the aggregate number, class and kind of securities that may be delivered under the Plan, the maximum number of Shares that may be issued pursuant to Incentive Stock Options and, in the aggregate or to any Participant, in the number, class, kind and option price, grant price or exercise price of securities subject to outstanding Awards granted under the Plan (including, if the Committee deems appropriate, the substitution of similar options to purchase the shares of, or other awards denominated in the shares of, another company) as the Committee may determine to be appropriate; provided, however, that the number of Shares subject to any Award shall always be a whole number.

12.3 Transferability of Awards. Except as provided below, no Award and no Shares that have not been issued or as to which any applicable restriction, performance or deferral period has not lapsed, may be sold, assigned, transferred, pledged or otherwise encumbered, other than by will or the laws of descent and distribution, and such Award may be exercised during the life of the Participant only by the Participant or the Participant’s guardian or legal representative. To the extent permitted and under such terms and conditions as determined by the Committee, a Participant may assign or transfer an Award (each transferee thereof, a “Permitted Assignee”) to (i) the Participant’s spouse, children or grandchildren (including any adopted and step children or grandchildren), parents, grandparents or siblings, (ii) to a trust for the benefit of one or more of the Participant or the persons referred to in clause (i), (iii) to a partnership, limited liability company or corporation in which the Participant or the persons referred to in clause (i) are the only partners, members or shareholders or (iv) for charitable donations; provided that such Permitted Assignee shall be bound by and subject to all of the terms and conditions of the Plan and the Award Agreement relating to the transferred Award and shall execute an agreement satisfactory to the Company evidencing such obligations; and provided further that such Participant shall remain bound by the terms and conditions of the Plan. The Company shall cooperate with any Permitted Assignee and the Company’s transfer agent in effectuating any transfer permitted under this Section.

12.4 Termination of Employment or Services. The Committee shall determine and set forth in each Award Agreement whether any Awards granted in such Award Agreement will continue to be exercisable, continue to vest or be earned and the terms of such exercise, vesting or earning, on and after the date that a Participant ceases to be employed by or to provide services to the Company or any Subsidiary (including as a Director), whether by reason of death, disability, voluntary or involuntary termination of employment or services, or otherwise. The date of termination of a Participant’s employment or services will be determined by the Committee, which determination will be final.

12.5 Deferral; Dividend Equivalents. The Committee shall be authorized to establish procedures pursuant to which the payment of any Award may be deferred. Subject to the provisions of the Plan and any Award Agreement, the recipient of an Award other than an Option or Stock Appreciation Right may, if so determined by the Committee, be entitled to receive, currently or on a deferred basis, amounts equivalent to cash, stock or other property dividends on Shares (“Dividend Equivalents”) with respect to the number of Shares covered by the Award, as determined by the Committee, in its sole discretion. The Committee may provide that the Dividend Equivalents (if any) shall be deemed to have been reinvested in additional Shares or otherwise reinvested, provided that in all cases any Dividend Equivalents shall be subject to the same vesting or performance conditions as the underlying Award. Notwithstanding any provision of the Plan to the contrary, in no event shall any Award provide for the payment of dividends or Dividend Equivalents in any form prior to the vesting of such Award or applicable portion thereof.

13	MISCELLANEOUS

13.1 Award Agreements. Each Award Agreement shall either be (a) in a written form approved by the Committee and executed by the Company by an officer duly authorized to act on its behalf, or (b) in an electronic form approved by the Committee and recorded by the Company (or its designee) in an electronic recordkeeping system used for the purpose of tracking one or more types of Awards, as the Committee may provide; in each case and if required by the Committee, the Award Agreement shall be executed or otherwise electronically accepted by the recipient of the Award in such form and manner as the Committee may require. The Committee may authorize any officer of the Company to execute any or all Award Agreements on behalf of the Company. The Award Agreement shall set forth the material terms and conditions of the Award as established by the Committee consistent with the provisions of the Plan.

13.2  Tax Withholding. The Company shall have the right to make all payments or distributions pursuant to the Plan to a Participant (or a Permitted Assignee thereof) (any such person, a “Payee”) net of any applicable federal, state, local and non-U.S. taxes, as well as any social insurance or social security contributions and any other applicable taxes or charges required to be paid or withheld as a result of (a) the grant of any Award, (b) the exercise of an Option or Stock Appreciation Right, (c) the delivery of Shares or cash, (d) the lapse of any restrictions in connection with any Award or (e) any other event occurring pursuant to the Plan. The Company or any Subsidiary shall have the right to withhold from wages or other amounts otherwise payable to such Payee such withholding taxes as may be required by law, or to otherwise require the Payee to pay such withholding taxes. If the Payee shall fail to make such tax payments as are required, the Company or its Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to such Payee or to take such other action as may be necessary to satisfy such withholding obligations. The Committee shall be authorized to establish procedures for election by Participants to satisfy such obligation for the payment of such taxes by tendering previously acquired Shares (either actually or by attestation, valued at their then Fair Market Value), or by directing the Company to retain Shares (up to the rate that will not cause an adverse accounting consequence or cost, including pursuant to ASC Topic 718, as applicable) otherwise deliverable in connection with the Award.

13.3 Right of Discharge Reserved; Claims to Awards. Nothing in the Plan nor the grant of an Award hereunder shall confer upon any Employee, Director or Consultant the right to continue in the employment or service of the Company or any Subsidiary or affect any right that the Company or any Subsidiary may have to terminate the employment or service of (or to demote or to exclude from future Awards under the Plan) any such Employee, Director or Consultant at any time for any reason. Except as specifically provided by the Committee, the Company shall not be liable for the loss of existing or potential profit from an Award granted in the event of termination of an employment or other relationship. No Employee, Director or Consultant shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Employees, Directors or Consultants under the Plan.

13.4 Substitute Awards. Notwithstanding any other provision of the Plan, the terms of Substitute Awards may vary from the terms set forth in the Plan to the extent the Committee deems appropriate to conform, in whole or in part, to the provisions of the awards in substitution for which they are granted.

13.5 Cancellation of Award; Forfeiture of Gain. Notwithstanding anything to the contrary contained herein, to the maximum extent permitted under applicable law, an Award shall be canceled if the Participant, without the consent of the Company, while employed by or providing services to the Company or any Subsidiary or after termination of such employment or service, violates a non-competition, non-solicitation or non-disclosure covenant or agreement or otherwise engages in activity that is in conflict with or adverse to the interest of the Company or any Subsidiary (including conduct contributing to any financial restatements or financial irregularities), as determined by the Committee in its sole discretion. The Committee may provide in an Award Agreement that if within the time period specified in the Agreement the Participant establishes a relationship with a competitor or engages in an activity referred to in the preceding sentence, the Participant will forfeit any gain realized on the vesting or exercise of the Award and must repay such gain to the Company.

13.6 Clawback. Notwithstanding any other provision of the Plan, all compensation awarded under the Plan and the Prior Plan is subject to recovery or other penalties pursuant to or to facilitate compliance with (i) any clawback policy of the Company, as may be adopted or amended from time to time, including, without limitation, the Nu Skin Enterprises, Inc. Executive Officer Incentive Compensation Recovery Policy (the “Recovery Policy”), (ii) any clawback provision set forth in an applicable Award Agreement; and (iii) any applicable law, rule, regulation, or stock exchange rule or listing standard, including, without limitation, Section 304 of the Sarbanes-Oxley Act of 2002. Further, if the Company is required to prepare an Accounting Restatement as defined in the Recovery Policy, the Recovery Policy shall apply to the fullest extent required by applicable law, rule, regulation, or stock exchange rule or listing standard, and in such case or in any other circumstances determined appropriate by the Committee, the Committee may terminate any Awards granted hereunder or under the Prior Plan and/or require any Participant to reimburse the Company the amount of any payment or benefit received with respect to any Awards granted hereunder or under the Prior Plan to the extent that the Participant has received any incentive-based compensation that would not have been earned or accrued after giving effect to the Accounting Restatement, as determined by the Committee or required by the Recovery Policy. By accepting an Award hereunder, the Participant agrees to such recovery or other penalties.

13.7 Director Compensation. Notwithstanding any other provision of the Plan to the contrary, the aggregate grant date fair value (computed as of the date of grant in accordance with applicable financial accounting rules) of all Awards and all cash compensation, whether granted under the Plan or otherwise, granted to any Director during any single calendar year shall not exceed $750,000.

13.8 Minimum Vesting. Notwithstanding any other provision of the Plan to the contrary, and except as set forth in this Section 13.8, all Awards granted under the Plan shall have a minimum vesting period of one year measured from the date of grant; provided, however, that up to 5% of the available Shares authorized for issuance under the Plan may be granted under Awards that vest (in full or in part) in less than one year from their date of grant (the “5% Basket”). Nothing in this Section 13.8 shall limit the Company’s ability to grant Awards that contain rights to accelerated vesting on a termination of employment or service (or to otherwise accelerate vesting), or limit any rights to accelerated vesting in connection with a Change in Control of the Company (in accordance with Section 11.1), and such vesting shall not count against the 5% Basket. In addition, the minimum vesting requirement set forth in this Section 13.8 shall not apply to (i) Substitute Awards, (ii) Awards granted to Directors which vest on the earlier of the one-year anniversary of the date of grant and the next annual meeting of the Company’s stockholders (which is at least 50 weeks after the immediately preceding year’s annual meeting) or (iii) Performance Cash Awards that are denominated and settled solely in cash, and shall not limit the adjustment provisions of Section 12.2.

13.9 Stop Transfer Orders. All certificates for Shares delivered under the Plan pursuant to any Award shall be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Shares are then listed, and any applicable federal or state securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

13.10 Nature of Payments. All Awards made pursuant to the Plan are in consideration of services performed or to be performed for the Company or any Subsidiary, division or business unit of the Company. Any income or gain realized pursuant to Awards under the Plan constitutes a special incentive payment to the Participant and shall not be taken into account, to the extent permissible under applicable law, as compensation for purposes of any of the employee benefit plans of the Company or any Subsidiary except as may be determined by the Committee or by the Board or board of directors of the applicable Subsidiary.

13.11 Other Plans. Nothing contained in the Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

13.12  Severability. The provisions of the Plan shall be deemed severable. If any provision of the Plan shall be held unlawful or otherwise invalid or unenforceable in whole or in part by a court of competent jurisdiction or by reason of change in a law or regulation, such provision shall (a) be deemed limited to the extent that such court of competent jurisdiction deems it lawful, valid and/or enforceable and as so limited shall remain in full force and effect, and (b) not affect any other provision of the Plan or part thereof, each of which shall remain in full force and effect. If the making of any payment or the provision of any other benefit required under the Plan shall be held unlawful or otherwise invalid or unenforceable by a court of competent jurisdiction, such unlawfulness, invalidity or unenforceability shall not prevent any other payment or benefit from being made or provided under the Plan, and if the making of any payment in full or the provision of any other benefit required under the Plan in full would be unlawful or otherwise invalid or unenforceable, then such unlawfulness, invalidity or unenforceability shall not prevent such payment or benefit from being made or provided in part, to the extent that it would not be unlawful, invalid or unenforceable, and the maximum payment or benefit that would not be unlawful, invalid or unenforceable shall be made or provided under the Plan.

13.13 Construction. As used in the Plan, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

13.14 Unfunded Status of the Plan. The Plan is intended to constitute an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company. In its sole discretion, the Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver the Shares or payments in lieu of or with respect to Awards hereunder; provided, however, that the existence of such trusts or other arrangements is consistent with the unfunded status of the Plan.

13.15 Governing Law. The Plan and all determinations made and actions taken thereunder, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of Utah, without reference to principles of conflict of laws, and construed accordingly.

13.16  Effective Date of Plan; Termination of Plan. The Plan, as amended and restated by the Board (subject to stockholder approval) on the Board Approval Date, shall be effective on the date of the approval of the Plan by the holders of the Shares entitled to vote at the Company’s 2026 Annual Meeting of Stockholders (the “Effective Date”). Awards may be granted under the Plan at any time and from time to time on or prior to the tenth anniversary of the Effective Date, on which date the Plan will expire except as to Awards then outstanding under the Plan; provided that in no event may an Incentive Stock Option be granted more than ten years after the earlier of (i) the Board Approval Date or (ii) the Effective Date. Such outstanding Awards shall remain in effect until they have been exercised or terminated or have expired. For the avoidance of doubt, if the Plan as amended and restated by the Board (subject to stockholder approval) on the Board Approval Date is not approved by the stockholders as described above, then the version of the Plan in effect immediately prior to such stockholder vote shall continue to operate and control according to its terms.

13.17 Foreign Employees and Consultants. Awards may be granted to Participants who are foreign nationals or employed or providing services outside the United States, or both, on such terms and conditions different from those applicable to Awards to Employees or Consultants providing services in the United States as may, in the judgment of the Committee, be necessary or desirable in order to recognize differences in local law or tax policy. The Committee also may impose conditions on the exercise or vesting of Awards in order to minimize the Company’s obligation with respect to tax equalization for Employees or Consultants on assignments outside their home country.

13.18 Compliance with Section 409A of the Code. Awards under the Plan are intended to be exempt from or comply with Section 409A of the Code and shall be construed, interpreted and administered in accordance with such intent. To the extent that an Award or the payment, settlement or deferral thereof is subject to Section 409A of the Code, the Award shall be granted, paid, settled or deferred in a manner that will comply with Section 409A of the Code, including regulations or other guidance issued with respect thereto, except as otherwise determined by the Committee. Any provision of this Plan that would cause the grant of an Award or the payment, settlement or deferral thereof to fail to satisfy Section 409A of the Code shall be amended to comply with Section 409A of the Code on a timely basis, which may be made on a retroactive basis, in accordance with regulations and other guidance issued under Section 409A of the Code to the extent such amendment is determined appropriate by the Committee, in each case without the consent of or notice to the Participant. No payment that constitutes deferred compensation under Section 409A of the Code that would otherwise be made under the Plan or an Award Agreement upon a Participant’s termination of employment will be made or provided unless and until such termination is also a “separation from service,” as determined in accordance with Section 409A of the Code. Further, notwithstanding anything to the contrary in the Plan or an Award Agreement, (a) if a Participant is a “specified employee” within the meaning of Section 409A of the Code at the time of termination of employment with respect to an Award, then solely to the extent necessary to avoid the imposition of any additional tax under Section 409A of the Code, the commencement of any payments or benefits under the Award shall be delayed to the extent required by Code Section 409A(a)(2)(B)(i); and (b) to the extent required under Section 409A of the Code in order to make payment of an Award upon a Change in Control, the applicable transaction or event described in Section 11.2 must qualify as a change in the ownership or effective control of the Company or as a change in the ownership of a substantial portion of the assets of the Company pursuant to Section 409A(a)(2)(A)(v) of the Code, and if it does not, then unless otherwise specified in the applicable Award Agreement, payment of such Award will be made on the Award’s original payment schedule or, if earlier, upon the death of the Participant. Although the Company may attempt to avoid adverse tax treatment under Section 409A of the Code, the Company makes no representation to that effect and expressly disavows any covenant to maintain favorable or avoid unfavorable tax treatment. The Company shall be unconstrained in its corporate activities without regard to the potential negative tax impact on holders of Awards under the Plan.

13.19 No Registration Rights; No Right to Settle in Cash. The Company has no obligation to register with any governmental body or organization (including, without limitation, the Securities and Exchange Commission ) any of (a) the offer or issuance of any Award, (b) any Shares issuable upon the exercise of any Award, or (c) the sale of any Shares issued upon exercise of any Award, or to take any actions to comply with applicable laws and regulations regardless of whether the Company in fact undertakes to register any of the foregoing or comply with such laws or regulations. In particular, in the event that any of (x) any offer or issuance of any Award, (y) any Shares issuable upon exercise of any Award, or (z) the sale of any Shares issued upon exercise of any Award are not registered with any governmental body or organization (including, without limitation, the SEC), or if the Company is otherwise not able to issue Shares in compliance with applicable laws and regulations, then the Company shall be relieved from any liability for failure to issue or transfer Shares and the Company will not under any circumstance be required to settle its obligations, if any, under this Plan in cash.

13.20 Captions. The captions in the Plan are for convenience of reference only, and are not intended to narrow, limit or affect the substance or interpretation of the provisions contained herein.

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Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945 Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. :INTERNET/MOBILE – www.proxypush.com/NUS Use the Internet to vote your proxy until 11:59 p.m. (MDT) on May 27, 2026. (PHONE – 1-866-883-3382 Use a touch-tone telephone to vote your proxy until 11:59 p.m. (MDT) on May 27, 2026. *MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided. If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card. The Board of Directors recommends a vote “FOR” each director nominee listed in Proposal 1 and “FOR” Proposals 2, 3 and 4. 1. Election of directors: a. Emma S. Battle b. Daniel W. Campbell c. Steven J. Lund d. Ryan S. Napierski e. Laura Nathanson FOR AGAINST ABSTAIN f. Thomas R. Pisano g. James M. Winett h. Edwina D. Woodbury i. Mark A. Zorko 2. Advisory approval of our executive compensation For Against Abstain 3. Approval of our Amended and Restated 2024 Omnibus Incentive Plan For Against Abstain 4. Ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2026 For Against Abstain THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS. Address Change? Mark box, sign, and indicate changes below: Date Signature(s) in Box Please sign exactly as your name(s) appears on the Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

Nu Skin Enterprises, Inc. ANNUAL MEETING OF STOCKHOLDERS Thursday, May 28, 2026 11:00 a.m., Mountain Daylight Time Nu Skin Enterprises, Inc. Headquarters 75 West Center Street Provo, Utah 84601  proxy This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 28, 2026. The shares of stock you hold in your account will be voted as you specify on the reverse side. If no choice is specified, the proxy will be voted “FOR” each director nominee listed in Proposal 1 and “FOR” Proposals 2, 3 and 4. The proxy will be voted in the proxy holders’ discretion with respect to any other matters that may properly come before the meeting. By signing the proxy, you revoke all prior proxies and appoint Steven J. Lund and Ryan S. Napierski, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and as more fully described in the proxy statement, and on any other matters which may come before the Annual Meeting and all adjournments or postponements thereof. This proxy shall also be valid at the Annual Meeting if the Annual Meeting’s date, time or location is changed or if the Annual Meeting is held by remote communication. See reverse for voting instructions.